   As filed with the Securities and Exchange Commission on February 1, 2001
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington D.C. 20549

                                ---------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                                ---------------
                             MICROSOFT CORPORATION
            (Exact name of registrant as specified in its charter)

                                ---------------

            Washington                              7372                            91-1144442
   (State or other jurisdiction         (Primary Standard Industrial             (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)            Identification No.)

                               One Microsoft Way
                        Redmond, Washington 98052-6399
                                (425) 882-8080
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                                ---------------
                                 John Seethoff
               Associate General Counsel, Finance and Operations
                               One Microsoft Way
                        Redmond, Washington 98052-6399
                                (425) 882-8080
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                  Copies to:

                                                                    Richard B. Dodd
                 Timothy S. Hearn                              Christopher H. Cunningham
               Dorsey & Whitney LLP                            Preston Gates & Ellis LLP
              220 South Sixth Street                          701 Fifth Avenue, Suite 5000
        Minneapolis, Minnesota 55402-1498                    Seattle, Washington 98104-7078
                  (612) 340-2600                                     (206) 623-7580

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]__________

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------
---------------------------------------------------------------------------------
 Title of Each Class of                     Proposed Maximum
    Securities to Be         Amount to     Aggregate Offering      Amount of
       Registered         be Registered(1)      Price(2)      Registration Fee(3)
---------------------------------------------------------------------------------
Common Stock, $0.0000125
 par value per share...      25,792,235    $1,727,273,737.66      $431,818.43
---------------------------------------------------------------------------------
---------------------------------------------------------------------------------

(1) Represents maximum number of shares of Microsoft common stock issuable in the merger, using an exchange ratio of 1.1.
(2) Based on 23,447,486 shares of common stock, par value $.01 per share, of Great Plains Software, Inc., which is the maximum number of shares of Great Plains common stock that may be outstanding immediately prior to the consummation of the transaction.
(3) Pursuant to Rules 457(f)(1) and 457(c) under the Securities Act of 1933, as amended, the registration fee has been calculated based on a price of $66.96875 per share of common stock of Great Plains (the average of the high and low price per share of common stock of Great Plains as reported on the Nasdaq National Market on February 1, 2001), and the maximum number of shares of such common stock that may be outstanding immediately prior to the consummation of the transactions contemplated hereby as set forth in footnote 2 above.

                                ---------------
   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                             [LOGO OF GREAT PLAINS]

Dear Shareholder:

   We invite you to attend a special meeting of Great Plains' shareholders,
which will be held on [      ], 2001, at 9 a.m. Central time, at [      ]. At
the meeting, shareholders will be asked to approve a merger agreement that will combine Great Plains with Microsoft Corporation. In the merger, you will be entitled to receive 1.1 shares of Microsoft common stock for each share of Great Plains common stock you own. Microsoft's common stock is traded on the Nasdaq Stock Market under the symbol MSFT.

   Thank you in advance for participating in this important shareholder vote. To vote, please complete, sign and date the enclosed proxy card and return it in the enclosed postage-paid envelope or you may vote your shares using a toll-free telephone number or over the Internet, using instructions provided on the proxy card. If you attend the meeting, you may vote in person if you wish, even if you have previously voted.

   YOUR VOTE IS VERY IMPORTANT. The merger cannot be completed unless the holders of at least a majority of the outstanding shares of Great Plains common
stock as of [     ], 2001, the record date, approve the merger agreement. Your vote is important because failing to vote will have the effect of voting against the merger agreement.

   The Great Plains board of directors has approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement. The board of directors has determined that the merger is advisable and fair to, and in the best interests of, Great Plains and its shareholders. Great Plains' board of directors also believes that the merger provides additional opportunities and potential benefits for Great Plains team members, channel partners and customers.

   Attached is a notice of special meeting to shareholders and a proxy statement/prospectus, which describes the merger in detail. For your convenience, the first three, blue-colored pages of the proxy statement/prospectus contain frequently asked questions and related answers about the proposed merger. Please review the proxy statement/prospectus carefully. In particular, you should carefully consider the discussion in the section entitled "Risk Factors" beginning on page 15.

   If you would like assistance in completing your proxy card, or if you have any questions about the procedure for voting your shares described in the attached proxy statement/prospectus, please contact Great Plains Investor Relations at (701) 281-6780.

   We look forward to seeing many of you on [           ], 2001. And, to all
Great Plains shareholders, we thank you for your support along our journey of delivering on the Great Plains mission of improving the lives and business success of partners and customers.

   This proxy statement of Great Plains and prospectus of Microsoft is dated
[      ], 2001 and is first being mailed to Great Plains shareholders on or
about [      ], 2001.

                                         Sincerely,

                                         Douglas J. Burgum
                                         Chairman and Chief Executive Officer

                                         /s/ Douglas J. Burgum



    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Microsoft common stock to be issued in connection with the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

                             [LOGO OF GREAT PLAINS]

                             1701 S.W. 38th Street
                           Fargo, North Dakota 58103

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                               ----------------

To the shareholders of Great Plains Software, Inc.:

   We will hold a special meeting of shareholders of Great Plains Software,
Inc. on [      ], 2001, at 9 a.m. Central time, at [    ], for the following
purpose:

     To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of December 21, 2000, among Microsoft Corporation, Rubicon Acquisition Corporation, a wholly owned subsidiary of Microsoft, and Great Plains and the transactions contemplated thereby. Under the merger agreement, Great Plains will become a wholly owned subsidiary of Microsoft and each outstanding share of Great Plains common stock (other than dissenters' shares) will be converted into the right to receive 1.1 shares of Microsoft common stock. This proposal is more fully described in the attached proxy statement/prospectus, which you should read carefully.

   We will conduct no other business at the Great Plains shareholders' special meeting except business that may be properly brought before the special meeting and that is within the purpose described above.

   We cannot complete the merger unless the holders of a majority of the shares of Great Plains common stock outstanding on the record date vote to approve the merger agreement. Holders of Great Plains common stock are entitled to assert dissenters' rights with respect to the merger under chapter 302A of the Minnesota Business Corporation Act.

   All holders of record of Great Plains common stock at the close of business
on [      ], 2001, the record date for the special meeting, are entitled to vote at the special meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors
                                          of Great Plains Software, Inc.

                                          /s/ Bradley J. Burgum
                                          Bradley J. Burgum
                                          Secretary

Fargo, North Dakota
[      ], 2001


 Whether or not you plan to attend the meeting, please complete, sign and date the enclosed proxy card and mail it promptly in the postage-paid envelope provided. You can revoke your proxy at any time before it is voted.

                           PROXY STATEMENT/PROSPECTUS

                                    CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MICROSOFT/GREAT PLAINS MERGER.............   1
SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS................................   4
SUMMARY OF THE TRANSACTION................................................   6
  The merger..............................................................   6
  Great Plains' reasons for the merger; recommendation of Great Plains'
   board of directors.....................................................   6
  Merger consideration....................................................   6
  Treatment of options....................................................   6
  Treatment of employee stock plans and other benefit plans...............   6
  Opinion of Great Plains' financial advisor..............................   7
  Great Plains special meeting............................................   7
  Votes required for approval.............................................   7
  Conditions to completion of the merger..................................   7
  No other negotiations involving Great Plains............................   8
  Termination of the merger agreement.....................................   8
  Termination fees........................................................   9
  Great Plains management voting agreements...............................   9
  Interests of Great Plains' directors, executive officers and certain
   employees in the merger................................................   9
  Restrictions on the ability to sell Microsoft stock.....................  10
  Tax consequences of the merger..........................................  10
  Accounting treatment of the merger......................................  10
  Regulatory approvals required to complete the merger....................  10
  Dissenters' rights......................................................  10
  Differences in rights of Great Plains and Microsoft shareholders........  11
  Comparative market price information....................................  11
SELECTED FINANCIAL DATA OF MICROSOFT AND GREAT PLAINS.....................  12
COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA.............  14
RISK FACTORS..............................................................  15
  Risks related to the merger.............................................  15
  Risks related to Microsoft's business...................................  16
COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION..........................  20
THE GREAT PLAINS SPECIAL MEETING..........................................  22
  Date, time, place and purpose of Great Plains' special meeting..........  22
  Record date; outstanding shares; shares entitled to vote................  22
  Quorum; vote required...................................................  22
  Recommendation of Great Plains' board of directors......................  22
  Voting of proxies.......................................................  22
  Voting electronically via Internet or telephone.........................  23
  How to revoke your proxy................................................  23
  Share ownership of management...........................................  23
  Abstentions and broker nonvotes.........................................  23
  Expenses of proxy solicitation..........................................  24
  Dissenters' rights......................................................  24
  Accountants.............................................................  24
THE MERGER................................................................  25
  Background of the merger................................................  25
  Great Plains' reasons for the merger....................................  26
  Recommendation of Great Plains' board of directors......................  28

                                                                            Page
                                                                            ----
  Opinion of Great Plains' financial advisor..............................   28
  Microsoft's reasons for the merger......................................   35
  Structure of the merger; completion and effectiveness of the merger.....   36
  Merger consideration; conversion of Great Plains common stock...........   36
  Treatment of options and employee stock purchase and benefit plans......   37
  Interests of Great Plains' directors, executive officers and certain
   employees in the merger................................................   37
  Restrictions on sales by affiliates of Great Plains and Microsoft.......   39
  Material United States federal income tax consequences of the merger....   39
  Accounting treatment of the merger......................................   41
  Regulatory filings and approvals required to complete the merger........   41
  Exchange of Great Plains stock certificates for Microsoft stock
   certificates...........................................................   41
  Listing of Microsoft common stock; delisting and deregistration of Great
   Plains common stock....................................................   42
  Operations after the merger.............................................   42
THE MERGER AGREEMENT......................................................   43
  Conditions to completion of the merger..................................   43
  Representations and warranties..........................................   44
  Conduct of business before closing of the merger........................   45
  Exclusivity.............................................................   47
  Termination of the merger agreement.....................................   47
  Termination fees........................................................   48
  Extension; waiver.......................................................   49
  Amendments..............................................................   49
RELATED AGREEMENTS........................................................   50
  Great Plains management voting agreements...............................   50
  Affiliate letters.......................................................   50
COMPARISON OF RIGHTS OF HOLDERS OF GREAT PLAINS COMMON STOCK AND MICROSOFT
 COMMON STOCK.............................................................   51
  Anti-Takeover Legislation...............................................   51
  Directors' Standard of Care and Personal Liability......................   53
  Limitation or Elimination of Directors' Personal Liability..............   53
  Indemnification.........................................................   54
  Shareholder Voting......................................................   54
  Appraisal Rights in Connection with Corporate Reorganizations and Other
   Actions................................................................   55
  Cumulative Voting for Directors.........................................   55
  Conflicts of Interest...................................................   55
  Classified Board of Directors...........................................   55
  Removal of Director.....................................................   56
  Vacancies on Board of Directors.........................................   56
  Annual Meetings of Shareholders.........................................   56
  Special Meetings of Shareholders........................................   56
  Voluntary Dissolution...................................................   57
  Involuntary Dissolution.................................................   57
  Inspection of Shareholder Lists.........................................   57
  Amendment of the Bylaws.................................................   57
  Amendment of the Articles...............................................   57
  Proxies.................................................................   58
  Preemptive Rights.......................................................   58
  Dividends...............................................................   58
  Shareholders' Action Without a Meeting..................................   58
  Stock Repurchases.......................................................   58
RIGHTS OF DISSENTING GREAT PLAINS SHAREHOLDERS............................   59

                                                                          Page
                                                                          ----
  Who may exercise appraisal rights......................................  59
  Requirements for exercising appraisal rights...........................  59
  Appraisal procedure....................................................  60
SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS, MANAGEMENT AND DIRECTORS OF
 GREAT PLAINS............................................................  62
LEGAL MATTERS............................................................  64
EXPERTS..................................................................  64
SHAREHOLDER PROPOSALS....................................................  64
DOCUMENTS INCORPORATED BY REFERENCE INTO THIS PROXY
 STATEMENT/PROSPECTUS....................................................  65
WHERE YOU CAN FIND MORE INFORMATION......................................  66
STATEMENTS REGARDING FORWARD-LOOKING INFORMATION.........................  66
ANNEXES
  ANNEX A--Agreement and Plan of Reorganization
  ANNEX B--Opinion of Goldman, Sachs & Co.
  ANNEX C--Minnesota Dissenters' Rights Statutes

                      REFERENCE TO ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates important business and financial information about Microsoft and Great Plains from documents that are not included in or delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Microsoft or Great Plains, as the case may be, at the following addresses and telephone numbers:

      Microsoft Corporation                 Great Plains Software, Inc.

      One Microsoft Way                     1701 S.W. 38th Street

      Redmond, Washington 98052             Fargo, North Dakota 58103

      Phone: (800) 285-7772                 Phone: (701) 281-6780

      Attention: Investor Relations         Attention: Pam Kloster, Investor
                                            Relations

      Email: msft@microsoft.com             Email: pam.kloster@greatplains.com

      Fax: (425) 936-8000                   Fax: (701) 492-1018

         QUESTIONS AND ANSWERS ABOUT THE MICROSOFT/GREAT PLAINS MERGER

Q: What is the merger?

  A: In the merger a wholly owned subsidiary of Microsoft Corporation will merge with and into Great Plains Software, Inc., and Great Plains will become a wholly owned subsidiary of Microsoft.

Q: Why are Microsoft and Great Plains proposing to merge?

  A: The merger will expand Microsoft's product offerings to include Great
     Plains' e-business solutions for interconnecting business communities. These e-business solutions automate processes among financials, distribution, enterprise reporting, project accounting, electronic commerce, human resources and payroll, manufacturing, sales and marketing management, customer service and support functions. For Great Plains' shareholders, the merger offers the opportunity to receive a premium for their shares based upon the market prices of Great Plains and Microsoft common stock immediately prior to the public announcement of the merger. The merger also offers Great Plains' shareholders the opportunity to continue to participate in the growth of the business conducted by Microsoft and Great Plains following the merger and to benefit from the potential appreciation in value of Microsoft common stock.

Q: What will I receive in the merger?

  A: For each share of Great Plains common stock you own, you will receive 1.1 shares of Microsoft common stock. For example, if you own 100 shares of Great Plains common stock, you will receive 110 shares of Microsoft common stock. Microsoft will not issue fractional shares of its common stock. Instead of any fractional shares, you will receive cash based on the average market price of Microsoft common stock over a specified period of time before the closing of the merger.

Q: Does the board of directors of Great Plains recommend voting in favor of the merger agreement?

  A: Yes. After careful consideration, Great Plains' board of directors has determined that the terms of the merger are fair to, and in the best interests of, Great Plains and its shareholders and unanimously recommends that you vote in favor of the merger agreement.

Q: What vote is required to approve the merger?

  A: The holders of at least a majority of the outstanding shares of Great
     Plains common stock must approve the merger agreement. Microsoft shareholders are not required to approve the merger and will not vote on the merger.

   You are entitled to cast one vote per share of Great Plains common stock you
   owned at the close of business on [      ], 2001, the record date for the
   special meeting.

   As of the record date, the holders of approximately [22.9]% of the outstanding shares of common stock have already agreed to vote in favor of the merger pursuant to voting agreements entered into in connection with the execution of the merger agreement. These shareholders have already given irrevocable proxies to Microsoft to vote in favor of the merger.

Q: Are there risks I should consider in deciding whether to vote for the merger?

  A: Yes. For example, Great Plains shareholders will receive 1.1 shares of Microsoft common stock for each share of Great Plains common stock they own, regardless of the market price of either Microsoft common stock or Great Plains common stock at the effective time of the merger. The market value of Microsoft common stock is likely to fluctuate, and no one can accurately predict what the market value will be either at the effective time of the merger or after the merger. In evaluating the merger, you should carefully consider this and other factors discussed in the section entitled "Risk Factors" beginning on page 15.

Q: What do I need to do now?

  A: You should cast your vote on the merger agreement by completing, signing and dating your proxy card. You should return your completed proxy card as soon as possible in the enclosed postage-paid envelope. If you return your signed proxy card but do not include instructions on how to vote, your shares will be voted "FOR" approval of the merger agreement. Instead of returning your proxy by mail, you may vote your shares through a toll-free number or over the Internet. Instructions for using these convenient services are provided on the enclosed proxy card. You can also attend the special meeting and vote in person.

   If you abstain from voting or do not vote, it will have the effect of voting against approval of the merger agreement.

   THE BOARD OF DIRECTORS OF GREAT PLAINS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

Q: What do I do if I want to change my vote?

  A: At any time before your proxy is voted at the special meeting, you can change your vote. First, you can send Mellon Investor Services LLC, the firm that Great Plains has retained to provide proxy solicitation services, a written notice stating that you would like to revoke your proxy. Second, you can complete and send a later-dated signed proxy card to Mellon Investor Services. Third, if you voted by telephone or over the Internet, you can follow the revocation procedures provided at the time of your vote on the Internet voting site or telephone voting system. Finally, you can attend the special meeting and vote in person.

Q: If my Great Plains shares are held in "street name" by my broker, will my broker vote my shares for me?

  A: Your broker will vote your shares only if you provide instructions on how to vote. You should fill out the voter instruction form sent to you by your broker with this proxy statement/prospectus. If you do not give instructions to your broker, your shares will not be voted, which will have the effect of voting against the merger.

Q: Should I send in my Great Plains stock certificates now?

  A: No. After the merger is completed, we will send you written instructions for exchanging your Great Plains stock certificates for Microsoft stock certificates. Please do not send in your stock certificates with your proxy card.

Q: When do you expect the merger to be completed?

  A: We are working toward completing the merger as quickly as possible. We hope to complete the merger in the second calendar quarter of 2001, if regulatory approvals and other required matters are completed at that time.

Q: Will I recognize a taxable gain or loss on the transaction?

  A: Microsoft and Great Plains intend the merger to qualify as a tax-free reorganization under the Internal Revenue Code. Accordingly, we expect that if the merger is completed, Great Plains shareholders should not recognize a gain or loss for United States federal income tax purposes as a result of the merger, except that you will recognize a gain or loss with respect to cash received instead of a fractional share or with respect to cash received upon exercise of dissenters' rights. However, we urge you to consult your own tax advisor to determine the tax consequences particular to your situation.

Q: Will Great Plains employee stock options become Microsoft stock options?

  A: Yes. Employee stock options to purchase shares of Great Plains common stock will be assumed by Microsoft and will automatically become options to purchase shares of Microsoft common stock. The number of shares subject to each option and the exercise price per share will be adjusted to reflect the 1.1 exchange ratio, with options for fractional shares being rounded to the nearest whole Microsoft share. Vesting schedules for employee options will not be affected by the merger.

Q: Whom should I call with questions?

  A: If you have any questions about the merger or if you need additional copies of the proxy statement/prospectus, you should contact:

      Pam Kloster
      Investor Relations
      Great Plains Software Inc.
      Phone: (701) 281-6780
      Fax: (701) 492-1018
      Email: pam.kloster@greatplains.com

   If you have any questions regarding Microsoft, you should contact:

      Investor Relations
      Microsoft Corporation
      One Microsoft Way
      Redmond, Washington 98052
      Phone: (800) 285-7772
      Fax: (425) 936-8000
      Email: msft@microsoft.com

   You may also obtain additional information about Microsoft and Great Plains from documents we file with the Securities and Exchange Commission, by following the instructions in the section entitled "Where you can find more information" on page 66.

                   SUMMARY OF THIS PROXY STATEMENT/PROSPECTUS

   This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should carefully read this entire proxy statement/prospectus, including the documents attached to this proxy statement/prospectus, and the other documents to which we refer you, as described in the section entitled "Where You Can Find More Information" beginning on page 66. We have included page references in parentheses to direct you to a more complete description of some of the topics presented in this summary.

                                 The Companies

                                [MICROSOFT LOGO]

Microsoft Corporation
One Microsoft Way
Redmond, Washington 98052
(425) 882-8080
http://www.microsoft.com

   Microsoft (Nasdaq: MSFT) develops, manufactures, licenses and supports a wide range of software products for a multitude of computing devices. Microsoft software includes scalable operating systems for servers, personal computers
(PCs) and intelligent devices, server applications for client/server environments, knowledge worker productivity applications and software development tools. Microsoft's online efforts include the MSN(TM) network of Internet products and services and alliances with companies involved with broadband access and various forms of digital interactivity. Microsoft also licenses consumer software programs, sells hardware devices, provides consulting services, trains and certifies system integrators and researches and develops advanced technologies for future software products.

   Microsoft's business strategy emphasizes the development of a broad line of software products for information technology professionals, knowledge workers, developers and consumers, marketed through multiple channels of distribution.

   Microsoft recently announced its results for the second quarter of fiscal 2001, ended December 31, 2000. Net income for the quarter was $2.62 billion and diluted earnings per share were $0.47. Revenues totaled $6.59 billion, an 8% increase over $6.11 billion for the comparable quarter of the prior year. Net income for the quarter rose 8% and diluted earnings per share grew 7% to $0.47, from $0.44 in the second quarter of the prior year.

   For additional information about Microsoft's business, see Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 2000 and other documents Microsoft has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where you can find more information" on page 66. The information on Microsoft's Web site is not part of this proxy statement/prospectus.

                             [LOGO OF GREAT PLAINS]

 Great Plains Software, Inc.
 1701 S.W. 38th Street
 Fargo, North Dakota 58103
 (701) 281-0550
 http://www.greatplains.com

    Great Plains (Nasdaq: GPSI) was founded in 1981 and was incorporated as a Minnesota corporation in 1983. Great Plains completed its initial public offering in June 1997 and a secondary offering in March 1999.

    Great Plains develops, markets, sells and supports e-business solutions that automate processes across the back office functions of financials, distribution, enterprise reporting, project accounting, human resources and payroll, manufacturing and the front office applications of sales and marketing management, customer service and support. In addition, Great Plains provides solutions across electronic commerce, self-service and Web-based analytics. Great Plains' solutions are designed to meet the business application needs of small to medium-sized businesses, generally defined as having between $1 million and $500 million in annual revenue. Over 135,000 customers are currently improving their businesses with Great Plains, and 6,000 new customers joined the Great Plains community this last year. Great Plains solutions are available in eight languages, leverage the Internet and are optimized for Microsoft technologies. Great Plains' solutions are fully and seamlessly integrated across the application areas of back office, front office and e-business.

    Great Plains' worldwide network of 2,000 independent partner organizations dramatically expands the company's ability to reach and serve small and medium sized businesses. Great Plains considers the partnership with these value added resellers, system integrators, consultants, solution developers, application solution providers, accounting firms and e-business implementation providers to be one of the company's strongest assets. Great Plains has 2,000 team members worldwide and has been named four times to the "Top 100 Companies to Work for in America" list.

    On January 16, 2001, Great Plains filed its financial results for the second quarter of fiscal year 2001, ended November 30, 2000, with the SEC on Form 10-Q. Revenues for the quarter ended November 30, 2000 were $75.5 million, a 59.5% increase over revenues for the second quarter of fiscal 2000 of $47.4 million. Net income (loss) for the second quarter of fiscal 2001 was $(10.5) million, compared to net income for the second quarter of fiscal 2000 of $4.4 million. Diluted earnings (loss) per share for the second quarter of fiscal 2001 were $(0.52), compared to diluted earnings per share for the second quarter of fiscal 2000 of $0.27. Excluding the amortization of acquired intangibles and the related tax effect, pro forma net income was $4.2 million for the second quarter of fiscal 2001, compared to $4.6 million for the second quarter of fiscal 2000. Pro forma diluted earnings per share for the second quarter of fiscal 2001 were $0.20, compared to $0.28 for the second quarter of fiscal 2000.

    For additional information about Great Plains' business, see Great Plains' Annual Report on Form 10-K for the fiscal year ended May 31, 2000 and other documents Great Plains has filed with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where you can find more information" on page 66. The information on Great Plains' Web site is not part of this proxy statement/prospectus.

                           SUMMARY OF THE TRANSACTION

The merger (see page 25)

   In the merger, a wholly owned subsidiary of Microsoft will merge with and into Great Plains, and Great Plains will become a wholly owned subsidiary of Microsoft.

   The merger agreement is attached to this proxy statement/prospectus as Annex
A. We encourage you to carefully read the merger agreement and the discussion of the merger and merger agreement in this proxy statement/prospectus.

Great Plains' reasons for the merger (see page 26)

   In reaching its decision to approve and adopt the merger agreement and to unanimously recommend that Great Plains shareholders approve the merger agreement, Great Plains' board of directors identified reasons why the merger should be beneficial to Great Plains and its shareholders, employees, partners and customers. In the course of deliberations, Great Plains' board also reviewed with its executive management team and its legal and financial advisors a number of additional factors relevant to the merger. Great Plains' board also considered and balanced against the potential benefits of the merger a number of potentially negative factors.

Recommendation of Great Plains' board of directors (see page 28)

   After careful consideration, Great Plains' board of directors approved the merger agreement and unanimously recommends that you vote "FOR" approval of the merger agreement.

Merger consideration (see page 36)

   You will be entitled to receive 1.1 shares of Microsoft common stock for each share of Great Plains common stock you own. Microsoft will not issue fractional shares of stock. You instead will receive cash for fractional shares based on the average market price of Microsoft common stock over a specified period of time before the closing of the merger.

Treatment of options (see page 37)

   Outstanding options to purchase shares of Great Plains common stock will become options to purchase shares of Microsoft common stock on the same terms and conditions as the Great Plains options. Microsoft has agreed to use good faith efforts to ensure that Great Plains options which qualified as "incentive stock options" as defined by the Internal Revenue Code prior to the merger will qualify as incentive stock options for Microsoft common stock after the merger. Great Plains options that do not qualify as incentive stock options will convert into options for Microsoft common stock that are similarly non-qualified. The number of shares subject to each option and the exercise price per share will be adjusted to reflect the 1.1 exchange ratio. Option vesting schedules and exercisability will not be affected by the merger.

Treatment of employee stock plans and other benefit plans (see page 37)

   Immediately before the effective time of the merger, Great Plains will terminate or modify according to Microsoft's direction all of Great Plains' various stock option and stock purchase plans. This termination will not result in any loss of rights for those employees who purchased stock or have already been granted options or other awards under these plans. Microsoft has the right to require Great Plains to modify or terminate its other employee benefits plans; however it is currently anticipated that Great Plains will maintain its own separate non-stock based benefits plans for the immediate future without modification.

Opinion of Great Plains' financial advisor (see page 28; Annex B)

   Great Plains' board of directors received an opinion from Great Plains' financial advisor, Goldman, Sachs & Co., that, subject to the matters and assumptions set forth in that opinion, as of December 21, 2000, the exchange ratio in connection with the merger was fair from a financial point of view to holders of Great Plains common stock.

Great Plains special meeting (see page 22)

   The special meeting of Great Plains' shareholders will be held on [      ],
2001, at 9 a.m. Central time, at [          ]. At the meeting, you will be
asked to approve a merger agreement that will cause Great Plains to become a wholly owned subsidiary of Microsoft. You can vote at the special meeting only if you owned shares of Great Plains common stock at the close of business on
[      ], 2001, the record date.

Votes required for approval (see page 22)

   The holders of at least a majority of the outstanding shares of Great Plains common stock must approve the merger agreement. Great Plains' shareholders are entitled to cast one vote for each share of Great Plains common stock they owned as of the record date. Each of Great Plains' directors and executive officers, who collectively held the power to vote approximately [22.9]% of Great Plains' outstanding common stock as of the record date, have already agreed to vote their shares in favor of the merger.

   Microsoft's shareholders are not required to approve the merger and will not vote on the merger.

Conditions to completion of the merger (see page 43)

   Great Plains' and Microsoft's respective obligations to effect the merger are subject to the prior satisfaction or waiver of specific conditions. The conditions that must be satisfied or waived before the completion of the merger include the following, subject to exceptions and qualifications:

  . Great Plains' shareholders approve the merger agreement as required by Minnesota law;

  . no statute, regulation, order, decree or injunction prevents the merger;

  . Great Plains and Microsoft receive all material consents and approvals for the merger;

  . Great Plains' and Microsoft's respective representations and warranties in the agreement are true and correct except in respects that do not have a material adverse effect;

  . no material adverse change has occurred with respect to Great Plains' business condition or the economic or business benefits expected from the merger;

  . both Great Plains and Microsoft materially perform their obligations under the merger agreement;

  . both Great Plains and Microsoft receive required legal opinions, including opinions that the merger will be treated as a tax-free reorganization for federal income tax purposes; and

  . certain specified employees of Great Plains shall remain employed by Great Plains immediately prior to closing.

No other negotiations involving Great Plains (see page 47)

   Until the merger is completed or the merger agreement is terminated, Great Plains has agreed, with limited exceptions, not to directly or indirectly take any of the following actions with any party other than Microsoft:

  . solicit, encourage, initiate or participate in any negotiations, inquiries or discussions regarding any offer or proposal to acquire Great Plains;

  . enter into any agreement related to an acquisition of Great Plains;

  . make any public statement, recommendation or solicitation in support of an acquisition of Great Plains; or

  . disclose any customarily nonpublic information about Great Plains in connection with an acquisition of Great Plains.

   However, Great Plains' board of directors may recommend to shareholders that they tender their shares in connection with a tender offer by an acquiror other than Microsoft if the board determines in good faith that its fiduciary duty to its shareholders requires such a recommendation. In addition, upon notice to Microsoft, the board may give information to a third party which has made an unsolicited acquisition proposal that the board reasonably believes is financially more favorable to Great Plains and its shareholders than the merger with Microsoft.

   Great Plains has agreed that it will inform Microsoft of the status and details of any unsolicited acquisition proposal or request for disclosure of or access to nonpublic information that it receives.

Termination of the merger agreement (see page 47)

   Even if Great Plains' shareholders approve the merger agreement, Microsoft and Great Plains can mutually agree at any time to terminate the merger agreement without completing the merger. In addition, subject to qualifications, the merger agreement may be terminated by either Great Plains or Microsoft under any of the following circumstances:

  . if the merger is not completed by September 30, 2001 (subject to extension to March 31, 2002, if Microsoft and Great Plains have agreed to pursue litigation against any administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law);

  . if Great Plains' shareholders do not approve the merger agreement;

  . if the terminating party is not in material breach of any representation, warranty, covenant or agreement contained in the merger agreement and the other party breaches a representation, warranty, covenant or agreement in the merger agreement and the breach has a material adverse effect on the non-breaching party or on the benefits of the merger and has not been cured or the breaching party is not using best efforts to cure the breach within twenty days after notice is given to the breaching party;

  . if either party determines it is not in its best interests to contest any administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law; or

  . if a final permanent injunction or other court order prohibiting the merger is issued and is not appealable.

In addition, the merger agreement may also be terminated by Microsoft if:

  . Great Plains' board withdraws or modifies in an adverse manner its approval or recommendation of the merger; or

  . Great Plains or its representatives engage in the prohibited behavior, described above, regarding potential acquisitions of Great Plains by parties other than Microsoft.

Termination fees (see page 48)

   Microsoft has agreed to pay Great Plains a termination fee of $40 million if Great Plains is not then in material breach of the merger agreement and Great Plains terminates the agreement as a result of a material breach by Microsoft of its representations, warranties, covenants or agreements and that breach has not been cured or Microsoft is not using its best efforts to cure the breach within twenty days after notice is given to Microsoft.

   Great Plains has agreed to pay Microsoft a termination fee of $40 million if Microsoft is not then in material breach of the merger agreement and Microsoft terminates the merger agreement for any of the following reasons:

  . Great Plains or its representatives engage in the prohibited behavior, described above, regarding potential acquisitions of Great Plains by parties other than Microsoft;

  . Great Plains' board of directors withdraws or adversely modifies its approval or recommendation of the merger;

  . Great Plains agrees to an acquisition by a party other than Microsoft in a transaction that will result in a change in the beneficial ownership of more than 50% of the voting power of Great Plains' capital stock; or

  . Great Plains materially breaches a representation, warranty, covenant or agreement in the merger agreement and the breach has not been cured or Great Plains is not using its best efforts to cure the breach within twenty days after notice is given to Great Plains.

   In addition, Microsoft has agreed to pay Great Plains a termination fee of $5 million if

  . certain antitrust approvals have not been obtained before September 30, 2001 (subject to extension until March 31, 2002 if Great Plains and Microsoft have agreed to pursue litigation against any administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law); or

  . either party terminates the agreement as a result of an administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law and that party determines that it is not in its best interest to contest the proceeding.

Great Plains management voting agreements (see page 50)

   As a condition to the merger, Microsoft required all of Great Plains' directors and executive officers, who collectively held the power to vote approximately [22.9]% of Great Plains' outstanding common stock as of the record date, to enter into voting agreements with Microsoft. The voting agreements require Great Plains' directors and executive officers to vote all of their shares in favor of the merger agreement. These shareholders have given irrevocable proxies to Microsoft to vote in favor of the merger. Great Plains' directors and executive officers also agreed not to sell or otherwise dispose of any shares of Great Plains common stock they own or acquire until the expiration of the voting agreement, unless the transferee of the shares agrees to the same restrictions.

Interests of Great Plains' directors, executive officers and certain employees in the merger (see page 37)

   When considering the recommendation of Great Plains' board of directors, you should be aware that some of Great Plains' directors and executive officers have interests in the merger that are different from, or in addition to, yours. For directors, these interests include accelerated vesting of stock options and indemnification rights. Additional interests of executive officers include potential severance benefits and other employment-related benefits. Great Plains' board of directors was aware of and considered these interests in approving the merger agreement and recommending that Great Plains' shareholders approve the merger agreement.

Restrictions on the ability to sell Microsoft stock (see page 39)

   All shares of Microsoft common stock received by you in connection with the merger will be freely transferable unless you are considered an affiliate of either Great Plains or Microsoft under the Securities Act of 1933. Shares of Microsoft common stock held by affiliates may be sold only pursuant to an effective registration statement or an exemption from registration under the Securities Act. Microsoft has received letter agreements from each of Great Plains' executive officers and directors, each of whom may be considered an affiliate of Great Plains, agreeing to abide by these restrictions.

   In addition, Doug Burgum, the chairman and chief executive officer of Great Plains, has entered into an agreement under which he has agreed that certain percentages of the Microsoft common stock to be issued in the merger to him shall be restricted from transfer until the fourth anniversary of the merger. The time periods during which these restrictions apply will be extended by an additional year under the agreement if Mr. Burgum ceases to be employed by Great Plains or Microsoft prior to the second anniversary of the merger.

Tax consequences of the merger (see page 39)

   Microsoft and Great Plains intend the merger to qualify as a tax-free reorganization under the Internal Revenue Code. It is a condition to the completion of the merger that both parties receive an opinion from their respective tax counsel that the merger will so qualify. We expect that none of Great Plains, Microsoft or their respective shareholders will recognize a gain or loss for United States federal income tax purposes, except with respect to cash received in lieu of fractional shares of Microsoft common stock or with respect to cash received upon exercise of dissenters' rights. Because tax matters are complicated, however, we urge you to consult your own tax advisor to understand fully how the merger will affect you, including how any state, local or foreign tax laws may apply to you.

Accounting treatment of the merger (see page 41)

   Microsoft expects to account for the merger using the purchase method of accounting under generally accepted accounting principles.

Regulatory approvals required to complete the merger (see page 41)

   The merger is subject to antitrust laws, including the reporting and waiting period provisions of the Hart-Scott-Rodino Act. On January 19, 2001, each of Microsoft and Great Plains made the required premerger notification filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice.

   Due to the international scope of Microsoft's and Great Plains' businesses, regulatory filings will also be required in certain European and other jurisdictions. Microsoft and Great Plains do not expect those non-U.S. filings to affect the expected timing of the merger.

Dissenters' rights (see page 59; Annex C)

   Under Minnesota law, Great Plains' shareholders have the right to dissent from the merger and to receive payment in cash for the fair value of their shares of Great Plains common stock. To preserve their rights, Great Plains' shareholders who wish to exercise their statutory dissenters' rights must precisely follow the procedures described in Sections 302A.471 and 302A.473 of the Minnesota Business Corporation Act, attached to this proxy statement/prospectus as Annex C.

Differences in rights of Great Plains and Microsoft shareholders (see page 51)

   The rights of Great Plains' shareholders are governed by Minnesota law and Great Plains' articles of incorporation and bylaws. When the merger is completed, Great Plains' shareholders will become shareholders of Microsoft. Because Microsoft is a Washington corporation, following the merger the rights of former Great Plains' shareholders will be governed by Washington law. In addition, following the merger the rights of Great Plains' shareholders will be governed by Microsoft's articles of incorporation and bylaws, which differ from Great Plains' articles of incorporation and bylaws.

Comparative market price information (see page 20)

   Shares of both Microsoft common stock and Great Plains common stock are listed on the Nasdaq Stock Market. On December 20, 2000, the last full trading day before the public announcement of the proposed merger, Microsoft's common stock closed at $41.50 per share and Great Plains' common stock closed at
$35.3125 per share. On [      ], 2001, the last full trading day for which
closing prices were available at the time of the printing of this proxy
statement/prospectus, Microsoft's common stock closed at $[   ] per share and
Great Plains' common stock closed at $[   ] per share. We urge you to obtain
current market quotations.

             SELECTED FINANCIAL DATA OF MICROSOFT AND GREAT PLAINS

   The following tables provide selected financial data of Microsoft and Great Plains, which were derived from the audited financial statements of Microsoft and Great Plains for the last five years for which audited financial statements have been prepared. The data should be read in conjunction with the financial statements, related notes and other financial information of Microsoft and Great Plains that are incorporated by reference into this proxy statement/prospectus. The Microsoft table provides selected financial data of Microsoft as of September 30, 2000 and for the three months ended September 30, 2000 and 1999, which were derived from the unaudited financial statements of Microsoft. In the opinion of Microsoft management, the unaudited statements include all adjustments, consisting only of normal recurring items, necessary for their fair presentation in conformity with U.S. generally accepted accounting principles. Interim results are not necessarily indicative of results for a full year. The Great Plains table also provides selected financial data of Great Plains as of November 30, 2000 and for the six months ended November 30, 2000 and 1999, which were derived from unaudited financial statements of Great Plains. In Great Plains' opinion, the unaudited financial statements include all adjustments necessary for the fair presentation of Great Plains' financial position and results of operations for those periods. The historical results for the six-month periods may not be indicative of the results of operations for a full year.

                      Selected financial data of Microsoft

                                                                   Three Months
                                                                       Ended
                                Fiscal Year Ended June 30,         September 30,
                          --------------------------------------- ---------------
                           1996    1997    1998    1999    2000   1999(2) 2000(2)
                          ------- ------- ------- ------- ------- ------- -------
                                   (in millions, except per share data)
Income Statement Data:
Revenue.................  $ 9,050 $11,936 $15,262 $19,747 $22,956 $ 5,384 $5,800
Net income..............    2,195   3,454   4,490   7,785   9,421   2,191  2,206
Basic earnings per
 share..................     0.46    0.72    0.92    1.54    1.81    0.43   0.42
Diluted earnings per
 share..................     0.43    0.66    0.84    1.42    1.70    0.40   0.40

                                         June 30,
                          ---------------------------------------  September 30,
                           1996    1997    1998    1999    2000       2000(2)
                          ------- ------- ------- ------- ------- ---------------
                               (in millions, except per share data)
Balance Sheet Data:
Cash and short-term
 investments............  $ 6,940 $ 8,966 $13,927 $17,236 $23,798 $24,711
Total assets............   10,093  14,387  22,357  38,625  52,150  56,089
Stockholders' equity....    6,908  10,777  16,627  28,438  41,368  45,343
Historical book value
 per share(1)...........  $  1.45 $  2.24 $  3.37 $  5.57 $  7.83 $  8.53
Shares used in computing
 book value per share...    4,776   4,816   4,940   5,109   5,283   5,316

--------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period.

(2) Unaudited.

                    Selected financial data of Great Plains

                                                                     Six Months Ended
                                 Fiscal Year Ended May 31,             November 30,
                         ------------------------------------------- ----------------
                          1996     1997     1998     1999     2000   1999(2) 2000(2)
                         -------  -------  ------- -------- -------- ------- --------
                                   (in thousands, except per share data)
Income Statement Data:
Revenue................. $42,271  $57,120  $85,659 $134,907 $194,852 $87,234 $142,613
Total amortization of
 acquired intangible
 assets.................      29      117      187    1,078   11,979     619   28,235
Operating income
 (loss).................   3,262    5,293    4,376   17,713    4,757  10,316  (24,292)
Income tax provision
 (benefit)(3)...........  (4,099)   2,207    3,203    8,520    4,850   5,244   10,381
Net income (loss).......   7,461    3,644    4,447   12,785    5,409   7,864  (33,147)
Basic net income (loss)
 per share(4)...........    0.58    (1.78)    0.33     0.90     0.34    0.51    (1.66)
Diluted net income
 (loss) per share.......    0.76     0.36     0.32     0.86     0.32    0.49    (1.66)

                                                May 31,
                          ------------------------------------------------------ November 30,
                            1996       1997        1998       1999       2000      2000(2)
                          ---------  ---------  ---------- ---------- ---------- ------------
                                        (in thousands, except per share data)
Balance Sheet Data:
Cash and short-term
 investments............  $   8,256  $  16,243  $   66,918 $  123,683 $   71,610  $   64,117
Total assets............     24,361     33,214     102,845    180,143    347,806     417,045
Long-term debt and
 capital lease
 obligations, less
 current portion........         20        --          --         --       3,007       4,074
Mandatorily redeemable
 convertible preferred
 stock..................     11,502     28,698         --         --         --          --
Stockholders' equity
 (deficit)..............     (4,812)   (16,277)     69,671    133,193    256,985     290,510
Historical book value
 per share(1)...........  $   (0.65) $   (2.01) $     5.08 $     8.67 $    14.79  $    14.36
Shares used in computing
 book value per share...  7,359,765  8,080,335  13,720,920 15,362,820 17,375,010  20,226,146

-------
(1) Historical book value per share is computed by dividing total stockholders' equity by the number of common shares outstanding at the end of the period.
(2) Unaudited.
(3) For the fiscal year ended May 31, 1996, Great Plains recorded an income tax benefit of $4.1 million related to the reversal of a valuation allowance. The reversal reflects the recognition of net operating loss carry forwards and other deferred tax assets and was a result of management's analysis of Great Plains current level of earnings and future outlook, which increased the likelihood of Great Plains realizing its deferred tax assets. A majority of the amortization of acquired intangible assets related to acquisitions completed in the latter half of fiscal 2000 and the first half of fiscal 2001 are not deductible for income tax purposes.
(4) For the fiscal years ending May 31, 1996 and 1997, basic net income (loss) per share is lower than the diluted net income (loss) per share due to the fact that net income available to common shareholders for the basic calculation is reduced by the increase in carrying value of the mandatorily redeemable preferred stock. This increase in carrying value has a greater impact on the basic calculation than does the inclusion of the preferred shares in the diluted calculation. The mandatorily redeemable preferred stock was converted into shares of common stock in June 1997 in connection with Great Plains' initial public offering.

         COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

   The following table presents:

  . historical and unaudited pro forma combined net income per share and net tangible book value per share data of Microsoft; and

  . historical and unaudited equivalent pro forma net income (loss) per share and net tangible book value per share data of Great Plains.

   The pro forma combined per share data was derived from financial information of Microsoft and Great Plains incorporated by reference into this proxy statement/prospectus. The information in the table should be read in conjunction with the historical financial statements of Microsoft and Great Plains and the related notes incorporated by reference in this proxy statement/prospectus. The pro forma data is not necessarily indicative of amounts which would have been achieved had the merger been consummated at the beginning of the periods presented and should not be construed as representative of future operations. The following table contains certain historical per share data of Microsoft and Great Plains and combined per share data on an unaudited pro forma basis after giving effect to the merger using the purchase method of accounting with a ratio of 1.1 shares of Microsoft common stock issued in exchange for each share of Great Plains common stock.

                                              Year ended    Three months ended
                                             June 30, 2000 September 30, 2000(1)
                                             ------------- ---------------------
   Microsoft
   Book value per share
     Historical.............................     $7.83             $8.53
     Pro forma..............................     $8.04             $8.73
   Earnings per share--basic
     Historical.............................     $1.81             $0.42
     Pro forma..............................     $1.75             $0.41
   Earnings per share--diluted
     Historical.............................     $1.70             $0.40
     Pro forma..............................     $1.64             $0.39

                                                  Year ended  Three months ended
                                                 May 31, 2000 August 31, 2000(1)
                                                 ------------ ------------------
   Great Plains
   Book value per share
     Historical.................................    $14.79          $14.93
     Equivalent pro forma(2)....................    $ 8.85          $ 9.61
   Earnings per share--basic
     Historical.................................    $ 0.34          $(1.14)
     Equivalent pro forma(2)....................    $ 1.92          $ 0.44
   Earnings per share--diluted
     Historical.................................    $ 0.32          $(1.14)
     Equivalent pro forma(2)....................    $ 1.80          $ 0.42

--------
(1)  Unaudited.

(2) Equivalent pro forma book value per share and earnings per share were derived from the Microsoft pro forma book value per share as of June 30, 2000 and September 30, 2000 and the Microsoft pro forma earnings per share for the year ended June 30, 2000 and three months ended September 30, 2000.

                                  RISK FACTORS

   In addition to the other information contained or incorporated by reference into this proxy statement/prospectus and in the documents to which we refer you, you should carefully consider the following risk factors in deciding whether to vote for approval of the merger agreement.

Risks related to the merger

The exchange ratio for Great Plains common stock to be received in the merger is fixed and will not be adjusted in the event of any change in stock price.

   Regardless of the market prices of Microsoft and Great Plains common stock at the effective time of the merger, Great Plains shareholders will receive 1.1 shares of Microsoft common stock for each share of Great Plains common stock they own. The market value of Microsoft common stock is likely to change, both before and after the merger, and no one can accurately predict what the market value will be at any given time. Market prices of Microsoft and Great Plains common stock may vary for many reasons, including changes in the business, operations or prospects of Microsoft or Great Plains, market assessments of the likelihood that the merger will be completed, the timing of regulatory considerations and general market and economic conditions. Because the merger will be completed after the special meeting, the prices of Microsoft and Great Plains common stock on the date of the special meeting may not be indicative of their prices on the date the merger is completed. Great Plains cannot terminate the merger or resolicit the vote of its shareholders based solely on changes in the value of Microsoft common stock. We urge you to obtain current market quotations for Microsoft and Great Plains common stock.

Great Plains' directors and executive officers have interests that are different from, or in addition to, those of other shareholders, which may influence them to support the merger.

   The directors and executive officers of Great Plains participate in arrangements that provide them with interests in the merger that are different from, or are in addition to, yours. For directors, these interests include accelerated vesting of stock options and indemnification rights. Additional interests of executive officers include potential severance benefits and other employment-related benefits. As a result, Great Plains' directors and executive officers could be more likely to support approval of the merger than if they did not hold these interests. You should consider whether these interests may have influenced these directors and executive officers to support and recommend the merger.

Announcement of the merger could negatively impact Great Plains' stock price and future business and operations.

   Great Plains customers may, in response to the announcement of the merger, delay or defer purchasing decisions. Any delay or deferral in purchasing decisions by Great Plains customers could have a material adverse effect on Great Plains' business, regardless of whether or not the merger is ultimately completed. Some current and prospective Great Plains employees may experience uncertainty about their future role within the combined companies. This may adversely affect Great Plains' ability to attract and retain key management, marketing, technical, sales and other personnel.

Failure to complete the merger could negatively impact Great Plains' stock price and future business and operations.

   If the merger is not completed for any reason, Great Plains may be subject to a number of material risks, including the following:

  . Great Plains may be required to pay Microsoft a termination fee of $40 million;

  . the price of Great Plains common stock may decline to the extent that the current market price of Great Plains common stock reflects an assumption that the merger will be completed; and

  . Great Plains must pay its costs related to the merger, including legal and accounting fees and financial advisory expenses.

   Further, if the merger is terminated and Great Plains' board of directors determines to seek another merger or business combination, it may not be able to find a partner willing to pay an equivalent or more attractive price than that which would have been paid in the merger. In addition, while the merger agreement is in effect, subject to limited exceptions described on page 47 of this proxy statement/prospectus, Great Plains is prohibited from soliciting, initiating, participating in any negotiations regarding, or entering into specified extraordinary transactions, such as a merger, sale of assets or other business combination with any party other than Microsoft.

The price of Microsoft common stock may be affected by factors different from those affecting the price of Great Plains common stock.

   Upon completion of the merger, the holders of Great Plains common stock will become holders of Microsoft common stock. Microsoft's business differs from that of Great Plains, and Microsoft's results of operations and the price of Microsoft common stock may be affected by factors different from those that affected Great Plains' results of operations and the price of Great Plains common stock before the merger. For a discussion of Microsoft's and Great Plains' businesses and factors to consider in connection with those businesses, see Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, other documents Microsoft has subsequently filed with the SEC, Great Plains' Annual Report on Form 10-K for the fiscal year ended May 31, 2000 and other documents Great Plains has subsequently filed with the SEC, which are incorporated by reference into this proxy statement/prospectus.

Risks related to Microsoft's business

Microsoft's current position in the market for computer software is continuously threatened because this market is intensely competitive and technology is constantly changing.

   Microsoft is the leading producer of software for personal computers ("PCs") in the world. Nonetheless, rapid change, uncertainty due to new and emerging technologies and fierce competition characterize the PC software industry, which means that Microsoft's market position is always at risk. Microsoft's ability to maintain its current market share may depend upon its ability to satisfy customer requirements, enhance existing products, develop and introduce new products and achieve market acceptance of such products. This process is challenging since the pace of change continues to accelerate, including with respect to "open source" software, new computing devices, new microprocessor architectures, the Internet and Web-based computing models. If Microsoft does not successfully identify new product opportunities and develop and bring new products to market in a timely and cost-efficient manner, its business growth will suffer and demand for its products will decrease.

   Further, the PC software industry is inherently complex. New products and product enhancements can require long development and testing periods. Significant delays in new product releases or significant problems in creating new products could damage Microsoft's business.

   The competition in the PC software industry is intense and may have multiple effects. For example, competing companies and systems may gain market share, which could have the effect of directly or indirectly reducing Microsoft's existing market share. In addition, competitors, working with new technology, may arrive at a technology that creates a new market altogether and renders Microsoft's product offerings obsolete. Microsoft expects that the overall number of competitors providing niche products that compete with its products will increase due to the market's attractive growth.

   While Microsoft works closely with computer manufacturers and developers, other companies promote their platforms and technologies against Microsoft's products and existing industry standards. These operating systems, platforms and products may gain popularity with customers, computer manufacturers and developers, reducing Microsoft's future revenues. For example, Microsoft is engaged in intense competition with companies that develop and support operating systems such as the open source Linux operating system and Unix operating systems for many business installations. These competitors include Caldera Systems, Inc., Red Hat, Inc., IBM and Sun Microsystems, Inc. This increased level of competition may result in price reductions, lower-than-expected gross margins or Microsoft's inability to maintain its market share, any of which may result in a loss of revenue and cause Microsoft's business to suffer.

Because of increasing competition in the PC industry, Microsoft may experience reduced product sales and lower revenue growth.

   The nature of the PC market is changing in ways that may reduce Microsoft's software sales and its revenue growth. Microsoft earns a portion of its revenue by licensing its software to PC manufacturers, who install Microsoft applications during production and sell PCs to consumers that are fully operational at the time of purchase. Recently, manufacturers have sought to reach more consumers by developing and producing lower cost PCs that come without pre-installed software or contain software with reduced functionality to keep prices down.

   In addition to the influx of low-cost PCs, a market has developed for hand-held computing and communication devices, such as hand-held computers and wireless communication devices that have the ability to communicate with the Internet.

   While these devices are not as powerful or versatile as PCs, they threaten to erode sales growth in the market for PCs with pre-installed software. This may affect Microsoft's revenue growth because manufacturers may choose not to install Microsoft software in these low-cost PCs or consumers may purchase alternative devices that do not utilize Microsoft software. These lower-priced devices require Microsoft to provide lower-priced software with a subset of the original functionality. As a result, Microsoft will experience slower revenue growth from the sale of software produced for these devices than from the sale of software for traditional PCs.

   In addition, in response to present and future anticipated competitive pressures in its industry, Microsoft is providing alternative distribution of its products at a cost lower than if the customer were to purchase the individual products in a shrink-wrapped box at a traditional retail, mail order or online store. For example, Microsoft offers suites of software products like the Microsoft Office suite, which is a collection of stand-alone products such as Excel, Word, Outlook and PowerPoint. By packaging the products as a suite, Microsoft offers customers the opportunity to purchase a license to use a collection of products for less cost than purchasing each of the individually-licensed products in standard boxes from a retail, mail order or online store. Additionally, Microsoft is offering products through alternative distribution channels other than the standard individually shrink-wrapped boxes sold through traditional retail vendors. These channels include:

  . Licensing agreements--customers may purchase multiple-user licenses for a suite of products for a lower cost than paying for each license separately;

  . Subscriptions--customers may enter into an annual gold license, which entitles them to automatic upgrades and replacement products for a lower cost than acquiring upgrades and replacement products on an individual basis; and

  . Downloads over the Internet--customers are able to download service releases and upgrades as well as other products directly from the Internet.

   As a result of responding to competitive pressures in the marketplace by offering products through alternative distribution methods, Microsoft may experience slower revenue growth.

Prices of Microsoft products could decrease, which would reduce its net income.

   The competitive factors described above may require Microsoft to lower product prices to meet competition. Since Microsoft's cost of revenue is already very low, price reductions would reduce its net income.

Developing software is expensive, and the investment in product development often involves a long payback cycle.

   Microsoft's continued success depends in part on its continued ability to create more versatile software products faster than its competitors. Microsoft plans to continue significant investments in software research and development. It also expends significant resources on researching and developing new technologies such as voice recognition and ClearType software, a software that provides improved font sharpness and text display on color LCD screens allowing for better on-screen reading comparable to reading on paper. Microsoft is also making significant investments in strategic relationships with third parties where Microsoft has the opportunity to establish leadership in new businesses. Microsoft anticipates that these investments in research and development will increase over historical spending levels without corresponding growth in revenues in the near future. Microsoft cannot assure that significant revenue from these product opportunities will be achieved for a number of years, if at all.

Microsoft's profit margins internationally may be threatened by factors in other countries that are outside of its control and force down the price of its software relative to its costs.

   Microsoft develops and sells its products throughout the world. The prices of Microsoft products in countries outside of the United States are generally higher than Microsoft's prices in the United States because of the costs incurred in localizing software for non-U.S. markets and the higher costs of producing and selling its products in these countries. Pressures to globalize Microsoft's pricing structure might require that it reduce the sales price of its software in other countries, even though the costs of the software continue to be higher than in the United States. This would reduce Microsoft's margins and result in overall declines in its revenue growth.

   Negative changes in the following factors, among others, could also have an impact on Microsoft's business and results of operations outside of the United
States:

  . software "piracy" trade protection laws, policies and measures and other regulatory requirements affecting trade and investment;

  . unexpected changes in regulatory requirements for software;

  . social, political, labor or economic conditions in a specific country or region;

  . difficulties in staffing and managing foreign operations; and

  . potential adverse foreign tax consequences.

Microsoft's intellectual property rights may be difficult to protect.

   Microsoft diligently defends its intellectual property rights, but unlicensed copying of software represents a loss of revenue. While this adversely affects U.S. revenue, revenue loss is even more significant outside of the U.S., particularly in countries where laws are less protective of intellectual property rights. Throughout the world, Microsoft actively educates consumers on the benefits of licensing genuine products and educates lawmakers on the advantages of a business climate where intellectual property rights are protected. However, continued efforts may not affect revenue positively.

Microsoft cannot predict the outcome or impact of antitrust claims by the U.S. and several states.

   Microsoft is a defendant in a lawsuit filed by the Antitrust Division of the U.S. Department of Justice and a group of nineteen state attorneys general alleging violations of the Sherman Act and various state antitrust laws. After trial, the District Court entered Findings of Fact and Conclusions of Law stating that Microsoft had violated the Sherman Act and various state antitrust laws. A judgment was entered on June 7, 2000 that if not stayed or modified, would require the breakup of Microsoft into two companies and would impose severe product design and business conduct restrictions. On June 13, 2000, Microsoft filed an appeal of the judgment. On June 20, 2000, the District Court entered an order staying the judgment of June 7, 2000 in its entirety until the appeal therefrom is heard and decided, unless the stay is earlier vacated by an appellate court. The Court of Appeals will hear oral argument on Microsoft's appeal on February 26-27, 2001. Although Microsoft believes it will obtain ultimate relief from the judgment, Microsoft cannot predict with certainty when or the extent to which such relief will be obtained. The failure to obtain sufficient relief through the appeal could have a material adverse effect on the value of Microsoft's common stock and/or the stock of the two resulting companies if the divestiture is finally approved. For more information concerning this litigation, particularly the current status of the litigation which is changing very rapidly, you are encouraged to review Microsoft's other SEC filings, which are incorporated below under "Where You Can Find More Information" and copies of orders, motions, briefs and other court filings that are available at the following websites:

  . www.microsoft.com/presspass/trial/default.asp,

  . www.usdoj.gov/atr/cases/ms index.htm and

  . www.dcd.uscourts.gov/microsoft-all.html.

Microsoft may not be able to maintain its present revenue growth rate or operating margins.

   Microsoft's revenue growth rate in 2001 may not approach the level attained in prior years. Operating expenses are expected to increase from historical levels. Because of the fixed nature of a significant portion of such expenses, coupled with the possibility of slower revenue growth, operating margins may decrease from historical levels.

                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

   Great Plains common stock has been traded on the Nasdaq Stock Market under the symbol GPSI since June 20, 1997, the date of Great Plains' initial public offering. Microsoft common stock has been traded on the Nasdaq Stock Market under the symbol MSFT since March 13, 1986, the date of Microsoft's initial public offering.

   The following table lists, for the calendar quarters indicated, the high and low closing prices per share of Great Plains common stock and Microsoft common stock as reported on the Nasdaq Stock Market. Sales prices in the table have been adjusted to reflect Microsoft's two-for-one splits of its common stock in March 1999 and February 1998.

                                                    Great Plains    Microsoft
                                                    Common Stock  Common Stock
                                                    ------------- -------------
                                                     High   Low    High   Low
                                                    ------ ------ ------ ------
   Calendar year ended December 31, 1998:
     First quarter................................. $36.38 $24.88 $45.47 $31.10
     Second quarter................................  39.25  32.50  54.28  40.94
     Third quarter.................................  48.25  31.63  59.81  47.25
     Fourth quarter................................  49.00  30.13  72.00  48.13
   Calendar year ended December 31, 1999:
     First quarter.................................  48.69  37.94  94.63  68.00
     Second quarter................................  48.94  26.75  95.63  75.50
     Third quarter.................................  55.25  38.81  99.44  81.75
     Fourth quarter................................  77.38  51.75 117.94  84.94
   Calendar year ended December 31, 2000:
     First quarter.................................  82.94  49.06 116.56  89.38
     Second quarter................................  48.63  19.06 111.88  61.44
     Third quarter.................................  30.25  17.00  82.00  64.56
     Fourth quarter................................  58.75  25.19  70.88  41.50
   Calendar year ending December 31, 2001:
     First quarter (through January 31, 2001)......  70.19  46.81  64.50  43.38

   The following table lists the closing prices per share of Microsoft common stock and Great Plains common stock as reported on the Nasdaq Stock Market on:

  . December 20, 2000, the last full trading day preceding the public announcement that Microsoft and Great Plains had entered into the merger agreement; and

  .  [      ], 2001, the last full trading day for which closing prices were available at the time of the printing of this proxy statement/prospectus.

The table also lists the equivalent per share price of Great Plains common stock on those dates. The equivalent per share price is equal to the closing price of a share of Microsoft common stock on that date multiplied by 1.1, the number of shares of Microsoft common stock to be issued in connection with the merger in exchange for each share of Great Plains common stock.

                                                                  Great Plains
                                        Microsoft   Great Plains   Equivalent
                                       Common Stock Common Stock Per Share Price
                                       ------------ ------------ ---------------
   December 20, 2000..................    $41.50       $35.31        $45.65
   [       , 2001.....................                                     ]

   We believe that Great Plains common stock presently trades on the basis of the value of the Microsoft common stock expected to be issued in exchange for Great Plains common stock in the merger, discounted primarily for the uncertainties associated with the merger. Microsoft cannot state with certainty what factors account for changes in the market price of Microsoft common stock.

   We advise you to obtain current market quotations for Microsoft common stock and Great Plains common stock. The market prices of Microsoft common stock and Great Plains common stock at any time before the merger, and the market price of Microsoft common stock at any time after the merger, may fluctuate. The exchange ratio will not be adjusted for any increases or decreases in the market price of Microsoft common stock that occur before the merger becomes effective. If the market price of Microsoft common stock decreases or increases before the merger, the value of the Microsoft common stock to be received in the merger in exchange for Great Plains common stock will correspondingly decrease or increase.

   Neither Great Plains nor Microsoft has ever paid cash dividends on its shares of common stock. Great Plains has agreed not to pay cash dividends before the merger without Microsoft's written consent. If the merger is not completed, Great Plains presently intends that it would continue to retain all earnings to finance the expansion of its business. Similarly, although Microsoft's board of directors regularly reviews its dividend policy, Microsoft has no present intention to pay cash dividends on its common stock before or after the merger.

                        THE GREAT PLAINS SPECIAL MEETING

Date, time, place and purpose of Great Plains' special meeting

   The special meeting of Great Plains' shareholders will be held at 9 a.m.
Central time on [      ], 2001, at [      ]. At the meeting, Great Plains'
shareholders as of the record date will be asked to approve the merger agreement with Microsoft.

Record date; outstanding shares; shares entitled to vote

   Only holders of record of Great Plains common stock at the close of business
on the record date, [      ], 2001, are entitled to notice of and to vote at
the special meeting. As of the record date, there were [    ] shares of Great
Plains common stock outstanding, held of record by approximately [    ]
shareholders. Each holder of Great Plains common stock is entitled to one vote for each share of Great Plains common stock he or she owned as of the record date. If you do not vote, either in person or by proxy, it will have the same effect as voting against the merger agreement.

Quorum; vote required

   The required quorum for the transaction of business at the special meeting is a majority of the shares of Great Plains common stock outstanding on the record date, represented in person or by proxy.

   The affirmative vote of the holders of at least a majority of the outstanding shares of Great Plains common stock as of the record date is required to approve the merger agreement.

Recommendation of Great Plains' board of directors

   Great Plains' board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

Voting of proxies

   The Great Plains board of directors requests that you return the proxy card accompanying this proxy statement/prospectus for use at the meeting. Please complete, date and sign the proxy card and promptly return it to Mellon Investor Services LLC, the firm that Great Plains has retained to provide proxy solicitation services, in the enclosed envelope. All properly signed proxies received by Mellon Investor Services and not revoked before the vote at the meeting will be voted at the meeting according to the instructions indicated on the proxies or, if no instructions are given, to approve the merger agreement.

   We do not expect that any matter other than approval of the merger agreement will be brought before the special meeting. If other matters are properly presented and are within the purpose of the special meeting, however, the persons named as proxies will vote in accordance with their judgment with respect to those matters.

   If you have questions or need assistance in completing or submitting your proxy card, please contact Mellon Investor Services at the following address and telephone number:

   Mellon Investor Services LLC
   520 Pike Street, Suite 1220
   Seattle, Washington 98101
   (800) 610-3775

Voting electronically via Internet or telephone

   Instead of returning your proxy by mail, you may vote your shares through a toll-free number or over the Internet. Instructions for using these convenient services are provided on the enclosed proxy card. Votes cast by proxy through this process are valid under Minnesota law. Additionally, a large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides shareholders whose shares are registered in the name of a participating bank or brokerage firm the opportunity to vote via the Internet or by telephone. The voting form sent to a beneficial owner will provide instructions if those options are available.

How to revoke your proxy

   You may revoke your proxy at any time by taking any of the following actions before your proxy is voted at the meeting:

  . delivering to Mellon Investor Services a written notice bearing a date later than the date of the proxy card, stating that you revoke the proxy;

  . signing and delivering to Mellon Investor Services a proxy card relating to the same shares and bearing a later date;

  . if you voted by Internet or telephone, by following the revocation procedures provided at the time of your vote on the Internet voting site or telephone voting system; or

  . attending the meeting and voting in person, although attendance at the meeting will not, by itself, revoke a proxy.

   Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares.

Share ownership of management

   As of the record date, collectively, Great Plains' directors and executive officers beneficially owned 4,795,110 shares of Great Plains common stock, or approximately [23.4]% of Great Plains' outstanding shares. All of Great Plains' executive officers and directors have executed voting agreements with Microsoft, under which they have agreed to vote their shares in favor of the merger.

Abstentions and broker nonvotes

   Only shares affirmatively voted for approval of the merger agreement, including shares represented by properly executed proxies that do not contain voting instructions, will be counted as votes "for" the merger agreement.

   Brokers who hold shares of Great Plains common stock in street name for a customer who is the beneficial owner of those shares may not give a proxy to vote the customer's shares without specific instructions from the customer. These nonvoted shares are referred to as broker nonvotes. If your broker holds your Great Plains stock in street name, your broker will vote your shares only if you provide instructions on how to vote by filling out the voter instruction form sent to you by your broker with this proxy statement/prospectus.

   Abstentions and broker nonvotes will be included in determining the presence of a quorum, but will have the same effect as voting against the merger agreement.

Expenses of proxy solicitation

   The enclosed proxy is solicited by and on behalf of Great Plains' board of directors. Great Plains will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, Great Plains and its agents also may solicit proxies by mail, telephone, facsimile or in person. Great Plains has retained a proxy solicitation firm, Mellon Investor Services LLC, to aid it in the solicitation process. Great Plains intends to reimburse persons who hold Great Plains stock of record but not beneficially, such as brokers, custodians, nominees and fiduciaries, for their reasonable expenses in forwarding copies of proxies and other soliciting materials to, and requesting authority for the exercise of proxies from, the persons for whom they hold the shares.

Dissenters' rights

   Under Minnesota law, a shareholder has the right to dissent from the merger and to receive payment in cash for the fair value of shares of Great Plains common stock held. To preserve your rights if you wish to exercise your statutory dissenters' rights, you must:

  . in addition to and separate from any proxy or vote against approval of the merger agreement, file a written notice of your intent to demand fair value for your shares of Great Plains common stock before the shareholder vote is taken to approve the merger agreement;

  . not vote your shares for approval of the merger agreement; and

  . follow the statutory procedures for perfecting dissenters' rights under Minnesota law, which are described in the section entitled "Rights of dissenting Great Plains shareholders" beginning on page 59.

   If you do not satisfy all of these conditions, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement. Voting against, abstaining from voting or failing to vote to approve the merger agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

   A shareholder's failure to vote against the approval of the merger agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, and the shareholder's dissenters' rights will be waived.

   See the section of this proxy statement/prospectus entitled "Rights of Dissenting Great Plains Shareholders" beginning on page 59 for a more complete description of dissenters' rights and the procedures to follow to assert these rights.

Accountants

   Representatives of PricewaterhouseCoopers LLP, Great Plains' accountants, are expected to be present at the special meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.


 You should not send in any certificates representing Great Plains common stock. Following the effective time of the merger, you will receive instructions for the surrender and exchange of your Great Plains stock certificates.

                                   THE MERGER

   This section of the proxy statement/prospectus describes the proposed merger. While we believe that this description covers the material terms of the merger, this summary may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which we refer for a more complete understanding of the merger.

Background of the merger

   Great Plains and Microsoft have enjoyed a close working relationship since the late 1980's. Great Plains has historically been a developer of products based on Microsoft platforms. Over the years, Great Plains has worked extensively with Microsoft to more fully utilize the capabilities of Microsoft tools, languages, databases and operating systems. More recently, Great Plains was an initial technical collaborator with Microsoft in the newly announced
 .NET technology. Great Plains' current products are very compatible with Microsoft productivity tools and database offerings, with similar user interfaces, similar help systems and built-in Microsoft development tools. Great Plains and Microsoft have also developed joint product solutions and conducted marketing initiatives from time to time and have purchased and sold products to each other.

   In September of 1999, after a significant amount of joint work and discussion around the Microsoft .NET platform adoption by Great Plains, Great Plains and Microsoft executives and key technical leaders met to discuss the two companies' technical and marketing relationship and to explore the possibility of the two companies partnering further around key e-commerce and
 .Net initiatives. However, there were no business combination discussions at these meetings.

   In March of 2000, Great Plains and Microsoft signed a joint cooperation agreement to work together in the area of the .NET runtime. At this time Great Plains was one of the only companies committed to working on this technology. Accordingly, there was support among Microsoft management that Microsoft should look into ways of partnering more closely with Great Plains.

   During this time Steve Ballmer, the Chief Executive Officer of Microsoft, and David Vaskevitch, the Senior Vice President of Microsoft's Business Application Division, began to discuss the formation of a new company division focused on business applications. Mr. Vaskevitch assumed the role of leading Microsoft's new business applications division at the end of March 2000 to focus on Microsoft's efforts in key e-commerce and business applications. Great Plains was considered a key Microsoft ally in this business sector.

   In June 2000, Mr. Vaskevitch proposed to Mr. Ballmer that Microsoft consider the acquisition of Great Plains to support Microsoft efforts in the business applications domain. On June 20, 2000, Mr. Ballmer placed a telephone call to Doug Burgum, CEO of Great Plains, in which they discussed the upcoming visit to Great Plains by Mr. Vaskevitch, and the possibility of acquisition of Great Plains by Microsoft. On June 26, 2000, with Mr. Ballmer's approval,
Mr. Vaskevitch and key members of his team visited Great Plains at their corporate headquarters and reviewed the decision to create a business applications division within Microsoft, and discussed the current offerings from Microsoft's bCentral Internet site. Later that day, in a meeting between Mr. Vaskevitch and Mr. Burgum, the possibility of a business combination with Great Plains was again discussed.

   During the months of July, August and September of 2000, Microsoft and Great Plains team members held a number of joint meetings intended to compare goals and objectives of both organizations, as well as to test the cultural and business method compatibility between the companies. A variety of scenarios were considered, including Great Plains remaining independent from Microsoft but expanding the current partnering activities.

   On October 16, 2000, Mr. Vaskevitch and his team made a presentation on the possible business combination to the Strategic Leadership Team, a group composed of senior Microsoft executives. That group approved moving ahead with acquisition negotiations contingent on the support of Jeff Raikes, a Group Vice President at Microsoft.

   Mr. Ballmer and Mr. Burgum met the next day to further discuss the opportunities presented by a potential business combination. To further this process, Mr. Raikes met with Mr. Burgum and other Great Plains executives on numerous occasions beginning October 21, 2000. Mr. Raikes and Mr. Vaskevitch presented their thoughts and findings relating to the acquisition to the Microsoft board of directors on November 9, 2000. The Microsoft board approved the acquisition of Great Plains pending due diligence.

   During this same time, through a number of strategy planning meetings, the Great Plains management team considered if a business combination could accelerate the delivery of the next generation of business applications to its target market of small and medium-size (mid-market) businesses. Concurrent with these planning meetings, Great Plains' management team informed and consulted with Great Plains' board of directors through a series of board meetings which included presentations from both Great Plains' management team and outside advisors including Goldman Sachs, Great Plains' financial advisor.

   On October 20, 2000, Goldman Sachs was formally engaged to act as Great Plains financial advisor in connection with a possible sale of Great Plains. Goldman Sachs has been Great Plains' lead investment banker since Great Plains' June 1997 initial public offering. On October 24, 2000, the Great Plains board of directors held a meeting to discuss business strategies. Representatives of Goldman Sachs, who were also present at this meeting, discussed with the Great Plains board of directors, among other matters, possible strategic and other business combination opportunities, including a potential strategic transaction with Microsoft.

   During the first half of November 2000, representatives of Great Plains and Microsoft, in consultation with their respective legal and financial advisors, engaged in preliminary discussions concerning the possible terms for an acquisition of Great Plains by Microsoft. On November 17, 2000, Great Plains and Microsoft management approved a non-binding list of acquisition terms and agreed to begin their respective due diligence investigations and preparation of definitive agreements.

   Commencing on November 27, 2000, management from Microsoft and Great Plains, as well as legal counsel and other representatives and advisors of both companies, worked to facilitate the completion of the due diligence investigations in anticipation of the acquisition. During this time, Microsoft and its counsel prepared draft definitive agreements, and the parties and their legal counsel negotiated final documents.

   From December 6 through December 12, 2000, the parties, together with their counsel, met in Seattle to discuss and negotiate the definitive agreements. On December 20, the final merger agreement was presented to the Great Plains board of directors who, after a presentation from Goldman Sachs, approved the transaction, conditional upon the receipt of a fairness opinion from Goldman Sachs. Goldman Sachs delivered its fairness opinion early in the morning of December 21, 2000, and the merger agreement was executed and the transaction announced that same day.

Great Plains' reasons for the merger

   In reaching its decision to approve and adopt the merger agreement and to unanimously recommend that Great Plains shareholders approve the merger agreement, Great Plains' board identified reasons why the merger should be beneficial to Great Plains and its shareholders, employees, partners and customers. These potential benefits include the following:

  . the opportunity for Great Plains shareholders to receive a premium for their shares based upon the market prices of Great Plains and Microsoft common stock immediately prior to the public announcement of the merger. Specifically, the exchange ratio in the merger represented a 29.3% premium over the closing price for Great Plains common stock on December 20, 2000, the last trading day before Great Plains and Microsoft announced the merger;

  . the ability of Great Plains shareholders to continue to participate in the growth of the business conducted by Microsoft and Great Plains following the merger and to benefit from the potential appreciation in value of shares of Microsoft common stock;

  . the larger public float and trading volumes of shares of Microsoft common stock compared to the public float and trading volumes of shares of Great Plains common stock, which would provide Great Plains shareholders with the opportunity to gain greater liquidity in their investment;

  . the enhanced ability of Great Plains to execute against its mission statement (to improve the lives and business success of its partners and customers) and on its business plan based on the combined resources of Great Plains and Microsoft; and

  . the potential for increased opportunities for Great Plains employees and partners, and the potential for even better solutions for Great Plains current and future customers.

   In the course of deliberations, Great Plains' board also reviewed with its executive management team and its legal and financial advisors a number of additional factors relevant to the merger, including:

  . the terms and conditions of the merger agreement, including termination fees and closing conditions;

  . the likelihood that the merger would be completed;

  . the expected qualification of the merger as a tax-free reorganization under Section 368 of the Internal Revenue Code;

  . the opinion of Goldman Sachs to the effect that, as of the date of the merger agreement and subject to the considerations set forth in the opinion, the 1.1 exchange ratio was fair to shareholders of Great Plains from a financial point of view. (The full text of the opinion, which describes assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex B and Great Plains shareholders are encouraged to read the opinion in its entirety.);

  . information relating to the business, assets, management, competitive position, operating performance, trading performance and prospects of each of Great Plains and Microsoft, including the prospects of Great Plains if it were to continue as an independent company;

  . current economic and financial market conditions and historical market prices, volatility and trading information for Great Plains common stock and Microsoft common stock;

  . the belief, based on presentations by Great Plains' legal and financial advisors, that the terms of the merger agreement, including the limited conditions to Microsoft's obligation to close the merger and the ability of Great Plains to consider proposed alternative business combinations under certain circumstances, are generally customary for transactions such as the merger;

  . whether strategic alternatives to the merger would enhance long-term shareholder value; and

  . discussions with management as to their due diligence investigations of Microsoft.

   Great Plains' board also considered and balanced against the potential benefits of the merger a number of potentially negative factors, including, without limitation, the following:

  . the risk that the merger would not be consummated and the effect of the public announcement of the merger on Great Plains' sales and operating results and Great Plains' ability to attract and retain key management, marketing, technical, sales and other personnel;

  . the possibility that the market value of Microsoft common stock might decrease prior to closing, causing less aggregate value to be paid to Great Plains shareholders;

  . a recognition that Microsoft common stock is traded at high valuation multiples, and the risk that those multiples might not be sustained in the future;

  . the fact that shareholders of Great Plains will not receive the full benefit of any future growth in the value of their equity that Great Plains may have achieved as an independent company, and the potential disadvantage to Great Plains shareholders who receive Microsoft common stock in the event that Microsoft does not perform as well in the future as Great Plains may have performed as an independent company;

  . the possibility that some provisions of the merger agreement, including the no-solicitation and termination fee payment provisions, might have the effect of discouraging other persons potentially interested in merging with or acquiring Great Plains from pursuing such an opportunity; and

  . other matters described in the section entitled "Risk factors" beginning on page 15.

   Great Plains' board concluded that overall these risks were outweighed by the potential benefits of the merger, and determined that the merger was fair to and in the best interests of Great Plains and its shareholders.

   The above discussion does not include all of the information and factors considered by Great Plains' board. In view of the variety of factors considered in connection with its evaluation of the merger agreement, Great Plains' board did not find it practicable to and did not quantify or otherwise assign relative weight to the specific factors considered in reaching its determination. In addition, individual members of Great Plains' board may have given different weight to different factors.

Recommendation of Great Plains' board of directors

   After carefully evaluating these factors, both positive and negative, Great Plains' board of directors has determined that the merger is fair to, and in the best interests of, Great Plains and its shareholders. Great Plains' board of directors unanimously recommends that you vote "FOR" approval of the merger agreement.

Opinion of Great Plains' financial advisor

   Goldman, Sachs & Co. delivered an oral opinion, subsequently confirmed by delivery of a written opinion to the board of directors of Great Plains, dated as of December 21, 2000, that, subject to the matters and assumptions set forth in the opinion, as of that date, the exchange ratio in connection with the merger was fair from a financial point of view to the holders of shares of Great Plains common stock.

   The full text of the written opinion of Goldman Sachs, dated as of December 21, 2000, which sets forth the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Goldman Sachs in connection with the opinion, is attached as Annex B and is incorporated by reference in this proxy statement/prospectus. Great Plains shareholders are urged to, and should read, the opinion in its entirety.

   In connection with its opinion, Goldman Sachs reviewed, among other things:

  . the merger agreement;

  . the Registration Statement on Form S-1 of Great Plains, dated March 5,
    1997;

  . annual reports to stockholders and annual reports on Form 10-K of Great
    Plains for the three fiscal years ended May 31, 2000;

  . annual reports to stockholders and annual reports on Form 10-K of Microsoft for the five fiscal years ended June 30, 2000;

  . various interim reports to stockholders and quarterly reports on Form 10-
    Q of Great Plains and Microsoft;

  . various other communications from Great Plains and Microsoft to their respective stockholders; and

  . various internal financial analyses and forecasts for Great Plains prepared by the management of Great Plains.

   Goldman Sachs also held discussions with members of the senior management of Great Plains regarding their assessment of the strategic rationale for, and the potential benefits of, the merger and the past and current business operations, financial condition and future prospects of Great Plains and Microsoft. In addition, Goldman Sachs:

  . reviewed the reported price and trading activity for the common stock of Great Plains and Microsoft;

  . compared financial and stock market information for Great Plains and Microsoft with similar information for the securities of other publicly traded companies;

  . reviewed the financial terms of recent business combinations in the software industry specifically, and in other industries generally; and

  . performed other studies and analyses that Goldman Sachs considered appropriate.

   Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information that was discussed with or reviewed by it. Goldman Sachs assumed the accuracy and completeness of this information for purposes of rendering its opinion. Goldman Sachs did not make an independent evaluation or appraisal of the assets and liabilities of Great Plains or Microsoft or any of their subsidiaries and was not furnished with an evaluation or appraisal of any of these assets or liabilities. With the consent of the Great Plains board of directors, Goldman Sachs took into account Great Plains' management's views of the risks and uncertainties relating to Great Plains' ability to achieve the forecasts prepared by its management in the amounts and time periods contemplated by those forecasts. Microsoft did not make available to Goldman Sachs its projections of its expected future performance and, therefore, Goldman Sachs' review of these matters was limited to discussions with Microsoft's management of specific research analysts' estimates.

   With the consent of the Great Plains board of directors, Goldman Sachs did not conduct an independent evaluation of the pending litigation against Microsoft, including litigation regarding antitrust and intellectual property matters, or the resulting liability or other consequences Microsoft may incur in connection with that litigation. Based on the information contained in Microsoft's public filings with the Securities and Exchange Commission and on Microsoft's representations and warranties contained in the merger agreement and after consulting with counsel to Great Plains, the Great Plains board of directors directed Goldman Sachs in rendering its opinion to assume that the pending litigation will not have a material adverse effect on Microsoft's financial condition or results of operations, the market price of Microsoft common stock or the conduct of the operations of Microsoft and its subsidiaries. Goldman Sachs was not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with Great Plains (other than a limited discussion with one party which expressed an interest in Great Plains). Goldman Sachs provided its advisory services and opinion for the information and assistance of the board of directors of Great Plains in connection with its consideration of the merger. Goldman Sachs' opinion does not constitute a recommendation as to how any holder of common stock of Great Plains should vote with respect to the merger.

   The following is a summary of the material financial analyses presented by Goldman Sachs to Great Plains in connection with the rendering of the Goldman Sachs opinion. This summary does not purport to be a complete description of the analyses performed by Goldman Sachs. The order of the analyses described, and the results of those analyses, do not represent the relative importance or weight given to the analyses by Goldman Sachs.

   The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the text of each summary.

   (1) Acquisition Premia Analysis. Goldman Sachs calculated the implied acquisition premia for the various periods ending December 20, 2000, the date prior to the date of the announcement of the merger, and for December 20, 2000. Based on the exchange ratio and the average prices for the periods set forth below and for December 20, 2000, Goldman Sachs' analysis indicated the following:

         Implied Acquisition Premia on Various Prices for Great Plains

   Period                                                                Premia
   ------                                                                ------
   52-week high ending on December 20, 2000............................. -45.3%
   52-week low ending on December 20, 2000.............................. 185.3%
   30 day average ending on December 20, 2000...........................  -7.4%
   60 day average ending on December 20, 2000...........................   1.9%
   90 day average ending on December 20, 2000...........................  17.1%
   December 20, 2000....................................................  29.3%

   (2) Relative Stock Price Performance for Selected Comparables. Goldman Sachs reviewed the change in stock price from October 20, 2000 through December 20, 2000 and from November 8, 2000 through December 20, 2000 for Great Plains and Microsoft and compared these changes to similar information for selected indices and companies which included the Nasdaq Composite, JD Edwards, PeopleSoft, Microsoft and SAP. The results of this analysis are as follows:

                                                                  Selected
                                                                Comparables
                                              Great             -------------
                                              Plains  Microsoft Mean   Median
                                              ------  --------- -----  ------
   % change in the stock price from October
    20, 2000 through December 20, 2000.......  17.7%    -36.3%  -25.5% -32.7%
   % change in the stock price from November
    8, 2000 through December 20, 2000........ -21.6%    -40.2%  -31.5% -27.9%

   (3) Selected Companies Comparison. Goldman Sachs reviewed and compared selected financial information and ratios to corresponding financial information and ratios for the following enterprise applications, domestic mid-market and international software companies:

   Enterprise Applications Companies         Domestic Mid-Market Companies
   . International Business Machines, Inc.   . Citrix Software Limited
   . JD Edwards Company                      . Epicor Software Corporation
   . Microsoft Corporation                   . Hyperion Solutions Corporation
   . Oracle Corporation                      . Interact Commerce Corporation
   . PeopleSoft, Inc.                        . Made2Manage Systems Inc.
   . SAP AG                                  . Mapics Inc.
   . Siebel Systems Inc.                     . Onyx Software Corporation
                                             . Pivotal Corporation
   International Companies                   . QAD Inc.
   . Damgaard A/S                            . Symix Systems, Inc.
   . Exact Holding NV
   . Navision Software A/S
   . Sage Group PLC

   The multiples and other financial information calculated by Goldman Sachs were based on the closing prices on December 20, 2000 for shares of Great Plains and the selected companies common stock and/or the most recent publicly available information for Great Plains and each of the selected companies. The price-to-earnings multiples for calendar years 2000 and 2001 and the five-year earnings per share compound annual growth rate for Great Plains and the selected companies were based on median estimates provided by the Institutional Brokers Estimate System, or IBES, except for Microsoft's estimates, which, following a Microsoft public conference call on December 14, 2000 and discussions with Microsoft's management, were based on Goldman Sachs public analyst estimates dated December 15, 2000. Goldman Sachs' analysis of the selected companies compared the following to the results for Great Plains:

  . the December 20, 2000, closing share price as a percentage of the 52-week high share price;

  . the equity market capitalization;

  . the multiple of enterprise value to revenues for calendar years 2000 and 2001;

  . the price-to-earnings multiples for calendar years 2000 and 2001;

  . the five-year earnings per share compound annual growth rate; and

  . the quarterly revenue growth for the last publicly reported quarter.

   The results of these analyses are summarized as follows:

                                                                            Selected
                                                           Selected       Domestic Mid-
                                  Selected Enterprise    International       Market
                                     Applications          Software         Software
                                       Companies           Companies        Companies
                          Great   --------------------  ----------------  --------------
                          Plains    Mean      Median      Mean    Median   Mean   Median
                          ------  ---------  ---------  --------  ------  ------  ------
December 20, 2000
 closing share price as
 a percentage of the 52-
 week high share price..    42.6%      53.1%      50.1%     27.7%   28.0%   25.9%   21.7%

Equity market
 capitalization (in
 millions)..............  $724.9  $88,630.8  $40,241.3  $1,806.7  $609.7  $576.4  $104.1

Enterprise value (in
 millions)..............  $673.0  $87,856.6  $39,483.3  $1,768.6  $557.2  $530.3  $137.5

Multiple of enterprise
 value to revenues
 for 2000...............     4.0x       8.3x       6.3x      4.7x    3.7x    3.4x    1.4x

Multiple of enterprise
 value to revenues
 for 2001...............     2.6x       6.6x       5.1x      3.7x    2.9x    2.4x    0.8x

Price-to-earnings
 multiple for calendar
 year 2000..............    37.6x      33.6x      23.2x     51.8x   45.4x   24.1x   20.7x

Price-to-earnings
 multiple for calendar
 year 2001..............    27.6x      45.6x      43.2x     30.4x   30.6x   18.0x   17.7x

Five-year earnings per
 share compound annual
 growth rate............    37.5%      24.0%      20.0%      N/A     N/A    37.1%   37.5%

Quarterly revenue growth
 for the last publicly
 reported quarter.......    12.6%       0.8%       0.5%      N/A     N/A    11.7%   15.6%

   (4) Selected Transactions Analysis. Goldman Sachs reviewed fifty selected transactions in the software industry since 1999. Goldman Sachs analyzed financial information relating to these transactions, including:

  . the implied offer premium as a percentage of the closing price of the acquired company's shares on the day prior to announcement of the proposed transaction;

  . the implied offer premium as a percentage of the highest price of the acquired company's shares over the fifty-two weeks prior to announcement of the proposed transaction;

  . the multiple of the implied offer price to the acquired company's sales for the latest twelve months, or LTM;

  . the multiple of the implied offer price to the acquired company's LTM earnings before interest and taxes, or EBIT; and

  . the multiple of the implied offer price to the acquired company's LTM net income.

   The results of this selected transactions analysis are set forth as follows:

                                                  High   Mean   Median   Low
                                                 ------  -----  ------  -----
   Implied offer premium as a percentage of the
    closing price of the acquired company's
    shares on the day prior to announcement of
    the proposed transaction...................   196.2%  45.5%  36.7%  -36.7%

   Implied offer premium as a percentage of the
    highest price of the acquired company's
    shares over the 52 weeks prior to the
    announcement of the proposed transaction...   285.6%   3.5%   0.0%  -85.2%

   Multiple of the implied offer price to the
    acquired company's LTM sales...............   301.5x  45.3x  10.4x    1.0x

   Multiple of the implied offer price to the
    acquired company's LTM EBIT................  2375.9x 285.7x  68.1x   16.7x

   Multiple of the implied offer price to the
    acquired company's LTM net income..........  1159.2x 246.3x 100.5x   24.1x


   Goldman Sachs also calculated similar percentages and multiples implied by the merger based on a price per share of Microsoft common stock of $41.50, the closing price on the Nasdaq National Market on December 20, 2000 and, applying the exchange ratio, the corresponding implied value of $45.65 per share of Great Plains common stock. The results of these calculations are as follows:


   . Implied offer premium as a percentage of the closing price of Great
     Plains common stock on December 20, 2000...........................   29.3%

   . Implied offer discount as a percentage of the highest price of
     Great Plains common stock over the 52 weeks prior to December 20,
     2000...............................................................  -45.3%

   . Multiple of the implied offer price to Great Plains' LTM sales (as
     of September 1, 2000)..............................................   4.12x

   . Multiple of the implied offer price to Great Plains' LTM EBIT (as
     of September 1, 2000)..............................................   95.0x

   . Multiple of the implied offer price to Great Plains' LTM net income
     (as of September 1, 2000)..........................................  196.8x

   (5) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis by calculating the present value of the future cash flows that would be produced by Great Plains for 2000 through 2005 based upon Great Plains' management forecasts. Goldman Sachs calculated the terminal values based on multiples of estimated 2005 earnings per share, or EPS, ranging from 20x to 28x. Goldman Sachs discounted the cash flows and the terminal values to a present value based on discount rates ranging from 20% to 30%. Goldman Sachs applied this analysis to Great Plains on both an enterprise and per share basis. The results of this analysis are as follows:

                     Implied Enterprise Value (in millions)

                        Range of terminal values (calculated as a multiple
                                      of estimated 2005 EPS)
                       --------------------------------------------------------------------
   Discount Rate       20.0x          22.0x          24.0x          26.0x           28.0x
   -------------       ------         ------         ------         ------         --------
       20.0%           $768.5         $829.2         $890.0         $950.8         $1,011.5
       22.5             707.7          763.2          818.7          874.1            929.6
       25.0             653.1          703.8          754.6          805.3            856.1
       27.5             603.9          650.4          696.9          743.4            789.9
       30.0             559.5          602.1          644.8          687.5            730.2

                         Implied Equity Value Per Share

                       Range of terminal values (calculated as a multiple
                                     of estimated 2005 EPS)
                       ------------------------------------------------------------------
   Discount Rate       20.0x          22.0x          24.0x          26.0x          28.0x
   -------------       ------         ------         ------         ------         ------
       20.0%           $39.62         $42.22         $44.82         $47.43         $50.03
       22.5             37.01          39.39          41.77          44.14          46.52
       25.0             34.67          36.85          39.02          41.20          43.37
       27.5             32.56          34.56          36.55          38.54          40.53
       30.0             30.46          32.49          34.32          36.15          37.97

   Goldman Sachs also performed discounted cash flow analysis taking into account a range of sales growth changes from -10.0% to 10.0% and a range of EBIT margin changes from -4.0% to 4.0%. In performing this analysis, Goldman Sachs assumed a terminal value of 24x 2005 estimated EPS and a discount rate of 25%. The results of this analysis on both an enterprise and per share basis are as follows:

                     Implied Enterprise Value (in millions)

                                 Range of change in sales growth
                        -------------------------------------------------------------
   Range of change
   in EBIT margin       -10.0%       -5.0%         0.0%          5.0%          10.0%
   ---------------      ------       ------       -------       -------       -------
        -4.0%           $438.9       $467.9       $ 501.6       $ 540.8       $ 585.9
        -2.0             527.7        574.1         628.1         690.5         762.3
         0.0             616.4        680.3         754.6         840.3         938.7
         2.0             705.2        786.6         881.0         990.0       1,115.1
         4.0             793.9        892.8       1,007.5       1,139.7       1,291.4

                         Implied Equity Value Per Share

                                  Range of change in sales growth
                         ------------------------------------------------------------------
   Range of change
   in EBIT margin        -10.0%         -5.0%           0.0%           5.0%          10.0%
   ---------------       ------         ------         ------         ------         ------
        -4.0%            $24.46         $25.90         $27.58         $29.53         $31.78
        -2.0%             28.88          31.19          33.60          36.28          39.35
         0.0%             33.10          35.84          39.02          42.69          46.91
         2.0%             36.90          40.39          44.44          49.11          54.47
         4.0%             40.71          44.95          49.86          55.53          62.03

   (6) Present Value of Future Stock Prices Analysis. Based on Great Plains management projections of calendar year earnings for 2001, 2002 and 2003, Goldman Sachs calculated a range of potential future prices for shares of Great Plains common stock assuming trading multiples ranging from 25x to 40x calendarized EPS. Goldman Sachs calculated the present value of these potential future share prices using a range of discount rates of 15% to 30%. The results of this analysis are as follows:

                       25x EPS Multiple                   30x EPS Multiple
                     --------------------               --------------------
     Discount Rate    2001   2002   2003  Discount Rate  2001   2002   2003
     -------------   ------ ------ ------ ------------- ------ ------ ------
          15%        $34.13 $34.91 $38.45      15%      $40.96 $41.89 $46.14
          20          34.13  33.45  35.31      20        40.96  40.14  42.37
          25          34.13  32.11  32.54      25        40.96  38.54  39.05
          30          34.13  30.88  30.09      30        40.96  37.06  36.10


                       35x EPS Multiple                   40x EPS Multiple
                     --------------------               --------------------
     Discount Rate    2001   2002   2003  Discount Rate  2001   2002   2003
     -------------   ------ ------ ------ ------------- ------ ------ ------
          15%        $47.79 $48.87 $53.83      15%      $54.62 $55.85 $61.52
          20          47.79  46.83  49.43      20        54.62  53.52  56.50
          25          47.79  44.96  45.56      25        54.62  51.38  52.07
          30          47.79  43.23  42.12      30        54.62  49.41  48.14

  (7) Summary Merger Analysis. Goldman Sachs analyzed the financial impact of the merger to the EPS of Microsoft common stock assuming the completion of the merger. Based on management estimates for Great Plains' 2001 EPS and, following a Microsoft public conference call on December 14, 2000 and discussions with Microsoft's management, on Goldman Sachs public analyst estimates for Microsoft's 2001 EPS, this analysis indicated that the merger would have a dilutive effect on Microsoft's 2001 EPS.

  (8) Exchange Ratio Analysis. Goldman Sachs reviewed the exchange ratio history for various periods ending December 20, 2000, including the period beginning July 1, 1997, the date of Great Plains' initial public offering or IPO. Goldman Sachs calculated the implied historical exchange ratios of shares of Great Plains common stock to shares of Microsoft common stock for the average of the periods set forth below and for December 20, 2000, as follows:

                            Period                        Implied Exchange Ratio
                            ------                        ----------------------
     Since IPO through December 20, 2000.................          .63
     One year ended December 20, 2000....................          .55
     Six months ended December 20, 2000..................          .48
     Three months ended December 20, 2000................          .64
     One month ended December 20, 2000...................          .85
     December 20, 2000...................................          .85

   The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all these analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of these analyses. No company or transaction used in the above analyses is directly comparable to Great Plains or Microsoft or the merger.

   The analyses were prepared solely for purposes of providing an opinion to the Great Plains board of directors as to the fairness from a financial point of view to the stockholders of Great Plains of the exchange ratio to be received in connection with the merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of Great Plains, Microsoft, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, the financial analyses presented by Goldman Sachs to the Great Plains board of directors was one of many factors taken into consideration by the Great Plains board of directors in making its determination to approve the merger.

   Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Goldman Sachs is familiar with Great Plains having provided investment banking services to Great Plains from time to time, including having made an $8.3 million principal investment in Great Plains in 1994 and having acted as:

  . managing underwriter of its initial public offering of 3,000,000 shares of common stock in March 1997;

  . managing underwriter of its public offerings of 588,000 shares of common stock in April 1998 and 2,000,000 shares of common stock in March 1999; and

  . its financial advisor in connection with, and having participated in certain of the negotiations leading to, the merger agreement.

   Goldman Sachs also has provided investment banking services to Microsoft from time to time, including having acted as:

  . managing underwriter of its public offering of 10,954,616 shares of its convertible exchangeable preferred stock in December 1996;

  . its financial advisor in connection with its equity investment in Titus
    Communications Corporation in April 2000; and

  . managing underwriter of the initial public offering of 5,200,000 shares of common stock of Expedia, Inc., a subsidiary of Microsoft, in November 1999.

   Goldman Sachs provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of Great Plains or Microsoft for its own account and for the accounts of customers.

   Pursuant to a letter agreement dated October 20, 2000, as amended, Great Plains engaged Goldman Sachs to act as its financial advisor in connection with a possible sale of Great Plains. Pursuant to the letter agreement, Great Plains has agreed to reimburse Goldman Sachs for their reasonable out-of-pocket expenses, including attorneys' fees, and to indemnify Goldman Sachs against various liabilities, including liabilities under the federal securities laws. Also pursuant to the terms of that letter agreement, Great Plains has agreed to pay Goldman Sachs a transaction fee equal to the greater of (1) $8 million or
(2) 0.9% of the total consideration paid in connection with a transaction, provided that Great Plains will not pay an aggregate amount in excess of $11 million. Under the letter agreement, total consideration is defined as the amount paid for Great Plains' equity securities (including amounts paid to holders of options, warrants and convertible securities) plus the principal amount of Great Plains' unpaid indebtedness for borrowed money as set forth on the most recent consolidated balance sheet of Great Plains prior to the consummation of a transaction.

Microsoft's reasons for the merger

   Microsoft's board of directors has determined that the merger is in the best interests of Microsoft and its shareholders. Microsoft's board of directors has approved the merger and the issuance of shares of Microsoft common stock in the merger.

   In reaching its determination, Microsoft's board of directors identified the following reasons, among others, for entering into the merger agreement:

  . Great Plains has built a strong business centered on delivering business applications to small and medium-sized customers through a global network of channel partners and Microsoft does not have a similar product offering;

  . The nature of Great Plains' products and its customers creates a natural complement to the Microsoft bCentral business;

  . In the view of Microsoft's management, Great Plains' future growth prospects will be derived from accelerating small and medium business efficiency and agility and by automating interconnected business processes. The combination of Microsoft's Internet technology with Great Plains' domain expertise and application development capacity in business management will create solutions that help companies realize this growth potential; and

  . The Great Plains indirect business model which focuses on offering solutions through value added resellers is very compatible with Microsoft's own business models and the Great Plains channel will provide a more business focused distribution channel.

Structure of the merger; completion and effectiveness of the merger

   The merger agreement provides for the merger of Rubicon Acquisition Corporation, a wholly owned subsidiary of Microsoft, with and into Great Plains. Before the effective time of the merger, Microsoft, Rubicon and Great Plains will continue to be separate entities.

   The merger will be completed when all of the conditions to completion of the merger are satisfied or waived, including approval of the merger agreement by Great Plains' shareholders.

   At the effective time of the merger, which occurs the day that articles of merger and an agreement and plan of merger are filed with the Secretary of State of the states of Washington and Minnesota, Rubicon and Great Plains will merge. Great Plains will survive the merger as a wholly owned subsidiary of Microsoft.

Merger consideration; conversion of Great Plains common stock

   At the effective time of the merger, each outstanding share of Great Plains common stock will be automatically converted into the right to receive 1.1 shares of Microsoft common stock. The exchange ratio of 1.1 was determined through arm's-length negotiations between Microsoft and Great Plains. Up to 25,792,235 shares of Microsoft common stock will be issued in the merger (based on the number of shares of Great Plains common stock currently outstanding and assuming that all options to acquire Great Plains common stock that are currently outstanding and which will be exercisable as of September 30, 2001 are exercised prior to the merger).

   No fractional shares of Microsoft common stock will be issued in connection with the merger. You will receive cash for any fractional share you would otherwise receive in the merger. The amount of cash that Microsoft will pay you in lieu of a fractional share is equal to the average closing price of Microsoft common stock on the Nasdaq Stock Market over the last twenty trading days ending on the fifth trading day before the closing date, multiplied by the fraction of a share of Microsoft common stock to which you would otherwise be entitled. Great Plains shareholders will not receive interest on cash payments in lieu of fractional shares.

   The conversion of Great Plains common stock into the right to receive Microsoft common stock will occur automatically at the effective time of the merger. At that time, all shares of Great Plains common stock will no longer be outstanding, will automatically be canceled and will cease to exist. Subject to the dissenters' rights described elsewhere in this proxy statement/prospectus, each holder of shares of Great Plains common stock will cease to have any rights as a shareholder except the right to receive the Microsoft common stock into which those shares were converted in the merger and the right to receive cash for any fractional share of Microsoft common stock.

Treatment of options and employee stock purchase and benefit plans

   At the effective time of the merger, each then-outstanding option to purchase shares of Great Plains common stock will be assumed by Microsoft and will become an option to purchase shares of Microsoft common stock. The number of shares of Microsoft common stock for which the assumed option will be exercisable will be determined by multiplying the number of Great Plains shares subject to the option by 1.1, and the per share exercise price will be determined by dividing the per share exercise price of the Great Plains option by 1.1 (rounded up to the nearest whole cent). To avoid options to purchase fractional shares, the number of shares of Microsoft common stock subject to an assumed option will be rounded down to the nearest whole share. The other terms of the assumed Great Plains options (other than those held by non-employee directors), including exercisability and vesting schedules, will remain unchanged.

   Microsoft has agreed to use good faith efforts to ensure that Great Plains options which qualified as "incentive stock options" as defined by the Internal Revenue Code prior to the merger will qualify as incentive stock options for Microsoft common stock after the merger. Great Plains options that do not qualify as incentive stock options will convert into options for Microsoft common stock that are similarly non-qualified.

   Microsoft intends to issue the shares of Microsoft common stock issuable upon the exercise of assumed Great Plains options under Microsoft's 2001 Stock Plan, which is subject to a currently effective registration statement on Form S-8 filed with the SEC. Alternatively, Microsoft may file a registration statement with the SEC to register the shares of Microsoft common stock to be issued upon exercise of the assumed Great Plains options. Microsoft will use its best efforts to maintain the effectiveness of the applicable registration statement for as long as any assumed Great Plains options remain outstanding. Microsoft will use commercially reasonable best efforts to give holders of substituted Microsoft options notice of their new options as soon as practicable after the effective time of the merger.

   In accordance with the provisions of the FRx 1999 Stock Option/Stock Issuance Plan (which was assumed by Great Plains in its acquisition of FRx Software Corporation on March 2, 2000), vesting of options granted under that plan will accelerate if, within one year following the FRx acquisition, an option holder's employment terminates for reasons not attributable to the option holder.

   Certain options granted under Great Plains' stock option plans accelerate following a change in control of Great Plains if those options are not assumed on the same terms and conditions. Because all options under these plans will be assumed by Microsoft on the same terms, acceleration of options under these plans will not occur.

   Immediately before the effective time of the merger, Great Plains will terminate or modify according to Microsoft's direction Great Plains' stock purchase plan. This termination will not result in any loss of rights for those employees who purchased stock or have already been granted options or other awards under the plan. On the date of the termination of the plan, all funds that have been withheld from the wages of Great Plains employees for the purchase of Great Plains common stock under the plan will be applied to a final purchase under the Great Plains stock purchase plan. Following the closing, Microsoft intends that Great Plains employees will be eligible to participate in Microsoft's employee stock purchase plan subject to the eligibility requirements set forth in that plan.

   After completion of the merger, Microsoft has the right to require Great Plains to modify or terminate its other employee benefits plans; however, it is currently anticipated that Great Plains will maintain its own separate non-stock based benefits plans for the immediate future, without modification.

Interests of Great Plains' directors, executive officers and certain employees in the merger

   When considering the recommendation of Great Plains' board of directors, you should be aware that some of Great Plains' directors and executive officers have interests in the merger and have arrangements that are different from, or are in addition to, their interests as shareholders of Great Plains generally. These include, among other things, indemnification rights and other benefits and payments under certain agreements and employee benefit and retention plans.

  . Nonemployee directors. Microsoft does not plan to retain any nonemployee directors of Great Plains following completion of the merger. Accordingly, pursuant to the terms of the Great Plains Outside Directors Stock Plan, all stock options held by directors granted under this plan will accelerate upon the completion of the merger. These directors will receive no other benefits in connection with the merger.

  . Indemnification. Microsoft has agreed that if the merger is completed, all rights to indemnification (including payment of litigation expenses) of current or former directors, officers and employees of Great Plains and its subsidiaries arising from actions taken before the consummation of the merger, under Minnesota law and Great Plains' articles of incorporation and bylaws, will be assumed by Microsoft, continue in full force and effect for six years from the effective date of the merger and be guaranteed by Microsoft.

  . Employment offer letters. Microsoft has agreed to issue offer letters to the following officers and senior administrative employees of Great Plains who might otherwise have been adversely affected by a business combination:

     Name:             Title:
     -----             ------
     Coulombe, David   Vice President of Strategy and Planning
     Edson, David      Vice President of Finance and Controller
     Erdle, Dennis     Senior Vice President of U.S. Operations
     Herman, Doug      General Counsel
     Laybourn, Darren  Executive Vice President of Products
     O'Hara, David     Executive Vice President of International Operations and
                       Business Development
     Olsen, Michael    Senior Vice President, Corporate Communications
     Reller, Tami      Chief Financial Officer
     Robertson, Bonnie Vice President of Organizational Development
     Slette, Michael   Vice President of Human Resources
     Uecker-Rust, Jodi Chief Operating Officer
     Young, Jeffrey    Executive Vice President of Global Operations

      Under the terms of these offer letters, employment of these officers and employees of Great Plains will continue following the merger and they will receive the same salary and bonus compensation as they do prior to the merger. In addition to their existing options to acquire Great Plains common stock that will be assumed by Microsoft in the merger, these persons, along with all other Great Plains employees, will be eligible to receive new-hire grants of options to acquire Microsoft common stock under Microsoft's 2001 Stock Plan. The number of new stock options offered would be similar to the number Microsoft typically grants to other new Microsoft employees performing comparable work. The offer letters also provide that, upon termination of the employee without cause within twenty-four months after the merger, the employee will be entitled to receive a payment equal to the greater of the employee's annual base salary plus annual incentive compensation bonuses paid at 100% of goal (excluding special compensation such as stock-based compensation) at the time of such termination or the date of the announcement of the merger. The offer letters replace the right to certain payments which would have been due under pre-existing employment arrangements with these officers and employees that would otherwise be triggered upon (i) a change in control of Great Plains, and (ii) termination of employment.

  . Doug Burgum. Microsoft intends to offer employment to Doug Burgum, Great
    Plains' chairman and chief executive officer, on substantially the same terms and conditions as his current employment. Doug Burgum will be president of the Great Plains Division and a Microsoft senior vice president.

  . Stock ownership. Under the terms of the merger agreement, at the time the merger is completed, each outstanding share of Great Plains common stock will be automatically converted into the right to receive 1.1 shares of
    Microsoft common stock. As of [      ], 2001, the record date,
    collectively Great Plains' directors and executive officers beneficially owned 4,639,335 shares, or approximately [22.9%], of Great Plains' outstanding common stock (not including options, which are described below).

  . Stock options. Under the terms of the merger agreement, at the time the merger is completed, each outstanding option to purchase shares of Great Plains common stock issued to employees and directors of Great Plains will be assumed by Microsoft and will become an option to purchase shares of Microsoft common stock. The terms of an assumed Great Plains option held by a Great Plains employee or officer will not be affected by the merger, except that the number of shares subject to the option and the exercise price per share will be adjusted to reflect the exchange ratio. The terms of an assumed Great Plains option held by a non-employee director will be affected by the merger to the extent that these options must be exercised within ninety days following the merger.

      As of the record date, directors and executive officers of Great
   Plains collectively held outstanding options to purchase [     ] shares
   of Great Plains common stock. Of these options, [    ] were vested as of
   the record date.

   Great Plains' board of directors was aware of and considered these interests in approving the merger agreement and recommending that Great Plains' shareholders approve the merger agreement.

Restrictions on sales by affiliates of Great Plains and Microsoft

   All shares of Microsoft common stock received by Great Plains shareholders in connection with the merger will be freely transferable unless the shareholder is considered an affiliate of either Great Plains or Microsoft under the Securities Act.

   Each Great Plains affiliate agreed that he or she will sell, offer to sell or otherwise dispose of any Microsoft common stock issued in connection with the merger only under an effective registration statement or in compliance with Rule 145 or other exemption from registration under the Securities Act. Microsoft has agreed to use its reasonable efforts to permit affiliate sales under Rule 145 and Rule 144 and to file all reports required to be filed under the Securities Exchange Act of 1934.

Material United States federal income tax consequences of the merger

   It is a condition to the merger that Great Plains and Microsoft each receive an opinion from their respective tax counsel that the merger will constitute a reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and that Microsoft, the wholly owned subsidiary of Microsoft and Great Plains will each be a party to that reorganization. Great Plains will receive an opinion of its tax counsel, Dorsey & Whitney LLP, as to certain federal income tax consequences of the merger to Great Plains shareholders and Microsoft will receive an opinion of its tax counsel, Preston Gates & Ellis LLP, as to certain federal income tax consequences of the merger. The Internal Revenue Service has not been and will not be asked to rule upon the tax consequences of the merger.

   The opinions of Dorsey & Whitney LLP and Preston Gates & Ellis LLP will be based upon the facts described herein and various representations and covenants made by Microsoft and Great Plains and will also be subject to various assumptions and qualifications. The opinions of Dorsey & Whitney LLP and Preston Gates & Ellis LLP will be based upon the Internal Revenue Code, existing and proposed Treasury regulations, current administrative rulings and practice and judicial authority, all of which are subject to change, possibly with retroactive effect. Unlike a ruling from the Service, an opinion of counsel is not binding on the Internal Revenue Service and there can be no assurance, and none is given in this Proxy Statement/Prospectus, that the

Service will not take a position contrary to one or more positions reflected herein or that the opinions will be upheld by the courts if challenged by the Service.

   The following is only a general description of certain anticipated federal income tax consequences of the merger, without regard to the particular circumstances of each shareholder of Great Plains. It does not discuss all of the consequences that may be relevant to Great Plains shareholders subject to special treatment under the Internal Revenue Code (such as insurance companies, dealers in securities, exempt organizations or foreign persons) or to shareholders of Great Plains who acquired their Great Plains common stock in connection with employee stock options, stock purchase plans or otherwise as compensation. The following summary does not purport to be a complete analysis of all potential tax effects of the transactions contemplated by the merger agreement or the merger itself. No information is provided herein with respect to the tax consequences, if any, of the merger under state, local or foreign tax laws.

   Each holder of Great Plains common stock is urged to consult his or her own tax advisor as to the federal income tax consequences of the merger, and also as to any state, local, foreign or other tax consequences based on his or her own particular facts and circumstances.

   Assuming the merger qualifies as a tax-free reorganization, the following federal income tax consequences will result from the merger:

  . Great Plains, Microsoft and the wholly owned merger subsidiary of Microsoft will each be a party to the reorganization within the meaning of Section 368(b) of the Internal Revenue Code.

  . No income, gain or loss will be recognized by Great Plains or Microsoft as a result of the consummation of the merger.

  . No gain or loss will be recognized by the holders of Great Plains common stock upon the exchange of Great Plains common stock solely for Microsoft common stock pursuant to the merger, except to the extent of cash received in lieu of fractional shares of Microsoft common stock or in connection with the exercise of dissenters' rights.

  . The basis of the Microsoft common stock received by a shareholder of Great Plains pursuant to the merger, including any fractional shares deemed received as described below, will be the same as the basis of the Great Plains common stock surrendered in exchange therefor.

  . The holding period of the Microsoft common stock received by a shareholder of Great Plains pursuant to the merger will include the period during which the Great Plains common stock surrendered therefor was held, provided the Great Plains common stock is a capital asset in the hands of the Great Plains shareholder at the time of the merger.

  . Cash payments made to a holder of Great Plains common stock in lieu of fractional shares of Microsoft common stock will be treated as if a fractional share of Microsoft common stock had been issued pursuant to the merger and then redeemed by Microsoft. A holder of Great Plains common stock receiving cash in lieu of fractional shares will generally recognize gain or loss equal to the difference between the shareholder's basis in the fractional share and the amount of cash received. This gain or loss will be capital gain or loss provided the Great Plains common stock was a capital asset in the hands of the Great Plains shareholder at the time of the merger.

  . Cash payments made to a holder of Great Plains common stock who exercises dissenters' rights will be treated as distributions in redemption of the shareholder's Great Plains common stock. A holder of Great Plains common stock receiving cash in connection with the exercise of dissenters' rights will recognize either: (1) gain or loss equal to the difference between the cash received and the holder's basis in the Great Plains common stock; or (2) dividend income, depending upon whether the deemed redemption qualifies for sale or exchange treatment under the tests set forth in Section 302 of the Code. Gain or loss will be capital gain or loss provided the Great Plains common stock was a capital asset in the hands of the Great Plains shareholder at the time of the merger.

Accounting treatment of the merger

   The merger will be accounted for using the purchase method of accounting in accordance with generally accepted accounting principles. Microsoft will be deemed the acquiror for financial reporting purposes. Under the purchase method of accounting, the purchase price in the merger is allocated among the Great Plains assets acquired, including identifiable intangibles, and the Great Plains liabilities assumed to the extent of their fair market value, with any excess purchase price being allocated to goodwill.

Regulatory filings and approvals required to complete the merger

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, certain acquisition transactions, including the merger, cannot be consummated unless specified information has been furnished to the Federal Trade Commission and the Antitrust Division of the United States Department of Justice and specific waiting period requirements have been satisfied. On January 19, 2001, each of Microsoft and Great Plains made the required premerger notification filings with the Federal Trade Commission and the Antitrust Division of the Department of Justice. Under the Hart-Scott-Rodino Act, the merger may not be consummated until the expiration of at least thirty days following the receipt of the Notifications under the Act, unless the waiting period is earlier terminated by the FTC and the Antitrust Division or extended by the issuance of a request for additional information and documents.

   The FTC and the Antitrust Division are charged with enforcing antitrust laws concerning transactions such as the merger. At any time before or after the consummation of the merger, the FTC or the Antitrust Division could take such action under the antitrust laws as it deems appropriate, including seeking to enjoin the consummation of the merger or seeking the divestiture of assets of Great Plains or Microsoft. Great Plains and Microsoft believe that the proposed merger does not violate the antitrust laws. However, a challenge to the merger on antitrust grounds could be made. If such a challenge is made, it is uncertain what the results would be. Due to the international scope of Microsoft's and Great Plains' businesses, regulatory filings will also be required in certain European and other jurisdictions. Microsoft and Great Plains do not expect those non-U.S. filings to affect the timing of the merger. Other than as described in this paragraph and the filing of the actual merger documents with the Secretary of State of the states of Washington and Minnesota, Microsoft and Great Plains believe that the merger does not require the approval of any U.S. federal, state or other agency.

Exchange of Great Plains stock certificates for Microsoft stock certificates

   Within fifteen days after the closing of the merger, Microsoft will send a letter of transmittal to all former Great Plains shareholders. In order to exchange Great Plains common stock for Microsoft common stock, you must deliver the letter of transmittal to the exchange agent, Mellon Investor Services LLC. To be effective, the letter of transmittal must be properly completed, signed and submitted to the exchange agent in the return envelope mailed with the letter of transmittal and accompanied by (a) the certificates as to which the exchange is proposed to be made or (b) an appropriate guarantee of delivery of the certificates from a firm that is a member of a registered national securities exchange or of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States, provided that you do in fact deliver the certificates to the exchange agent within three Nasdaq trading days after the date the guarantee of delivery is executed.

   Microsoft has the reasonable discretion, which it may delegate in whole or in part to the exchange agent, to determine whether any letter of transmittal has been properly completed, signed and submitted or revoked and to disregard immaterial defects in the form of election or letter of transmittal. The exchange agent will make those computations contemplated by the merger agreement, and, in the absence of manifest error, all such computations will be conclusive and binding on the holders of Great Plains common stock.

   As soon as practicable after receipt of your properly completed letter of transmittal, the exchange agent will deliver to you a certificate representing the appropriate number of shares of Microsoft common stock, together with a check representing the cash payment for any fractional share.

Listing of Microsoft common stock; delisting and deregistration of Great Plains common stock

   If the merger is completed, Microsoft is obligated to use commercially reasonable best efforts to cause the shares of Microsoft common stock that will be issued in connection with the merger, and the shares of Microsoft common stock that will be issued on exercise of assumed Great Plains options, to be quoted on the Nasdaq Stock Market or listed on the same national securities exchange as Microsoft common stock is then listed. Great Plains common stock will be delisted from the Nasdaq Stock Market and will be deregistered under the Exchange Act.

Operations after the merger

   After the merger, Great Plains will continue to operate as the Great Plains Division of Microsoft, reporting jointly to Jeff Raikes, group vice president of Microsoft's Productivity and Business Services Group, and David Vaskevitch, senior vice president of the Business Application Division at Microsoft. The Business Productivity and Business Service Group is charged with delivering business productivity solutions that empower knowledge workers. The Business Application Division is engaged in developing and delivering a core set of business management software applications and Internet services to small and medium size businesses.

   Doug Burgum, Great Plains' chairman and chief executive officer, will be president of the Great Plains Division and a Microsoft senior vice president.

                              THE MERGER AGREEMENT

   This section of the proxy statement/prospectus describes the merger agreement. While we believe that the description covers the material terms of the merger agreement, this summary may not contain all of the information that is important to you. We urge you to carefully read the merger agreement, which is incorporated by reference into this proxy statement/prospectus and attached to this proxy statement/prospectus as Annex A.

Conditions to completion of the merger

   The obligations of each of Microsoft and Great Plains to effect the merger are subject to the satisfaction before the closing date of specific conditions, any or all of which may be waived by the party for whose benefit the condition runs, including:

  . the approval by Great Plains' shareholders of the merger agreement as required by Minnesota law;

  . the obtaining of all legally required consents and approvals, including expiration of all applicable waiting periods under the Hart-Scott-Rodino Act, except when the failure to obtain a consent would not have a material adverse effect on the consummation of the merger or the business condition of Microsoft or Great Plains;

  . the effectiveness of the registration statement relating to the Microsoft common stock to be issued in connection with the merger;

  . the absence of any statute, rule, regulation, order, decree or injunction prohibiting the merger or which imposes a condition which would materially adversely impact Great Plains' business or the expected benefits of the transaction;

  . the absence of any action or proceeding challenging or seeking to restrain the merger or material money damages or seeking to impose conditions on the merger that would materially impact Microsoft's ability to operate Great Plains' business;

  . the accuracy of the other party's representations and warranties in the agreement, except in respects that do not have a material adverse effect, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party;

  . the performance by both parties of their obligations under the merger agreement, except for breaches that would not have a material adverse effect on the other party, and the receipt by each party of a certificate to that effect from a designated executive officer of the other party;

  . receipt by each of Great Plains and Microsoft of an opinion from its tax counsel that the merger will qualify as a tax-free reorganization for federal income tax purposes;

  . the execution of certain other related agreements;

  . receipt by each of Great Plains and Microsoft of a legal opinion from the other party's legal counsel;

  . each of certain key officers and senior managers of Great Plains, not less than 90% of Great Plains' employees engaged in development and support and at least 80% of all other employees of Great Plains shall remain employed by Great Plains;

  . Great Plains shareholders holding not more than 5% of Great Plains common stock shall have asserted dissenters rights under applicable law; and

  . certain change in control agreements that would provide for cash payments to certain officers and senior managers of Great Plains shall have been amended to Microsoft's satisfaction in accordance with the merger agreement.

Representations and warranties

   The merger agreement contains customary representations and warranties of each of Great Plains, Microsoft and Rubicon Acquisition Corporation relating to, among other things:

  . organization and related matters;

  . capital structure;

  . authorization, execution, delivery, performance and enforceability of the merger agreement and related matters;

  . an absence of defaults and violations under charter documents, instruments and laws;

  . documents filed by the parties with the SEC and the accuracy of the information contained in those documents;

  . the accuracy of information supplied by the parties for inclusion in filings and other documents contemplated by the merger agreement;

  . an absence of defaults which would have a material adverse effect on business conditions of the parties under obligations of the parties;

  . an absence of undisclosed material adverse changes;

  . disclosures made in the merger agreement or in connection with the merger;

  . an absence of undisclosed liabilities;

  . the vote required for approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement; and

  . brokers and finders fees.

   Great Plains has made additional customary representations and warranties relating to, among other things:

  . litigation;

  . ownership of Great Plains' subsidiaries;

  . an absence of violations of any applicable law, rule, regulation, judgment, decree or order of any governmental entity;

  . employee benefits and other employment matters;

  . major contracts;

  . taxes;

  . interests of officers and directors of Great Plains;

  . technology and intellectual property rights;

  . real property;

  . material relations;

  . the receipt of a fairness opinion from Great Plains' financial advisor;

  . change in control agreements;

  . leases;

  . environmental matters; and

  . absence of illegal or unreported or unrecorded payments.

Conduct of business before closing of the merger

   Microsoft and Great Plains have each agreed that until the earlier of the termination of the merger agreement or the effective time of the merger, except as expressly contemplated by the merger agreement or with the prior written consent of the other party, it will take specified actions and decline to take specified actions, as described below.

   Each of Microsoft and Great Plains has agreed that it will, among other things:

  . not take any action that would breach its respective representations and warranties under the merger agreement;

  . use its commercially reasonable best efforts to obtain all consents and approvals required for the consummation of the transactions contemplated by the merger agreement;

  . take all reasonable steps to (a) make the filings required under the Hart-Scott-Rodino Act with respect to the merger, (b) comply in a timely manner with any request under the Hart-Scott-Rodino Act for additional information from the FTC, the Antitrust Division of the Department of Justice or other governmental entity with respect to those filings and
    (c) cooperate with the other party in connection with those filings and in connection with resolving any investigation or other inquiry of any agency or other governmental entity under any antitrust laws with respect to those filings, the merger or any other relevant transaction;

  . take all reasonable (a) steps to resolve any objections asserted by any governmental entity with respect to the merger and (b) actions required to cause the expiration of the notice periods under the Hart-Scott-Rodino Act or other antitrust laws with respect to the merger and any other relevant transactions;

  . use its commercially reasonable best efforts to effectuate the transactions contemplated by the merger agreement and fulfill the conditions to the closing of the merger, subject to certain exceptions;

  . use its commercially reasonable best efforts to cause their respective accountants to issue customary "comfort letters" in connection with this proxy statement/prospectus;

  . allow reasonable mutual access to their respective business books and records and other business information;

  . prepare and file a registration statement for the Microsoft common stock issuable in the merger on Form S-4, including this proxy statement/prospectus;

  . take any necessary action so that the acquisition of Microsoft common stock or options and the disposition of Great Plains common stock or options by Great Plains employees subject to Section 16 of the Exchange Act and by Great Plains directors will be exempt from the short-swing profit liability rules of Section 16(b) and Rule 16b-3 of the Exchange Act;

  . notify the other party of any material adverse events;

  . work together to develop appropriate communications to employees of Great
    Plains regarding the merger, and to develop a transition plan;

  . take all reasonable actions necessary to comply with any legal requirements related to the merger, and disclose to each other the information relevant to the legal requirements; and

  . cooperate with respect to public announcements related to the merger.

   Great Plains has agreed that it and each of its significant subsidiaries will carry on their businesses in the ordinary course consistent with past practice, and use all reasonable efforts consistent with past practice to preserve intact their business organizations, keep available the services of their present officers, consultants and employees and preserve their relationships with customers, suppliers, distributors and others having business

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

with them. Great Plains will promptly notify Microsoft of any event that is not in the ordinary course of business of Great Plains or its subsidiaries and is materially adverse to Great Plains' business condition. In addition, Great Plains has agreed that, except as previously disclosed to Microsoft, neither it nor any of its subsidiaries will, without the prior written consent of
Microsoft:

  . alter or accelerate any exercisability, vesting or similar provisions of stock option or benefit plans or authorize cash payments in exchange for awards under those plans, except in the ordinary course of business;

  . grant any severance pay to any officer, director or employee, except in the ordinary course consistent with past practice;

  . except in the ordinary course of business consistent with past practices, transfer to any outside person or entity any rights to Great Plains' intellectual property;

  . enter into or amend any agreement granting a third party exclusive marketing or manufacturing rights;

  . commence or settle any claim, action or proceeding, except in the ordinary course of business or in immaterial amounts and except for specified types of lawsuits;

  . enter into leases that extend beyond December 21, 2002 and obligate Great
    Plains to pay aggregate gross rent in excess of $1 million;

  . extend any offers of employment for a position of vice president or higher;

  . declare or pay any dividends or make any other distributions with respect to its capital stock, split or reclassify its capital stock, issue or authorize the issuance of any other securities in respect of or in substitution for its capital stock, or repurchase or otherwise acquire any of its capital stock other than repurchasing vested stock from former employees;

  . issue or agree to issue any capital stock, options, warrants, calls, conversion rights or other similar securities, subject to certain limited exceptions;

  . accelerate any options to acquire Great Plains stock;

  . amend its corporate charter documents;

  . acquire or agree to acquire any corporation, partnership or other business organization or assets that are material to Great Plains' business condition;

  . dispose of any assets, except in the ordinary course of business or in immaterial amounts;

  . incur material indebtedness;

  . enter into or materially amend any material employee benefit plans or, except in the ordinary course of business, enter into employment agreements or increase employee remuneration; or

  . settle any material claims, actions or proceedings.

   In addition, Great Plains has agreed that it will:

  . call a special meeting of Great Plains shareholders for the consideration and approval of the merger agreement and the transactions contemplated by the merger agreement;

  . provide Microsoft with such information for inclusion in this proxy statement/prospectus and the related registration statement as Microsoft may reasonably request;

  . without the loss of any vested benefits but without accelerating any unvested rights (except as required by law), terminate or modify any employee benefit plans as directed by Microsoft immediately before the effective time of the merger or take such action as may be directed by Microsoft to merge those plans with Microsoft employee benefit plans at the effective time of the merger; and

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

  . promptly file all tax returns and pay all taxes required to be filed or paid before the closing of the merger.

   Microsoft has agreed that it will:

  . use its commercially reasonable best efforts to cause the shares of Microsoft common stock to be issued in connection with the merger and upon the exercise of assumed Great Plains options to be quoted at the effective time on the Nasdaq Stock Market or listed on the same national exchange as Microsoft common stock is listed; and

  . implement certain compensation and bonus arrangements for Great Plains employees following the merger. See "Interests of Great Plains' directors and executive officers in the merger" on page 37.

Exclusivity

   Great Plains has agreed that, subject to limited exceptions, it will not, and will use its commercially reasonable best efforts to ensure that none of its officers, directors, agents, representatives or affiliates will not, take or cause or permit any subsidiary to take any of the following actions with any party other than Microsoft:

  . solicit, encourage, initiate or participate in any negotiations, inquiries or discussions regarding any offer or proposal to acquire all or a significant part of Great Plains' or its subsidiaries' business, assets or capital shares;

  . enter into any agreement related to an acquisition of all or a significant part of Great Plains' or its subsidiaries' business, assets or capital shares;

  . authorize or announce any public statement, recommendation or solicitation in support of an acquisition of all or a significant part of Great Plains' or its subsidiaries' business, assets or capital shares; or

  . disclose any customarily nonpublic information about Great Plains in connection with an acquisition of all or a significant part of Great Plains' or its subsidiaries' business, assets or capital shares.

   However, Great Plains' board of directors may recommend to shareholders that they tender their shares in connection with a tender offer by an acquiror other than Microsoft if the board determines in good faith and after consultation with legal counsel that its fiduciary duty to its shareholders so requires. In addition, the board may give information to a third party who has made an unsolicited acquisition proposal that the board reasonably believes is financially more favorable to Great Plains and its shareholders than the merger with Microsoft, as long as Great Plains notifies Microsoft three business days before furnishing the information. Great Plains will promptly inform Microsoft of any inquiry or proposal that it receives with respect to an acquisition transaction or any request by any person for nonpublic information concerning Great Plains or any of its subsidiaries, and will provide Microsoft with the material facts relating to the offer, proposal or request, including the identity of the third party making the inquiry or proposal. After that notification, Great Plains is obligated to inform Microsoft of additional material facts as they arise and to provide Microsoft with any additional information Great Plains gives to the third party.

Termination of the merger agreement

   Even if Great Plains' shareholders approve the merger agreement, the merger agreement may be terminated by the mutual agreement of the parties at any time before the effective time of the merger. In addition, the merger agreement may be terminated by either Great Plains or Microsoft under any of the following circumstances:

  . if the terminating party is not in material breach of any representation, warranty, covenant or agreement and the other party breaches a representation, warranty, covenant or agreement in the merger agreement, if the breach has a material adverse effect on the business of the non-breaching party or on the benefits of the merger and the breach has not been cured or best efforts are not being employed to cure the breach within twenty days after notice is given to the breaching party;

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

  . if the merger has not been consummated before September 30, 2001 (subject to extension until March 31, 2002 if Great Plains and Microsoft have agreed to pursue litigation against any administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law);

  . if Great Plains shareholders have voted on but not approved the merger agreement;

  . if there exists an administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law and either party determines that it is not in its best interest to contest or resist the proceeding; or

  . if any permanent injunction or other order preventing the merger has become final and non-appealable.

   In addition, Microsoft may terminate the merger agreement if:

  . Great Plains' board of directors withdraws or modifies, in a manner adverse to Microsoft, its approval or recommendation of the merger; or

  . Great Plains or its representatives take any action prohibited by the exclusivity provisions of the merger agreement.

Termination fees

   Microsoft has agreed to pay Great Plains a termination fee of $40 million if Great Plains is not then in material breach of the merger agreement and Great Plains terminates the agreement as a result of a material breach by Microsoft of its representations, warranties, covenants or agreements and that breach has not been cured or Microsoft is not using its best efforts to cure the breach within twenty days after notice is given to Microsoft.

   Great Plains has agreed to pay Microsoft a termination fee of $40 million if Microsoft is not then in material breach of the merger agreement and Microsoft terminates the agreement for any of the following reasons:

  . Great Plains' board of directors has withdrawn or modified, in a manner adverse to Microsoft, its approval or recommendation of the merger;

  . Great Plains or its representatives have taken any action prohibited by the provisions of the merger agreement regarding potential acquisitions of Great Plains by parties other than Microsoft;

  . Great Plains has entered an agreement with any person other than Microsoft to a transaction that will result in a change in the beneficial ownership of more than 50% of the voting power of Great Plains capital stock before or within twelve months after the termination of the merger agreement; or

  . Great Plains has materially breached its representations, warranties, covenants or agreements in the merger agreement and that breach has not been cured or Great Plains is not using its best efforts to cure the breach within twenty days after notice is given to Great Plains.

   The termination fee from Great Plains may increase the likelihood of the completion of the merger in accordance with the terms of the merger agreement. The termination fee may also discourage persons from making an offer to acquire all of or a significant interest in Great Plains by increasing the cost of an acquisition.

   In addition, Microsoft has agreed to pay Great Plains a termination fee of $5 million if

  . the required antitrust approvals have not been obtained before September
    30, 2001 (subject to extension until March 31, 2002 if Great Plains and Microsoft have agreed to pursue litigation against any administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law); or

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

  . either party terminates the agreement as a result of an administrative or judicial action or proceeding challenging the merger on the basis that it violates antitrust law and that party determines that it is not in its best interest to contest or resist the proceeding.

Extension; waiver

   At any time before the effective time of the merger, any party to the merger agreement may, to the extent legally allowed, extend the time for the performance of any other party's obligations under the merger agreement, waive any inaccuracies in the representations and warranties of any other party in the merger agreement or related documents and waive compliance with any of the agreements, conditions or covenants in the merger agreement that are for the benefit of the waiving party.

Amendments

   The merger agreement may be amended by Microsoft and Great Plains at any time before or after approval by Great Plains' shareholders, except that, after shareholder approval, Great Plains and Microsoft may not make any amendment that by law requires the further approval of Great Plains' shareholders without obtaining that approval.

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

                               RELATED AGREEMENTS

   This section of the proxy statement/prospectus describes agreements related to the merger agreement, including the Great Plains management voting agreements and letters of Great Plains affiliates. While we believe that these descriptions cover the material terms of these agreements, these summaries may not contain all of the information that is important to you. You should read the related agreements, which are attached to this proxy statement/prospectus or filed as an exhibit to the registration statement filed by Microsoft with the SEC, of which this proxy statement/prospectus is a part.

Great Plains management voting agreements

   As a condition to the merger agreement, Microsoft required Great Plains' directors and executive officers to enter into voting agreements. These voting agreements require, without any additional consideration, Great Plains' directors and executive officers to vote all of the shares of Great Plains
common stock they beneficially own in favor of the merger. As of [      ],
2001, the record date, Great Plains' directors and executive officers
collectively held the power to vote [    ] shares of Great Plains common stock,
which represented approximately [22.9]% of Great Plains' outstanding common stock. In connection with the agreement, Great Plains' directors and executive officers granted an irrevocable proxy to the directors of Microsoft, giving the Microsoft directors the right to vote the shares covered by the voting agreement as described above.

   The voting agreement will expire on the earlier of the termination of the merger agreement in accordance with its terms or the completion of the merger.

Affiliate letters

   Each Great Plains affiliate also agreed that he or she will sell, offer to sell or otherwise dispose of any Microsoft common stock issued in connection with the merger only under an effective registration statement or in compliance with Rule 145 or other exemption from registration under the Securities Act. Microsoft has agreed to use its reasonable efforts to permit affiliate sales under Rule 145 and Rule 144 and to file all reports required to be filed under the Securities Exchange Act of 1934.

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

                COMPARISON OF RIGHTS OF HOLDERS OF GREAT PLAINS
                    COMMON STOCK AND MICROSOFT COMMON STOCK

   After completion of the merger, the holders of Great Plains common stock will become shareholders of Microsoft. Before the merger, the rights of shareholders of Great Plains are governed by Minnesota law, Great Plains' articles of incorporation and Great Plains' bylaws. After the merger, as Microsoft shareholders, their rights will be governed by Washington law and Microsoft's articles of incorporation and bylaws, as those documents currently exist or may exist in the future.

   The following discussion summarizes the material differences between the rights of holders of Microsoft common stock and holders of Great Plains common stock under the articles of incorporation and bylaws of Microsoft and Great Plains. This summary is not complete and is qualified in its entirety by reference to Microsoft's articles of incorporation and bylaws, Great Plains' articles of incorporation and bylaws and the relevant provisions of Washington and Minnesota law. Copies of the charter documents are attached as exhibits to Great Plains' and Microsoft's filings with the SEC. See "Documents incorporated by reference into this proxy statement/prospectus" on page 65 and "Where you can find more information" on page 66.

   Although Washington and Minnesota corporation laws currently in effect are similar in many respects, certain differences will affect the rights of the Company's shareholders if the merger is consummated. The following discussion summarizes certain differences considered by management to be significant and is qualified in its entirety by reference to the full text of the Minnesota Business Corporation Act and the Washington Business Corporation Act.

Anti-Takeover Legislation

   Both Minnesota and Washington law contain provisions intended to protect shareholders from individuals or companies attempting a takeover of a corporation in certain circumstances. The anti-takeover provisions of the laws of Minnesota and Washington differ in a number of respects, and it is not practical to summarize all of those differences here. However, the following is a summary of certain significant differences.

   Control Share Acquisition. The Minnesota control share acquisition statute,
Section 302A.671 of the Minnesota Business Corporation Act, establishes various disclosure and shareholder approval requirements to be met by individuals or companies attempting a takeover of an "issuing public corporation" such as Great Plains. Washington has no comparable provision. However, Great Plains has elected not to be governed by this statute through Great Plains' articles of incorporation in accordance with Section 302A.671.

   Business Combinations. While there is no Washington statute comparable to
Section 302A.671 of the Minnesota Business Corporation Act, both Minnesota and Washington have business combination statutes that are intended primarily to deter highly leveraged takeover bids which propose to use the target's assets as collateral for the offeror's debt financing or to liquidate the target, in whole or in part, to satisfy financing obligations.

   The Minnesota statute, Section 302A.673 of the Minnesota Business Corporation Act, provides that an issuing public corporation such as Great Plains may not engage in certain business combinations with any person that becomes an interested shareholder by acquiring beneficial ownership of 10% or more of the voting stock of that corporation for a period of four years following the date that the person became an interested shareholder unless, prior to that date, a committee of the corporation's disinterested directors approve either the business combination or the acquisition of shares.

   Only defined types of "business combinations" are prohibited by the Minnesota statute. In general, the definition includes: any merger or exchange of securities of the corporation with the interested shareholder; certain sales, transfers or other disposition of assets of the corporation to an interested shareholder; transfers by

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

the corporation to interested shareholders of shares that have a market value of 5% or more of the value of all outstanding shares, except for a pro rata transfer made to all shareholders; any liquidation or dissolution of, or reincorporation in another jurisdiction of, the corporation which is proposed by the interested shareholder; certain transactions proposed by the interested shareholder or any affiliate or associate of the interested shareholder that would result in an increase in the proportion of shares entitled to vote owned by the interested shareholder and transactions whereby the interested shareholder receives the benefit of loans, advantages, guarantees, pledges or other financial assistance or tax advances or credits from the corporation.

   For purposes of selecting a committee, a director or person is "disinterested" under the Minnesota Statute if the director or person is neither an officer nor an employee, nor has been an officer or employee within five years preceding the formation of the committee of the issuing public corporation, or of a related corporation. The committee must consider and act on any written, good faith proposal to acquire shares or engage in a business combination. The committee must consider and take action on the proposal and within thirty days render a decision in writing regarding the proposal.

   In contrast to the Minnesota provisions, Washington law (Chapter 19 of the Washington Business Corporation Act) prohibits a "target corporation," with certain exceptions, from engaging in certain "significant business transactions" (such as a merger or sale of assets) with an "acquiring person" who acquires 10% or more of the voting securities of a target corporation for a period of five years after such acquisition, unless the transaction is approved by a majority of the members of the target corporation's board of directors prior to the date of the acquisition. Target corporations include domestic corporations with a class of voting shares registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934 (the "Exchange Act"). Foreign corporations required to have a certificate of authority to transact business in Washington are also subject to the statute if: (i) the corporation has a class of voting shares registered with the SEC pursuant to the Exchange Act; (ii) its principal executive office is located in Washington; (iii) (A) more than 10% of its shareholders of record resident in Washington, (B) more than 10% of its shares are owned by Washington residents or (C) one thousand or more shareholders of record reside in Washington; (iv) a majority of its employees, together with those of its subsidiaries, are residents of Washington, or the corporation, together with its subsidiaries, employs more than one thousand residents in Washington and (v) a majority of the corporation's tangible assets, together with those of its subsidiaries, are located in Washington or the corporation and its subsidiaries have more than $50 million worth of tangible assets in Washington. A target corporation that meets the definition may not "opt out" of this statute.

   Only certain "significant business transactions" are prohibited under Washington law. A significant business transaction is defined broadly to include any of the following: (i) any merger or consolidation with the acquiring person; (ii) any sale, transfer or other disposition of assets to the acquiring person if the assets have a market value equal to or greater than 5% of the aggregate market value of all of the corporation's assets; (iii) the termination of 5% or more of the employees of the target corporation employed in Washington; (iv) any issuance, transfer or redemption of shares, options, warrants or rights to acquire shares of the corporation to the acquiring person, except for transfers in a conversion or exchange or a pro rata distribution; (v) the liquidation or dissolution of a target corporation proposed by or pursuant to an agreement with the acquiring person; (vi) a reclassification of securities involving, proposed by or pursuant to an agreement with an acquiring person or (vii) any receipt by the acquiring person of any loans, advances, guarantees, pledges and other financial benefits.

   In both Minnesota and Washington, an interested shareholder or acquiring person is one who owns 10% of the outstanding shares, and in both states, a person is deemed to beneficially own shares which that person has the right to acquire pursuant to the exercise of stock options, warrants or other rights. An acquiring person must wait five years in Washington to engage in prohibited business combinations, while the waiting period is only four years in Minnesota. Washington also has a potentially broader definition of a business combination, which encompasses a larger variety of transactions.

   Under both statutes, an otherwise prohibited business combination may be permitted only by advance board or board committee approval. In addition, the Washington statute provides that if the corporation proposes a merger or sale of assets, or does not oppose a tender offer, all acquiring persons are released from the five year prohibition and may compete with the company-sponsored transaction in certain circumstances. The Minnesota statute does not have a comparable provision.

   Under both Minnesota and Washington law, covered corporations may not opt out of the business combination statute.

   Other Anti-Takeover Provisions. The Minnesota Business Corporation Act includes three other provisions that may be applicable in the takeover context that are not included in the Washington Business Corporation Act. These provisions address a corporation's use of golden parachutes, greenmail and the standard of conduct of the board of directors in connection with the consideration of takeover proposals.

   Section 302A.255, Subdivision 3, of the Minnesota Business Corporation Act prohibits a publicly-held corporation from entering into or amending agreements (commonly referred to as "golden parachutes") that increase current or future compensation of any officer or director during any tender offer or request or invitation for tenders.

   Section 302A.553, Subdivision 3, of the Minnesota Business Corporation Act limits the ability of a corporation to repurchase shares at a price above market value (commonly referred to as "greenmail"). The statute provides that a publicly-held corporation is prohibited from purchasing or agreeing to purchase any shares from a person who beneficially owns more than 5% of the voting power of the corporation if the shares had been beneficially owned by that person for less than two years, and if the purchase price would exceed the market value of those shares. However, such a purchase will not violate the statute if the purchase is approved at a meeting of the shareholders by a majority of the voting power of all shares entitled to vote or if the corporation makes an offer of at least equal value per share to all holders of shares of the class or series and to all holders of any class or series into which the securities may be converted.

   Section 302A.251, Subdivision 5, of the Minnesota Business Corporation Act authorizes the board of directors, in considering the best interests of the corporation (including with respect to a proposed acquisition of an interest in the corporation), to consider the interest of the corporation's employees, customers, suppliers and creditors, the economy of the state and nation, community and social considerations and the long-term as well as short-term interests of the corporation and its shareholders, including the possibility that these interests may be best served by the continued independence of the corporation.

Directors' Standard of Care and Personal Liability

   Both the Minnesota Business Corporation Act and the Washington Business Corporation Act provide that a director shall discharge the director's duties in good faith, in a manner the director reasonably believed to be in the best interests of the corporation and with the care an ordinarily prudent person in a like position would have exercised under similar circumstances. A director who so performs those duties may not be held liable by reason of being a director or having been a director of the corporation.

Limitation or Elimination of Directors' Personal Liability

   The Minnesota Business Corporation Act provides that, if the articles of incorporation so provide, the personal liability of a director for breach of fiduciary duty as a director may be eliminated or limited, but that the articles may not limit or eliminate such liability for (a) any breach of the director's duty of loyalty to the corporation or its shareholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) the payment of unlawful dividends, stock repurchases or redemptions, (d) any transaction in which the director received an improper personal benefit, (e) certain violations of the Minnesota securities laws and
(f) any act or omission occurring prior to the date when the provision in the articles eliminating or limiting liability becomes effective. Great Plains' articles of incorporation contain a provision eliminating the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, subject to the foregoing limitations, and specifying that any repeal or modification of these limits on director liability may not adversely affect any right or protection of a director existing at the time of such repeal or modification.

   The Washington Business Corporation Act provides that the Articles of Incorporation may not eliminate or limit the liability of a director for: (i) acts or omissions involving intentional misconduct or a knowing violation of law; (ii) approval of certain distributions contrary to law or (iii) any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. In Microsoft's Articles of Incorporation, these limits on director liability are deemed to be contract rights that are to be automatically amended as authorized by changes in applicable law so that the liability of a director shall be eliminated or limited to the fullest extent not prohibited by applicable law, and any repeal or modification of the relevant provision of Microsoft's Articles of Incorporation shall not adversely affect any right or protection of a director of Microsoft with respect to any acts or omissions of such director occurring prior to such repeal or modification. Neither the Minnesota Business Corporation Act nor the Washington Business Corporation Act limit a director's liability for violation of certain federal laws including the federal securities laws.

Indemnification

   Except as limited by a corporation's articles of incorporation or bylaws, the Minnesota Business Corporation Act generally provides for mandatory indemnification of persons acting in an official capacity on behalf of the corporation if such a person acted in good faith, received no improper personal benefit, acted in a manner the person reasonably believed to be in or not opposed to the best interest of the corporation, and, in the case of a criminal proceeding, had no reasonable cause to believe that the conduct was unlawful. Great Plains' bylaws provide for indemnification to the full extent provided by Minnesota law.

   Microsoft's Articles of Incorporation provide that Microsoft shall indemnify its directors and officers for expenses and liabilities incurred by them as a result of their service as directors and officers, provided that no such indemnification shall be provided on account of: (i) acts or omissions of the director or officer finally adjudged to be intentional misconduct or a knowing violation of the law; (ii) approval of certain distributions contrary to law or
(iii) any transaction with respect to which the director or officer is finally adjudged to have received a benefit to which he or she was not legally entitled. This comprehensive language is intended to provide the broadest indemnification of directors and officers not prohibited by Washington law, and to authorize indemnification of directors and officers of amounts paid in settlement of actions brought on behalf of Microsoft, commonly known as derivative actions.

   Microsoft's Board of Directors believes that the potential personal liability that can result from derivative actions arising out of an individual's service as a director or officer of a corporation is a major concern for individuals who are asked to serve in such positions. Microsoft's Board of Directors has concluded that by providing indemnification to Microsoft's directors and officers for amounts paid in settlement of derivative actions, subject to the restrictions set forth in the Washington Business Corporation Act, Microsoft will be able to effectively maintain its ability to recruit and retain individuals who possess the qualities and experience necessary to serve as directors and officers of Microsoft.

   Microsoft is not aware of any pending or threatened litigation to which the above-described limitation of directors' liability would apply.

Shareholder Voting

   Under Minnesota law, action on certain matters, including the sale, lease or exchange of all or substantially all of the corporation's property or assets, mergers and consolidations and voluntary dissolution, must be approved by the affirmative vote of the holders of a majority of the voting power of all shares entitled to vote. Washington law provides, however, that unless specified to the contrary in the articles of incorporation, the affirmative vote of two-thirds of all votes entitled to be cast is required for approval in the case of a merger, consolidation, sale of all or substantially all of its assets not in the ordinary course of its business or dissolution, instead of a simple majority, which is the Minnesota requirement. Microsoft's Articles of Incorporation provide that only a majority of votes entitled to be cast is required for approval of a merger, share exchange, sale of substantially all of Microsoft's assets or dissolution.

Appraisal Rights in Connection with Corporate Reorganizations and Other Actions

   Under Minnesota law and Washington law, shareholders have the right, in some circumstances, to dissent from certain corporate transactions by demanding payment in cash for their shares equal to the fair value as determined by agreement with the corporation or by a court in an action timely brought by the dissenters. Both laws generally afford dissenters' rights upon certain amendments to the articles that materially and adversely affect the rights or preferences of the shares of the dissenting shareholder, upon the sale of substantially all corporate assets and upon merger or exchange by a corporation, regardless of whether the shares of the corporation are listed on a national securities exchange or widely held. See "Rights of Dissenting Great Plains Shareholders" on page 59.

Cumulative Voting for Directors

   Minnesota law provides that each shareholder entitled to vote for directors has the right to cumulate those votes in the election of directors by giving written notice of intent to do so, unless the corporation's articles of incorporation provide otherwise. Great Plains' articles of incorporation prohibit such accumulation of votes in elections of directors. Under Washington law, no such cumulative voting exists, unless the certificate of incorporation provides otherwise. Microsoft's Articles of Incorporation do not provide for cumulative voting in elections of directors.

Conflicts of Interest

   Under Minnesota law, a contract or transaction between a corporation and one or more of its directors, or an entity in or of which one or more of the corporation's directors are directors, officers or legal representatives or have a material financial interest, is not void or voidable solely by reason of the conflict, provided that (i) the contract or transaction is fair and reasonable at the time it is authorized, approved or ratified, (ii) the material facts of the contract or transaction are fully disclosed to or known by the shareholders and approved by (a) the holders of two-thirds of the voting power of shares entitled to vote held by disinterested shareholders or (b) the unanimous affirmative vote of all shareholders, whether or not entitled to vote, (iii) it is authorized in good faith by a majority of the disinterested members of the board of directors holding a quorum after disclosure of the relationship or interest or (iv) the contract or transaction is a merger approved in accordance with the Minnesota Business Corporation Act.

   The Washington Business Corporation Act sets forth a safe harbor for transactions between a corporation and one or more of its directors. A conflicting interest transaction may not be enjoined, set aside or give rise to damages if: (i) it is approved by a majority of qualified directors; (ii) it is approved by the affirmative vote of all qualified shares or (iii) at the time of commitment, the transaction was fair to the corporation. For purposes of this provision, "qualified director" is one who does not have: (a) a conflicting interest respecting the transaction or (b) a familial, financial, professional or employment relationship with a second director which relationship would reasonably be expected to exert an influence on the first director's judgment when voting on the transaction. "Qualified shares" are defined generally as shares other than those beneficially owned, or the voting of which is controlled, by a director who has a conflicting interest respecting the transaction.

Classified Board of Directors

   Both Minnesota and Washington permit a corporation's articles or bylaws to provide for a classified board of directors. Washington permits electing one or more directors by the holders of one or more specified classes or series of shares. In addition, the statute permits staggered terms for directors, up to a maximum of three separate groups. Minnesota law does not limit the number of classes. Great Plains' bylaws provide for a classified board of directors under which directors are elected to three-year terms, with one-third of the directors being elected each year. Microsoft's articles and bylaws do not provide for election of directors by class or series or in staggered terms.

Removal of Director

   Under Minnesota and Washington law, in general, unless a corporation's articles provide otherwise, a director may be removed with or without cause by the affirmative vote of a majority of the shareholders. Under Minnesota law, the bylaws may also establish a different standard for removal of directors. Great Plains' bylaws provide that in order for the shareholders to remove a director it must be for cause and by the affirmative vote of a majority of the shareholders holding a majority of the shares entitled to vote at an election of directors. A director named by the board of directors to fill a vacancy may be removed from office at any time, with or without cause, by the affirmative vote of the remaining directors if the shareholders have not elected directors in the interim between the time of the appointment to fill the vacancy and the time of the removal.

Vacancies on Board of Directors

   Under Minnesota law, unless the articles or bylaws provide otherwise, (a) a vacancy on a corporation's board of directors may be filled by the vote of a majority of directors then in office, although less than a quorum; and (b) a newly created directorship resulting from an increase in the number of directors may be filled by the board. Any director so elected shall hold office only until a qualified successor is elected at the next regular or special meeting of shareholders.

   Under Washington law, a vacancy on a corporation's board of directors may be filled by a majority of the remaining directors, even if less than a quorum, or by the affirmative vote of a majority of the outstanding voting shares, unless otherwise provided in the articles of incorporation or bylaws. A newly created directorship, resulting from an increase in the number of directors, may be filled by the board. A director's term continues until the next annual shareholders' meeting.

Annual Meetings of Shareholders

   Minnesota law provides that if a regular meeting of shareholders has not been held during the immediately preceding fifteen months, a shareholder or shareholders holding 3% or more of the voting power of all shares entitled to vote may demand a regular meeting of shareholders. Washington law provides that the corporation shall hold meetings at a time stated or fixed in the bylaws. Microsoft's Bylaws provide that the annual meeting be held at a time and date within 150 days of the end of the fiscal year, to be determined by the board or an authorized committee of the board.

Special Meetings of Shareholders

   Minnesota law and Great Plains' bylaws provide that the chief executive officer, the chief financial officer, two or more directors, a person authorized in the articles or bylaws to call a special meeting or a shareholder holding 10% or more of the voting power of all shares entitled to vote, may call a special meeting of the shareholders, except that a special meeting concerning a business combination must be called by 25% of the voting power of all shares entitled to vote. Under Washington law, the board of directors or those persons authorized by the corporation's articles of incorporation or bylaws may call a special meeting of the corporation's shareholders, as well as shareholders holding 10% of the voting power. Under Washington law, the right of shareholders of a public company to call a special meeting may be limited by the articles of incorporation. Microsoft's articles of incorporation provide that special meetings are to be held only upon notice given by the board of directors.

Voluntary Dissolution

   Minnesota law provides that a corporation may be dissolved by the voluntary action of holders of a majority of a corporation's shares entitled to vote at a meeting called for the purpose of considering such dissolution. Washington law provides that voluntary dissolution of a corporation first must be deemed advisable by a majority of the board of directors and then approved by two-thirds of the outstanding shares entitled to vote (or a lesser vote as stated in articles, but not less than a majority.)

Involuntary Dissolution

   Minnesota law provides that a court may dissolve a corporation in an action by a shareholder where: (a) the situation involves a deadlock in the management of corporate affairs and the shareholders cannot break the deadlock; (b) the directors have acted fraudulently, illegally or in a manner unfairly prejudicial to the corporation; (c) the shareholders are divided in voting power for two consecutive regular meetings to the point where successor directors are not elected; (d) there is a case of misapplication or waste of corporate assets or (e) the duration of the corporation has expired. Washington law does not have a parallel provision.

Inspection of Shareholder Lists

   Under Minnesota law, a shareholder, beneficial owner or a holder of a voting trust certificate of a publicly held corporation has, upon written demand stating the purpose and acknowledged or verified by a notary public or by other proper means under Minnesota law, a right at any reasonable time to examine and copy the corporation's share register and other corporate records reasonably related to the stated purpose and described with reasonable particularity in the written demand upon demonstrating the stated purpose to be a proper purpose. The acknowledged or verified demand must be directed to the corporation at its registered office in Minnesota or at its principal place of business. A proper purpose is one reasonably related to the person's interest as a shareholder, beneficial owner or a holder of a voting trust certificate of the corporation. Under Washington law, any shareholder has an absolute right, upon written demand, to examine and copy, in person or by a legal representative, at any reasonable time, the corporation's share register.

Amendment of the Bylaws

   Minnesota law provides that, unless reserved by the articles to the shareholders, the power to adopt, amend or repeal a corporation's bylaws is vested in the board, subject to the power of the shareholders to adopt, amend or repeal the bylaws. After adoption of initial bylaws, the board of a Minnesota corporation cannot adopt, amend or repeal a bylaw fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the board or fixing the number of directors or their classifications, qualifications or terms of office, but may adopt or amend a bylaw to increase the number of directors. Washington law provides that either the board or shareholders may amend the bylaws.

Amendment of the Articles

   Under Minnesota law, before the shareholders may vote on an amendment to the articles of incorporation, either a resolution to amend the articles must have been approved by the affirmative vote of the majority of the directors present at the meeting where such resolution was considered or the amendment must have been proposed by shareholders holding 3% or more of the voting power of the shares entitled to vote. Amending the articles of incorporation requires the affirmative vote of the holders of the majority of the voting power present and entitled to vote at the meeting (and of each class, if entitled to vote as a class), unless the articles of incorporation require a larger proportion. Minnesota law provides that a proposed amendment may be voted upon by the holders of a class or series even if the articles of incorporation would deny that right, if among other things, the proposed amendment would increase or decrease the aggregate number of authorized shares of the class or series, change the rights or preferences of the class or series, create a new class or series of shares having rights and preferences prior and superior to the shares of that class or series or limit or deny any existing preemptive right of the shares of the class or series.

   The Washington Business Corporation Act authorizes a corporation's board of directors to make various changes to its articles of incorporation without shareholder approval including changes of corporate name, changes of the number of outstanding shares necessary to effectuate a stock split or stock dividend in the corporation's own shares and changes of the par value of its shares. Other amendments to a corporation's articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment. For the amendment to be adopted, it must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment.

Proxies

   Both Minnesota law and Washington law permit proxies of definite duration. In the event the proxy does not specify its duration, under both Minnesota and Washington law it is valid for eleven months. Under Minnesota and Washington law, no appointment of a proxy is irrevocable unless the appointment is coupled with an interest in the shares or in the corporation.

Preemptive Rights

   Under both Minnesota and Washington law, shareholders have preemptive rights to acquire a certain fraction of the unissued securities or rights to purchase securities of a corporation before the corporation may offer them to other persons, unless the corporation's articles of incorporation otherwise provide. Great Plains' articles of incorporation provide that no such preemptive right exists in Great Plains' shareholders. Microsoft's articles of incorporation provide that Microsoft's shareholders have no preemptive rights.

Dividends

   Generally, under both Minnesota and Washington law, a corporation may pay a dividend if its board determines that the corporation will be able to pay its debts in the ordinary course of business after paying the dividend and if, among other things, the dividend payment does not reduce the remaining net assets of the corporation below the aggregate preferential amount payable in the event of liquidation to the holders of the shares having preferential rights, unless the payment is made to those shareholders in the order and to the extent of their respective priorities.

Shareholders' Action Without a Meeting

   Under both Minnesota and Washington law, any action required or permitted to be taken at a shareholders' meeting may be taken without a meeting by written consent signed by all of the shareholders entitled to vote on such action. This power can be restricted by a Washington corporation's articles. Microsoft's articles of incorporation do not restrict such shareholder action without a meeting.

Stock Repurchases

   A Minnesota corporation may acquire its own shares if, after the acquisition, it is able to pay its debts as they become due in the ordinary course of business and if enough value remains in the corporation to satisfy all preferences of senior securities. Under Washington law, a corporation may purchase or redeem shares of any class so long as the purchase does not (a) impair the corporation's ability to pay its debts as they become due in the ordinary course of business, or (b) cause its total assets to become less than its total liabilities (plus, unless the corporation's articles of incorporation provide otherwise, preferential rights of senior securities).

                 RIGHTS OF DISSENTING GREAT PLAINS SHAREHOLDERS

   The following is a brief summary of the rights of holders of Great Plains common stock to dissent from the merger and receive cash equal to the "fair value" of their Great Plains common stock instead of receiving shares of Microsoft common stock. This summary is not exhaustive, and you should read Sections 320A.471 and 302A.473 of the Minnesota Business Corporation Act, which are attached to this proxy statement/prospectus as Annex C.

   If you are contemplating the possibility of dissenting from the merger, you should carefully review the text of Annex C, particularly the procedural steps required to perfect dissenters' rights, which are complex. You should also consult your legal counsel. If you do not fully comply with the procedural requirements of the statute, you will lose your dissenters' rights.

Who may exercise appraisal rights

   Under Minnesota law, shareholders of Great Plains have the right, by fully complying with the applicable provisions of Sections 301A.471 and 302A.473, to dissent with respect to the merger and to receive from Great Plains payment in cash for the "fair value" of their shares after the merger is completed. The term "fair value" means the value of the shares immediately before the effective time of the merger and may be less than, equal to or greater than the market price of the Microsoft common stock to be issued to nondissenting shareholders for their Great Plains common stock if the merger is consummated.

   All references in this summary to a "shareholder" or "you" are to a
shareholder of Great Plains as of [      ], 2001, the record date for the
special meeting. A person having beneficial ownership of shares that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below in a proper and timely manner if the beneficial owner wishes to perfect any dissenters' rights.

Requirements for exercising appraisal rights

   Shareholders who desire to exercise their dissenters' rights must:

  . file a written notice of intent to demand fair value for his, her or its shares with Great Plains before the shareholder vote is taken to approve the merger agreement. This written demand must be in addition to and separate from any proxy or vote against approval of the merger agreement;

  . not vote his, her or its shares in favor of the merger agreement; and

  . follow the statutory procedures for perfecting dissenters' rights, which are described below.

   If you do not satisfy all of these conditions, you cannot exercise dissenters' rights and will be bound by the terms of the merger agreement. Voting against, abstaining from voting or failing to vote to approve the merger agreement does not constitute a demand for appraisal within the meaning of Minnesota law.

   A shareholder's failure to vote against the approval of the merger agreement will not constitute a waiver of dissenter's appraisal rights. However, if a shareholder returns a signed proxy but does not specify a vote against approval of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, and the shareholder's dissenter's appraisal rights will be waived.

   A shareholder must assert dissenters' rights with respect to all of the shares registered in the holder's name except where certain shares are beneficially owned by another person but registered in the holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, the shareholder must dissent with respect to all of the beneficial owner's shares and must disclose the name and address of the beneficial owner on whose behalf dissent is made. Also, a beneficial owner of shares who is not the record owner of those shares may assert dissenters' rights as to the shares held on that person's behalf, provided that the beneficial owner submits a written consent from the record owner to Great Plains at or before the time the dissenters' rights are asserted.

   Notices of intent to exercise dissenters' rights should be filed with Great Plains at: Great Plains Software, Inc., 1701 S.W. 38th Street, Fargo, ND 58103,
Attn: General Counsel.

Appraisal procedure

   After the proposed merger has been approved by the shareholders at the special meeting, Great Plains will send written notice to all shareholders who have given written notice under the dissenters' rights provisions and have not voted in favor of the merger as described above. The notice will contain:

  . the address where the demand for payment and certificates representing shares of Great Plains common stock must be sent and the date by which they must be received;

  . any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

  . a form for demanding payment that requires certification of the date the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the Great Plains common stock or an interest in it; and

  . a copy of sections 302A.471 and 302A.473 of the Minnesota Business
    Corporation Act, attached hereto as Annex C, and a brief description of the procedures to be followed under those provisions.

   If you wish to assert dissenters' rights and receive the fair value of your shares, you must demand payment, deposit your certificates with Great Plains and provide any other related information specified in the notice from Great Plains, within thirty days after the notice is given. If you fail to make demand for payment and deposit your certificates within the thirty-day period, you will lose the right to receive fair value for your shares under the dissenters' rights provisions, even if you filed a timely notice of intent to demand payment.

   Except as provided below, after the later of the effective time of the merger or Great Plains' receipt of a valid demand for payment, Great Plains will remit to each dissenting shareholder who complied with the requirements of the Minnesota Business Corporation Act the amount Great Plains estimates to be the fair value of the shareholder's Great Plains common stock, with interest starting five days after the effective time of the merger at a rate prescribed by statute. Great Plains will include the following information with the payment:

  . Great Plains' closing balance sheet and statement of income for the fiscal year ending no more than sixteen months before the effective date of the merger, together with the latest available interim financial statement;

  . Great Plains' estimate of the fair value of the shares and a brief description of the method used to reach that estimate;

  . a copy of Sections 302A.471 and 302A.473 of the Minnesota Business
    Corporation Act (attached hereto as Annex C); and

  . a brief description of the procedures to be followed in demanding supplemental payment.

   Great Plains may withhold payment for any person who was not a shareholder on December 21, 2000, the date the merger was first announced to the public, or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with the procedures described above, Great Plains shall send a statement to the dissenter setting forth the above information as well as the reason for withholding the remittance and an offer to pay to the dissenter the estimate of the fair value of the shares, with interest, as a final settlement of the dissenting shareholder's demand for payment.

   If you are dissatisfied with your payment or offer, you may, within thirty days of the payment or offer for payment, notify Great Plains in writing of and demand payment of your estimate of the fair value of your shares plus interest, to the extent that your estimate exceeds Great Plains' payment or offer. Within sixty days after receipt by Great Plains of any dissenting shareholder's demand for supplemental payment, Great Plains shall either pay to the dissenter the supplemental amount demanded or agreed to by the dissenter after discussion with Great Plains or file a petition in court requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in Hennepin County, Minnesota, and shall name as parties all dissenting shareholders whose demands remain unsettled.

   The court may appoint one or more appraisers to receive evidence and make recommendations to the court as to the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by Great Plains or by a dissenter. The fair value of the shares as determined by the court is binding on all dissenting shareholders. If the court determines that the fair value of the shares is in excess of any amount remitted by Great Plains, then the court will enter a judgment for cash in favor of the dissenting shareholders in an amount by which the value determined by the court, plus interest, exceeds the amount previously remitted.

   The court will determine the costs and expenses of the court proceeding, including the reasonable expenses and compensation of any appraisers appointed by the court, and assess them against Great Plains, except that the court may assess part or all of the costs against any dissenting shareholders whose actions in demanding supplemental payments are found by the court to be arbitrary, vexatious or not in good faith. If the court finds that Great Plains did not substantially comply with the relevant provisions of section 302A.473 of the Minnesota Business Corporation Act, the court may also assess against Great Plains any fees and expenses of attorneys or experts that the court deems equitable. The court may also assess those fees and expenses against any party if the court finds that the party has acted arbitrarily, vexatiously or not in good faith in bringing the proceedings. The court may award, in its discretion, fees and expenses of an attorney for the dissenting shareholders out of the amount awarded to the shareholders, if it finds the services of the attorney were of substantial benefit to the other dissenting shareholders and that those fees should not be assessed against Great Plains.

   Under subdivision 4 of Section 302A.471 of the Minnesota Business Corporation Act, a shareholder has no right, at law or in equity, to set aside the approval of the merger agreement except if the approval is fraudulent with respect to that shareholder or Great Plains.

                   SHARE OWNERSHIP OF PRINCIPAL SHAREHOLDERS,
                    MANAGEMENT AND DIRECTORS OF GREAT PLAINS

   The following table provides information concerning the beneficial ownership
of Great Plains common stock as of [      ], 2001, the record date, for the
following:

  . each person or entity who is known by Great Plains to beneficially own more than 5% of the outstanding shares of Great Plains common stock;

  . each of Great Plains' current directors;

  . Great Plains' chief executive officer and its five other executive officers; and

  . all of Great Plains' directors and executive officers as a group.

   This table includes percentage ownership data reflecting ownership both before and after consummation of the merger with Microsoft. The pre-merger
percentage ownership is based on [       ] shares of Great Plains common stock
outstanding as of the record date. The post-merger percentage ownership
includes only the [    ] shares of Microsoft common stock that would be issued
to Great Plains shareholders based on the [    ] shares of Great Plains common
stock outstanding as of the record date. All shares subject to options exercisable within sixty days after the record date are deemed to be beneficially owned by the person or entity holding that option and to be outstanding solely for calculating that person's or entity's percentage ownership.

   Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

                                     Pre-Merger                    Post-Merger
                            ----------------------------- -----------------------------
                            Number of Shares  Percent of  Number of Shares  Percent of
                            of Great Plains  Great Plains   of Microsoft    Microsoft
                                 Stock          Stock       Common Stock   Common Stock
   Name and Address of        Beneficially   Beneficially   Beneficially   Beneficially
     Beneficial Owner            Owned          Owned          Owned          Owned
   -------------------      ---------------- ------------ ---------------- ------------
Frederick W. Burgum(1)....     2,451,015         12.1%       2,696,116           *
Douglas J. Burgum(2)......     1,625,602          8.0%       1,788,162           *
Bradley J. Burgum(3)......       511,325          2.5%         562,457           *
Jodi A. Uecker-Rust(4)....        64,305            *           70,735           *
Darren C. Laybourn(5).....        38,344            *           42,178           *
J.A. Heidi Roizen(6)......        33,000            *           36,300           *
Tami L. Reller(7).........        24,691            *           27,160           *
Joseph S. Tibbetts,
 Jr.(8)...................        23,250            *           25,575           *
Jeffrey A. Young(9).......        12,847            *           14,131           *
James Leland Strange(10)..         7,259            *            7,984           *
David M. O'Hara(11).......         3,472            *            3,819           *
All directors and
 executive officers as a
 group (11 persons)(12) ..     4,795,110         23.4%       5,274,617           *

--------
  *   Less than 1%

 (1) Includes 17,000 shares issuable pursuant to options. Also includes shares held by certain members of Frederick W. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

 (2) Includes 25,033 shares issuable pursuant to options. Also includes shares held by certain members of Douglas J. Burgum's household that are beneficially owned by Mr. Burgum. His address is 1701 S.W. 38th Street, Fargo, North Dakota 58103.

 (3) Includes 17,000 shares issuable pursuant to options. Also includes shares held by certain members of Bradley J. Burgum's household that are beneficially owned by Mr. Burgum.

 (4) Includes 13,333 shares issuable pursuant to options.

 (5) Includes 3,500 shares issuable pursuant to options.

 (6) Includes 32,000 shares issuable pursuant to options.

 (7) Includes 6,400 shares issuable pursuant to options. Also includes shares held by certain members of Tami L. Reller's household that are beneficially owned by Ms. Reller.

 (8) Includes 23,250 shares issuable pursuant to options.

 (9) Includes 8,000 shares issuable pursuant to options.

(10) Includes 7,259 shares issuable pursuant to options.

(11) Includes 3,000 shares issuable pursuant to options.

(12) Includes 155,775 shares issuable pursuant to options.

                                 LEGAL MATTERS

   The validity of the Microsoft common stock to be issued to Great Plains shareholders in the merger will be passed upon by Preston Gates & Ellis LLP, Seattle, Washington. It is a condition to the completion of the merger that Great Plains receive an opinion from Dorsey & Whitney LLP, Minneapolis, Minnesota, and that Microsoft receive an opinion from Preston Gates & Ellis LLP, with respect to the tax treatment of the merger.

                                    EXPERTS

   The financial statements incorporated in this proxy statement/prospectus by reference from Microsoft's Annual Report on Form 10-K for the year ended June 30, 2000 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

   The financial statements of Great Plains incorporated in this proxy statement/prospectus by reference to the Great Plains' Annual Report on Form 10-K for the year ended May 31, 2000, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             SHAREHOLDER PROPOSALS

   Great Plains will hold an annual meeting of Great Plains shareholders in the year 2001 only if the merger is not completed before the time of that meeting. If the merger is not completed, you may present proper proposals for consideration at the next annual meeting of Great Plains shareholders by submitting your proposal in writing to the secretary of Great Plains in a timely manner.

   Any proposal by a shareholder to be considered for inclusion in Great Plains' proxy materials for the 2001 Annual Meeting of Shareholders must have been received at Great Plains' executive offices, 1701 S.W. 38th Street, Fargo, North Dakota 58103, no later than the close of business on April 9, 2001. Proposals should be sent to the attention of the Secretary. In connection with any matter to be proposed by a shareholder at the 2001 Annual Meeting of Shareholders, but not proposed for inclusion in Great Plains' proxy materials, the proxy holders designated by Great Plains for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by Great Plains at its principal executive office by April 9, 2001.

                    DOCUMENTS INCORPORATED BY REFERENCE INTO
                        THIS PROXY STATEMENT/PROSPECTUS

   This proxy statement/prospectus incorporates documents by reference that are not presented in or delivered with this document.

   The SEC allows Microsoft and Great Plains to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information included in or incorporated by reference from subsequently filed documents into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents listed below that Microsoft and Great Plains have previously filed with the SEC. These documents contain important information about Microsoft's and Great Plains' business and finances.

          Microsoft SEC Filings (File No. 0-14278)                Date Filed
          ----------------------------------------                ----------
Quarterly Report on Form 10-Q for the quarter ended
 September 30, 2000.........................................  November 14, 2000
Annual Report on Form 10-K for the fiscal year ended June
 30, 2000...................................................  September 28, 2000
Definitive Proxy Statement for the annual meeting to be held
 November 9, 2000...........................................  September 28, 2000
Description of Microsoft's common stock, contained in
 Microsoft's Registration Statement on Form S-3/A...........  December 13, 1996

        Great Plains SEC Filings (File No. 0-22703)               Date Filed
        -------------------------------------------               ----------
Quarterly Report on Form 10-Q for the quarter ended November
 30, 2000...................................................  January 16, 2001
Amendment to Annual Report on Form 10-K405/A for the fiscal
 year ended May 31, 2000....................................  November 3, 2000
Quarterly Report on Form 10-Q for the quarter ended August
 31, 2000...................................................  October 16, 2000
Annual Report on Form 10-K405 for the fiscal year ended May
 31, 2000...................................................  August 11, 2000
Definitive additional materials for Proxy Statement for the
 annual meeting held September 13, 2000.....................  August 11, 2000
Definitive Proxy Statement for the annual meeting held
 September 13, 2000.........................................  August 11, 2000
Description of Great Plains' common stock, contained in the
 registration statement on Form 8-A, including any
 amendments or reports filed for the purpose of updating
 that description...........................................  June 13, 1997

   We also incorporate by reference any additional documents that Microsoft or Great Plains files with the SEC after the date of this proxy statement/prospectus and before the date of the special meeting.

   This proxy statement/prospectus is dated [ ], 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of the proxy statement/prospectus to shareholders nor the issuance of Microsoft common stock in the merger shall create any implication to the contrary. Please note that Microsoft has supplied all information contained or incorporated by reference into this proxy statement/prospectus relating to Microsoft, and Great Plains has supplied all information relating to Great Plains.

   You should rely only on the information contained in this document or in documents to which we have referred you. We have not authorized anyone to provide you with different information.

                      WHERE YOU CAN FIND MORE INFORMATION

   On your written or oral request, Great Plains or Microsoft will provide you, without charge, with a copy of any of the documents incorporated by reference into this proxy statement/prospectus, not including exhibits to the information unless those exhibits are specifically incorporated by reference. You should
make any request for documents by [     ], 2001 to ensure timely delivery of
the documents.

Requests for documents relating to Great    Requests for documents relating to
 Plains should be directed to:               Microsoft should be directed to:

Great Plains Software, Inc.                 Microsoft Corporation
1701 S.W. 38th Street                       One Microsoft Way
Fargo, North Dakota 58103                   Redmond, Washington 98052
Phone: (701) 281-6780                       Phone: (800) 285-7772
Attention: Pam Kloster, Investor Relations  Attention: Investor Relations
Email: pam.kloster@greatplains.com          Email: msft@microsoft.com
Fax: (701) 492-1018                         Fax: (425) 936-8000

   Great Plains and Microsoft file annual, quarterly and special reports, proxy statements and other information with the SEC. Copies of Great Plains' or Microsoft's reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC:

   Judiciary Plaza            Citicorp Center            Seven World Trade Center
   Room 1024                  500 West Madison Street    13th Floor
   450 Fifth Street, N.W.     Suite 1400                 New York, New York 10048
   Washington, D.C. 20549     Chicago, Illinois 60661

   Information on the operation of the SEC's public reference rooms may be obtained by calling the SEC at 1-800-SEC-0330. Copies of these materials can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that includes reports, proxy statements and other information regarding Microsoft and Great Plains. The address of the SEC Web site is http://www.sec.gov.

   Microsoft has filed a registration statement under the Securities Act with the SEC to register the Microsoft common stock to be issued to Great Plains' shareholders in the merger. This proxy statement/prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement, and constitutes a prospectus of Microsoft in addition to being a proxy statement of Great Plains for the special meeting. You may inspect and copy the registration statement at any of the addresses listed above.

   If you have any questions about the merger, please call Great Plains' investor relations group at (701) 281-6780. You may also call Microsoft's investor relations group at (800) 285-7772.

                STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

   This proxy statement/prospectus and the documents incorporated by reference into this proxy statement/prospectus contain forward-looking statements within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All forward-looking statements involve risks and uncertainties. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks" and "estimates" and similar expressions identify forward-looking statements, and any statements regarding the benefits of the merger and Microsoft's and Great Plains' financial condition, results of operations and business are forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, contingencies and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements.

   Factors that may affect such forward-looking statements include:

  . the ability to retain Great Plains' key employees after the consummation of the merger;

  . competitive factors in the businesses in which Microsoft and Great Plains compete;

  . changes in governmental regulation; and

  . overall economic and business conditions.

   Actual results could also differ materially because of factors such as: changes in the rate of PC shipments; technological shifts; customer demand; market acceptance of new products and services; competitive products, services and pricing; changes in product and service mix; delay in product ship schedules; product life cycles; currency fluctuations; sale terms and conditions; equity investment volatility; litigation; and other factors discussed in the Form 10-K and other SEC filings of each of Microsoft and Great Plains.

   For a description of some of the factors or uncertainties in Great Plains' and Microsoft's respective operations and business environment that could cause actual results to differ from those discussed in forward-looking statements, see Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 2000, other documents Microsoft has subsequently filed with the SEC, Great Plains' Quarterly Report on Form 10-Q for the fiscal year ended November 30, 2000 and other documents Great Plains has subsequently filed with the SEC, all of which are incorporated by reference into this proxy statement/prospectus.

                                                                         ANNEX A

                             MICROSOFT CORPORATION

                          GREAT PLAINS SOFTWARE, INC.

                        RUBICON ACQUISITION CORPORATION

                      AGREEMENT AND PLAN OF REORGANIZATION

                         Dated as of December 21, 2000

                               TABLE OF CONTENTS

 ARTICLE I THE MERGER
 1.1 Effective Time of the Merger..........................................  A-1
 1.2 Closing...............................................................  A-1
 1.3 Effects of the Merger.................................................  A-1
 1.4 Tax-Free Reorganization...............................................  A-1

 ARTICLE II EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT
  CORPORATIONS; EXCHANGE OF CERTIFICATES
 2.1 Effect on Capital Stock...............................................  A-2
     2.1.1  Capital Stock of Sub..........................................   A-2
     2.1.2  Cancellation of Company Common Stock..........................   A-2
     2.1.3  Conversion of Company Common Stock............................   A-2
     2.1.4  Adjustments of Exchange Ratio.................................   A-2
     2.1.5  Dissenter's Rights............................................   A-2
     2.1.6  Fractional Shares.............................................   A-3
     2.1.7  Certain Restricted Shares.....................................   A-3
 2.2 Exchange of Certificates..............................................  A-3
     2.2.1  Exchange Agent................................................   A-3
     2.2.2  Microsoft to Provide Common Stock and Cash....................   A-3
     2.2.3  Exchange Procedures...........................................   A-3
     2.2.4  No Further Ownership Rights in Company Common Stock...........   A-4
     2.2.5  Return to Microsoft...........................................   A-4
 2.3 Company Options.......................................................  A-4
     2.3.1  Conversion to Microsoft Options...............................   A-4
     2.3.2  Registration..................................................   A-4
     2.3.3  Incentive Stock Options.......................................   A-5

 ARTICLE III REPRESENTATIONS AND WARRANTIES
 3.1 Representations and Warranties of Company.............................  A-5
     3.1.1  Organization, Standing and Power..............................   A-5
     3.1.2  Capital Structure.............................................   A-6
     3.1.3  Authority.....................................................   A-6
     3.1.4  SEC Documents and Financial Statements........................   A-7
     3.1.5  Information Supplied..........................................   A-8
     3.1.6  No Defaults...................................................   A-8
     3.1.7  Litigation....................................................   A-8
     3.1.8  No Material Adverse Change....................................   A-8
     3.1.9  Absence of Undisclosed Liabilities............................   A-9
     3.1.10 No Violations.................................................   A-9
     3.1.11 Certain Agreements............................................   A-9
     3.1.12 Employees.....................................................   A-9
     3.1.13 Employee Benefit Plans........................................  A-10
     3.1.14 Real Property.................................................  A-10
     3.1.15 Major Contracts...............................................  A-10
     3.1.16 Taxes.........................................................  A-11
     3.1.17 Interests of Officers.........................................  A-12
     3.1.18 Technology and Intellectual Property Rights...................  A-13
     3.1.19 Material Relations............................................  A-15
     3.1.20 Opinion of Financial Advisor..................................  A-15
     3.1.21 Vote Required.................................................  A-15
     3.1.22 Brokers and Finders...........................................  A-15

      3.1.23 Change of Control............................................  A-16
      3.1.24 Leases in Effect.............................................  A-16
      3.1.25 Environmental................................................  A-16
      3.1.26 Certain Payments.............................................  A-17
      3.1.27 Disclosure...................................................  A-17
      3.1.28 Reliance.....................................................  A-17
 3.2  Representations and Warranties of Microsoft and Sub.................. A-17
      3.2.1  Organization; Standing and Power.............................  A-17
      3.2.2  Authority....................................................  A-17
      3.2.3  Capital Structure............................................  A-18
      3.2.4  SEC Documents and Financial Statements.......................  A-18
      3.2.5  Information Supplied.........................................  A-19
      3.2.6  No Defaults..................................................  A-19
      3.2.7  Absence of Certain Changes or Events.........................  A-19
      3.2.8  Absence of Undisclosed Liabilities...........................  A-19
      3.2.9  No Vote Required.............................................  A-19
      3.2.10 Brokers and Finders..........................................  A-19
      3.2.11 Interim Operation of Sub.....................................  A-19
      3.2.12 Disclosure...................................................  A-19
      3.2.13 Reliance.....................................................  A-20

 ARTICLE IV COVENANTS OF COMPANY
 4.1  Conduct of Business.................................................. A-20
      4.1.1  Ordinary Course..............................................  A-20
      4.1.2  Dividends: Changes in Stock..................................  A-21
      4.1.3  Issuance of Securities.......................................  A-21
      4.1.4  Acceleration of Vesting......................................  A-21
      4.1.5  Governing Documents..........................................  A-21
      4.1.6  Exclusivity; Acquisition Proposals...........................  A-21
      4.1.7  No Acquisitions..............................................  A-22
      4.1.8  No Dispositions..............................................  A-22
      4.1.9  Indebtedness.................................................  A-22
      4.1.10 Plans........................................................  A-23
      4.1.11 Claims.......................................................  A-23
      4.1.12 Agreement....................................................  A-23
 4.2  Breach of Representation and Warranties.............................. A-23
 4.3  Consents............................................................. A-23
 4.4  Commercially Reasonable Best Efforts................................. A-23
 4.5  Information for Prospectus/Proxy Statement........................... A-23
 4.6  Company Plans........................................................ A-23
 4.7  Restrictive Covenants................................................ A-23
 4.8  Shareholder Approval................................................. A-23
 4.9  Employee Matters..................................................... A-24
 4.10 Tax Returns.......................................................... A-24
 4.11 Section 16 Approval.................................................. A-24

 ARTICLE V COVENANTS OF MICROSOFT
 5.1  Breach of Representations and Warranties............................. A-25
 5.2  Conduct of Business.................................................. A-25
 5.3  Consents............................................................. A-25
 5.4  Commercially Reasonable Best Efforts................................. A-25

 5.5  Employee Compensation and Benefits................................... A-25
 5.6  Nasdaq Listing....................................................... A-25

 ARTICLE VI ADDITIONAL AGREEMENTS
 6.1  Preparation of S-4................................................... A-26
 6.2  Letter of Company's Accountants...................................... A-26
 6.3  Letter of Microsoft's Accountants.................................... A-26
 6.4  Access to Information................................................ A-26
 6.5  Legal Conditions to the Merger....................................... A-26
 6.6  Affiliate Agreements................................................. A-27
 6.7  HSR Act Filings...................................................... A-27
      6.7.1  Filings and Cooperation......................................  A-27
      6.7.2  Objections...................................................  A-27
 6.8  Officers and Directors............................................... A-28
 6.9  Expenses............................................................. A-28
 6.10 Additional Agreements................................................ A-28
 6.11 Public Announcements................................................. A-28
 6.12 State Takeover Laws.................................................. A-28

 ARTICLE VII CONDITIONS PRECEDENT
 7.1  Conditions to Each Party's Obligation to Effect the Merger........... A-29
      7.1.1  Shareholder Approval.........................................  A-29
      7.1.2  Consents.....................................................  A-29
      7.1.3  S-4..........................................................  A-29
      7.1.4  No Restraints................................................  A-29
      7.1.5  No Burdensome Condition......................................  A-29
      7.1.6  Tax-Free Reorganization......................................  A-29
 7.2  Conditions of Obligations of Microsoft and Sub....................... A-29
      7.2.1  Representations and Warranties of Company....................  A-29
      7.2.2  Performance of Obligations of Company........................  A-29
      7.2.3  Executed Affiliates Agreement................................  A-30
      7.2.4  Restrictive Covenant.........................................  A-30
      7.2.5  Opinion of Company's Counsel.................................  A-30
      7.2.6  Certain Employees............................................  A-30
      7.2.7  Restricted Stock Agreement...................................  A-30
      7.2.8  Legal Action.................................................  A-30
      7.2.9  Dissenting Shares............................................  A-30
      7.2.10 Modification of Change of Control Agreements.................  A-30
 7.3  Conditions of Obligation of Company.................................. A-30
      7.3.1  Representations and Warranties of Microsoft and Sub..........  A-30
      7.3.2  Performance of Obligations of Microsoft and Sub..............  A-30
      7.3.3  Legal Action.................................................  A-30
      7.3.4  Opinion of Microsoft's Counsel...............................  A-31

 ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER
 8.1  Termination.......................................................... A-31
 8.2  Effect of Termination................................................ A-31
 8.3  Break-up Fees........................................................ A-32
      8.3.1  Company Break-up Fee.........................................  A-32
      8.3.2  Microsoft Break-up Fee.......................................  A-32
      8.3.3  HSR Break-up Fee.............................................  A-32

 8.4  Amendment............................................................ A-32
 8.5  Extension, Waiver.................................................... A-32

 ARTICLE IX GENERAL PROVISIONS
 9.1  Nonsurvival of Representations, Warranties and Agreements............ A-33
 9.2  Notices.............................................................. A-33
 9.3  Interpretation....................................................... A-34
 9.4  Counterparts......................................................... A-34
 9.5  Miscellaneous........................................................ A-34
 9.6  No Joint Venture..................................................... A-34
 9.7  Governing Law........................................................ A-34
 9.8  Enforcement of this Agreement........................................ A-34

                                LIST OF EXHIBITS

                           Title                                  Number
                           -----                            ------------------
Restricted Stock Agreement................................. 2.1.7
Shareholder Agreements..................................... 4.8
Severance Plan............................................. 4.9
Terms and conditions of termination of Company employees
 Prior to Closing.......................................... 4.9(A)
Form of Continued Employment Offer......................... 4.9(B)(i) and (ii)
Change of Control Agreements............................... 4.9(C)(i)
Form of Amendment to Change of Control Agreements.......... 4.9(C)(ii)
Expatriate agreements...................................... 4.9(D)
Employment Agreements to be Terminated..................... 4.9(E)
Affiliates Agreement....................................... 6.6
Restrictive Covenant Agreement............................. 7.2.4
Opinion of Dorsey & Whitney LLP............................ 7.2.5
Opinion of Preston Gates & Ellis LLP....................... 7.3.4

                             INDEX OF DEFINED TERMS

Term                                                              Page Defined
----                                                              ------------
Acquisition Transaction.........................................            A-21
affiliate.......................................................             A-4
Affiliate Agreements............................................            A-27
Antitrust Laws..................................................            A-27
blue sky........................................................ A-7, A-18, A-26
Business Condition..............................................             A-5
Certificate.....................................................             A-2
Closing.........................................................             A-1
Closing Date....................................................             A-1
Code............................................................             A-1
Company.........................................................             A-1
Company Stock Plans.............................................             A-6
Company Break-up Fee............................................            A-32
Company Business................................................             A-5
Company Comfort Letter..........................................            A-26
Company Common Shares...........................................             A-2
Company Disclosure Schedule.....................................             A-5
Company Financial Statements....................................             A-7
Company Intellectual Property...................................            A-13
Company Licensed Intellectual Property..........................            A-13
Company Options.................................................             A-6
Company Owned Intellectual Property.............................            A-13
Company Preferred Stock.........................................             A-6
Company Required Statutory Approvals............................             A-7
Company Required Vote...........................................            A-29
Company SEC Documents...........................................             A-7
Company Section 16 Insider......................................            A-25
Company Shareholder Agreements..................................            A-24
Company Shareholders Meeting....................................            A-24
Company Stock Plans.............................................             A-6
Company Voting Debt.............................................             A-6
Company's Principals............................................            A-24
Confidentiality Agreement.......................................            A-26
Consents........................................................             A-7
Dissenting Shares...............................................             A-2
Effective Time..................................................             A-1
Environmental Laws..............................................            A-16
ERISA...........................................................            A-10
Exchange Act....................................................             A-7
Exchange Agent..................................................             A-3
Exchange Ratio..................................................             A-2
Governmental Entity.............................................             A-7
Hazardous Material..............................................            A-17
HSR Act.........................................................             A-7
HSR Break-up Fee................................................            A-32
Incentive Stock Options.........................................             A-5
include.........................................................            A-34
includes........................................................            A-34
including.......................................................            A-34

                                                                          Page
Term                                                                     Defined
----                                                                     -------
Indemnified Parties.....................................................  A-28
IRS.....................................................................  A-11
Lease...................................................................  A-16
Leases..................................................................  A-16
Letter of Transmittal...................................................   A-3
Liabilities.............................................................   A-9
Material Adverse Effect.................................................   A-5
MBCA....................................................................   A-1
Merger..................................................................   A-1
Merger Consideration....................................................   A-2
Merger Documents........................................................   A-1
Microsoft...............................................................   A-1
Microsoft Average Closing Price.........................................   A-3
Microsoft Break-up Fee..................................................  A-32
Microsoft Comfort Letter................................................  A-26
Microsoft Common Shares.................................................   A-2
Microsoft Disclosure Schedule...........................................  A-17
Microsoft Financial Statements..........................................  A-17
Microsoft Options.......................................................  A-17
Microsoft Preferred Stock...............................................  A-17
Microsoft Required Statutory Approvals..................................  A-17
Microsoft SEC Documents.................................................  A-17
multiemployer plan......................................................  A-10
Order...................................................................  A-27
Owned Real Property.....................................................  A-10
Payment Date............................................................  A-32
Plan....................................................................  A-10
plan of reorganization..................................................   A-1
prohibited transaction..................................................  A-10
Prospects...............................................................   A-5
Proxy Statement.........................................................   A-8
Proxy Statement/Prospectus..............................................   A-8
Real Property...........................................................  A-16
Required Statutory Approvals............................................  A-17
Restricted Stock Agreement..............................................   A-3
Return Periods..........................................................  A-11
Returns.................................................................  A-11
S-4.....................................................................   A-8
SEC.....................................................................   A-7
Securities Act..........................................................   A-4
single-employer plan....................................................  A-10
Sub.....................................................................   A-1
Subsidiaries............................................................   A-2
Subsidiary..............................................................   A-2
Substituted Microsoft Option............................................   A-4
Superior Proposal.......................................................  A-22
Surviving Corporation...................................................   A-1
Surviving Corporation's Common Stock....................................   A-1
tax.....................................................................  A-11

                                                                          Page
Term                                                                     Defined
----                                                                     -------
taxes...................................................................  A-11
Violation...............................................................   A-7
WBCA....................................................................   A-1
Year 2000 Compliant.....................................................  A-15

                      AGREEMENT AND PLAN OF REORGANIZATION

   AGREEMENT AND PLAN OF REORGANIZATION, dated as of December 21, 2000, among Microsoft Corporation, a Washington corporation ("Microsoft"), Rubicon Acquisition Corporation, a Washington corporation and a wholly-owned subsidiary of Microsoft ("Sub"), and Great Plains Software, Inc., a Minnesota corporation ("Company").

   INTENDING TO BE LEGALLY BOUND, and in consideration of the premises and the mutual representations, warranties, covenants and agreements contained herein, Microsoft, Sub and Company hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

   1.1 Effective Time of the Merger. Subject to the provisions of this Agreement, Sub will be merged into Company (the "Merger"). An Agreement and Plan of Merger and articles, certificates or other appropriate filing documents (the "Merger Documents") shall be duly prepared, executed and acknowledged by the parties and thereafter delivered to the Secretaries of State of Minnesota and Washington, for filing, as provided in the Minnesota Business Corporation Act (the "MBCA") and the Washington Business Corporation Act (the "WBCA") as soon as practicable on or after the Closing Date. The Merger shall become effective upon the acceptance for filing of the Merger Documents by the Secretaries of State of Minnesota and Washington or at such time thereafter as is provided in the Merger Documents (the "Effective Time"). Company acknowledges and agrees that Microsoft will have no obligation to make any payment or issue any securities pursuant to this Agreement until such filings have been confirmed in writing.

   1.2 Closing. The closing of the Merger (the "Closing") will take place as soon as practicable but no later than the fifth business day after satisfaction or waiver of the last to be fulfilled of the conditions set forth in Article VII that by their terms are not to occur at the Closing (the "Closing Date"), at the offices of Preston Gates & Ellis LLP, Seattle, Washington, unless another date or place is agreed to in writing by the parties hereto.

   1.3 Effects of the Merger. At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into Company (Company after the Merger is sometimes referred to herein as the "Surviving Corporation"),
(ii) the Articles of Incorporation of Company shall be the Articles of Incorporation of the Surviving Corporation, except that such Articles of Incorporation shall be amended to provide that the authorized capital stock of the Surviving Corporation shall be 1,000 shares of Common Stock, $.01 par value ("Surviving Corporation's Common Stock"), until duly amended, (iii) the Bylaws of Sub shall be the Bylaws of the Surviving Corporation, (iv) the directors and officers of the Surviving Corporation shall be designated by Microsoft prior to the Closing, and (v) the Merger shall, from and after the Effective Time, have all the effects provided by applicable law.

   1.4 Tax-Free Reorganization. The Merger is intended to be a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement is intended to be a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code. Each party hereto agrees to treat the Merger as a reorganization within the meaning of Section 368 of the Code, and agrees to treat this Agreement as a "plan of reorganization" within the meaning of the regulations promulgated under Section 368 of the Code, unless and until there is a determination, within the meaning of Section 1313 of the Code, that such treatment is not correct. Each party hereto agrees to act in good faith consistent with the intent of the parties and the intended treatment of the Merger as set forth in this Section 1.4.

                                   ARTICLE II

                EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE
               CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

   2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action (except as provided in Section 4.8 and in this Section) on the part of the holder of any shares of Company common stock, par value $0.01 per share ("Company Common Shares"):

     2.1.1 Capital Stock of Sub. All issued and outstanding shares of capital stock of Sub shall continue to be issued and shall be converted into 1,000 shares of Surviving Corporation Common Stock with the stock certificate of Sub evidencing ownership of such shares of capital stock of the Surviving Corporation.

     2.1.2 Cancellation of Company Common Stock. All Company Common Shares that are owned directly or indirectly by Company or Microsoft or by any Subsidiary of Company or Microsoft shall be canceled and no stock of Microsoft or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, "Subsidiary" or "Subsidiaries" shall mean an entity of which, an amount of the voting securities, or other voting ownership or voting partnership interests of which is sufficient to elect a majority of its board of directors or other governing body (or, if there are no such interests, 50% or more of the equity interests of which) is owned directly or indirectly by Company. Unless otherwise expressly stated or implied by context, all references to Company shall include each of Company's Subsidiaries.

     2.1.3 Conversion of Company Common Stock. Each Company Common Share issued and outstanding immediately prior to the Effective Time, other than Dissenting Shares, as such term is defined in Section 2.1.8, shall, by virtue of the Merger, be converted into the right to receive 1.1 shares (the "Exchange Ratio") of common stock, par value $0.0000125 per share, of Microsoft (the "Microsoft Common Shares") (the "Merger Consideration"). All such Company Common Shares shall no longer be outstanding and shall cease to exist, and each certificate (a "Certificate") previously representing any such shares shall represent only the right to receive (i) whole shares of Microsoft Common Shares and (ii) cash in lieu of fractional shares, in each case as provided by this Section 2.1.

     2.1.4 Adjustments of Exchange Ratio. If, between the date of this agreement and the Effective Time, the outstanding Microsoft Common Shares or Company Common Shares shall have been changed into a different number of shares or a different class or series or otherwise changed by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination, exchange of shares or readjustment or similar transaction, the Exchange Ratio shall be correspondingly adjusted.

     2.1.5 Dissenters' Rights. Notwithstanding any provision of this Agreement to the contrary, each outstanding Company Common Share, the holder of which has demanded and perfected such holder's right to dissent from the Merger and to be paid the fair value of such shares in accordance with Sections 302A.471 et seq. of the MBCA and, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the Merger Consideration into which Company Common Shares are converted pursuant to Section 2.1.3 hereof, but the holder thereof shall be entitled only to such rights as are granted by the MBCA. Company shall give Microsoft (i) prompt written notice of any notice of intent to demand fair value for any Company Common Shares, withdrawals of such notices, and any other instruments served pursuant to the MBCA or any other provisions of Minnesota law and received by the Company, and (ii) to the extent it can lawfully do so, the opportunity to conduct jointly all negotiations and proceedings with respect to demands for fair value for Company Common Shares under the MBCA. Company shall not, except with the prior written consent of Microsoft, voluntarily make any payment with respect to any demands for fair value for Company Common Shares or offer to settle or settle any such demands. To the extent possible, any amounts paid to holders of Company Common Stock in respect of Dissenting Shares shall be paid out of assets held by the Company immediately prior to the Effective Time. If, before the

  Effective Time, such holder fails to perfect or loses any such right to exercise such holder's dissenters' rights with respect to such Company Common Shares, each such share of such holder shall be treated as a share that had been converted as of the Effective Time into the right to receive the Merger Consideration.

     2.1.6 Fractional Shares. No fractional Microsoft Common Shares shall be issued in the Merger and such fractional interests shall not entitle the owner thereof to vote. In lieu of any fractional share, each holder of Company Common Shares who would otherwise be entitled to receive a fraction of a Microsoft Common Share will be entitled to receive from Company an amount of cash, without interest, equal to the Microsoft Average Closing Price multiplied by the fraction of a Microsoft Common Share to which such holder would otherwise be entitled. The "Microsoft Average Closing Price" shall mean the average closing price of the Microsoft Common Stock as publicly reported for the Nasdaq National Market System as of 4:00 p.m. Eastern Time over the last 20 trading days ending on the fifth trading day prior to the Closing Date.

     2.1.7 Certain Restricted Shares. The Microsoft Common Shares issuable to Douglas Burgum, Company's Chief Executive Officer, in exchange for his Company Common Shares will be restricted from transfer as provided in a Restricted Stock Agreement set forth as Exhibit 2.1.7 (the "Restricted Stock Agreement"), which shall be executed concurrently with the execution of this Agreement.

   2.2 Exchange of Certificates.

     2.2.1 Exchange Agent. Prior to the Closing Date, Microsoft shall appoint Mellon Investor Services L.L.C., or other bank or trust company reasonably satisfactory to Company, to act as exchange agent (the "Exchange Agent") in the Merger.

     2.2.2 Microsoft to Provide Common Stock and Cash. Promptly after the Effective Time, Microsoft shall make available to the Exchange Agent the certificates representing whole Microsoft Common Shares issued pursuant to
  Section 2.1 in exchange for outstanding Company Common Shares and, from time to time, cash for payment in lieu of fractional shares.

     2.2.3 Exchange Procedures. Microsoft shall use its reasonable best efforts to cause the Exchange Agent, as soon as practicable but in any case not more than fifteen (15) days after the Closing Date, to mail to each holder of record as of the Effective Time, other than to those holders of Dissenting Shares, of a Certificate or Certificates, (i) a letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with a duly executed letter of transmittal and such other documents as the Exchange Agent shall require, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration, as adjusted, pursuant to Section 2.1 hereof plus cash in lieu of fractional shares as provided in Section 2.1.6. The Certificate so surrendered shall forthwith be canceled. Notwithstanding any other provision of this Agreement, until holders of Certificates have surrendered them for exchange as provided herein, (i) no dividends or other distributions shall be paid with respect to any shares represented by such Certificates and no payment for fractional shares shall be made, and (ii) without regard to when such Certificates are surrendered for exchange as provided herein, no interest shall be paid on any dividends or other distributions or any payment for fractional shares. Upon surrender of a Certificate, there shall be paid to the holder of such Certificate the amount of any dividends or other distributions which theretofore became payable, but which were not paid by reason of the foregoing, with respect to the number of whole Microsoft Common Shares represented by the certificate or certificates issued upon such surrender. If any certificate for Microsoft Common Shares is to be issued in a name other than that in which the Certificate surrendered in exchange therefore is registered, it shall be a condition of such exchange that the person requesting such exchange pay any transfer or other taxes required by reason of the issuance of certificates for such Microsoft Common Shares in a name other than that of the registered holder of the Certificate surrendered, or establish to the satisfaction of the Surviving

  Corporation that such tax has been paid or is not applicable. In connection with its undertakings pursuant to this Section 2.2.3, the Exchange Agent shall be entitled to withhold any income taxes as required by the Code.

     2.2.4 No Further Ownership Rights in Company Common Stock. All Microsoft Common Shares and cash delivered upon the surrender for exchange of Company Common Shares in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such Company Common Shares. After the Effective time there shall be no transfers on the stock transfer books of Company of Company Common Shares. Upon the effectiveness of the Merger, all Company Common Shares shall no longer be outstanding and shall cease to exist, and each Certificate previously representing any such shares shall represent only the right to receive the form of Merger Consideration described in Section 2.1.3. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this
  Article II. Certificates surrendered for exchange by any person constituting an "affiliate" of Company for purposes of Rule 145(c) under the Securities Act of 1933, as amended (the "Securities Act"), shall not be exchanged until Microsoft receives a written agreement from such person as provided by Section 6.6.

     2.2.5 Return to Microsoft. Any Microsoft Common Shares and any cash made available to the Exchange Agent and not exchanged for Certificates within nine (9) months after the Effective Time and any dividends and distributions held by the Exchange Agent for payment or delivery to the holders of unsurrendered Certificates representing Company Common Stock and unclaimed at the end of such nine month period shall be redelivered or repaid by the Exchange Agent to Microsoft, after which time any holder of Certificates who has not theretofore delivered or surrendered such Certificates to the Exchange Agent, subject to applicable law, shall look as a general creditor only to Microsoft for payment of the Microsoft Common Shares, cash in lieu of fractional shares, and any such dividends or distributions. Notwithstanding any provision of this Agreement, none of Microsoft, the Exchange Agent, the Surviving Corporation or any other party hereto shall be liable to any holder of Company Common Stock for any Microsoft Common Shares, cash in lieu of fractional shares or dividends or distributions delivered to a public official pursuant to applicable abandoned property, escheat or similar law.

   2.3 Company Options.

     2.3.1 Conversion to Microsoft Options. At the Effective Time, each of the then outstanding Company Options (as defined in Section 3.1.2) shall, by virtue of the Merger and at the Effective Time, and without any further action on the part of any holder thereof, be converted into an incentive stock option or a nonstatutory option, depending on the type of Company Option being converted, to purchase that number of Microsoft Common Shares determined by multiplying the number of Company Common Shares subject to such Company Option at the Effective Time by the Exchange Ratio, at an exercise price per Microsoft Common Share equal to the exercise price per share of such Company Option immediately prior to the Effective Time divided by the Exchange Ratio (rounded up to the nearest whole cent) (a "Substituted Microsoft Option"). If the foregoing calculation results in a Substituted Microsoft Option being exercisable for a fraction of a Microsoft Common Share, then the number of Microsoft Common Shares subject to such option shall be rounded down to the nearest whole number of shares. Continuous employment with Company shall be credited to the optionee for purposes of determining the vesting of the number of Microsoft Common Shares subject to exercise under the optionee's Substituted Microsoft Option after the Effective Time. All vested options owned by a holder whose employment or status as a nonemployee director with Company is terminated on or before the Closing must be exercised within ninety (90) days of their termination or such other period as may be provided for in the Company Option and as set forth on Schedule 2.3.1.

     2.3.2 Registration. Microsoft shall use its commercially reasonable best efforts to cause the Microsoft Common Shares issuable upon exercise of the Substituted Microsoft Options to be registered as of the Effective time on a then effective Form S-8 promulgated by the SEC or to file a Form S-8 covering such options within ten (10) days of the Effective Time and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements for so long as such Substituted Microsoft Options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Exchange Act (as defined in Section 3.1.3), Microsoft shall administer Company Options assumed pursuant to this Section 2.3 in a manner that complies with Rule 16b-3 promulgated by the SEC under the Exchange Act, but shall have no responsibility for such compliance by Company or its predecessors. Microsoft shall use its commercially reasonable best efforts to give holders of Substituted Microsoft Options notice of their new options as soon as practicable after Effective time.

     2.3.3 Incentive Stock Options. In the case of any Company Options to which Section 421 of the Code applies by reason of Section 422 of the Code ("Incentive Stock Options"), the option exercise price, the number of Microsoft Common Shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 424(a) of the Code. Microsoft will make good faith efforts to ensure, to the extent permitted by the Code and to the extent required by and subject to the terms of any such Incentive Stock Options, that Company Options which qualified as Incentive Stock Options prior to the Effective Time continue to qualify as Incentive Stock Options of Microsoft after the Effective Time.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

   3.1 Representations and Warranties of Company. Except as disclosed in the Company SEC Documents (as defined below) or in a disclosure schedule which identifies by section number the section and subsection to which such disclosure relates (provided, however, that Company shall be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if a reader(s) who has not been actively involved in Company but is generally familiar with the business software development industry can understand the applicability of such disclosure to such non-referenced sections or subsections) and is delivered by Company to Microsoft concurrently with the execution of this Agreement (the "Company Disclosure Schedule"), whether or not the Company Disclosure Schedule is referred to in a specific section or subsection and except as specifically provided for in this Agreement or any agreement attached as an Exhibit hereto, Company represents and warrants to Microsoft and Sub as follows:

     3.1.1 Organization, Standing and Power. Each of Company and its Subsidiaries is an entity duly organized, validly existing and in good standing, as applicable, under the laws of its jurisdiction of incorporation or organization, has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified and in good standing to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect (as hereinafter defined) on the Business Condition (as hereinafter defined) of Company. As used in this Agreement, "Business Condition" with respect to any entity shall mean the financial condition, results of operations, assets, or prospects (without giving effect to the consequences of the transactions contemplated by this Agreement) of such entity and its Subsidiaries taken as a whole. For the purposes of this Agreement, the term "Material Adverse Effect" means material adverse effect other than resulting from (i) changes attributable to conditions affecting the Company Business or the software industry generally (in the case of Company), or the software industry generally (in the case of Microsoft),
  (ii) changes in general economic, political, or regulatory conditions, or
  (iii) changes attributable to the announcement or pendency of the Merger. "Prospects" shall mean developments, facts or conditions which are known to such entity as of the date of this Agreement and which in the ordinary course of events would be reasonably expected to have a material effect on future operations of the business assuming the continuation of the business as presently conducted by such entity on a stand alone basis. "Company Business" shall mean the business generally related to development, licensing and sales of business management software. Company has delivered to Microsoft complete and correct copies of the Articles of Incorporation, Bylaws, and minutes of the board (and each committee thereof) of directors of Company and the comparable governing instrument and minutes of each of its Subsidiaries, in each case, as amended to the date hereof. All Subsidiaries of Company are identified in the Company Disclosure Schedule.

     3.1.2 Capital Structure. The authorized capital stock of Company consists of 100,000,000 Company Common Shares of which 20,266,146 are outstanding as of November 30, 2000, 30,000,000 shares of preferred stock, par value $0.01 per share (the "Company Preferred Stock") of which none are authorized, designated, or outstanding as of the date hereof, and no shares are held by Subsidiaries of Company. In addition, as of the date hereof, 1,504,459 Company Common Shares are reserved for issuance upon the exercise of outstanding stock options ("Company Options") under the 1983 Incentive Stock Option Plan, the 1997 Stock Incentive Plan, the Outside Directors Stock Option Plan, the 1997 Employee Stock Purchase Plan, 1997 Non-Employee Director Stock Option Plan of Solomon Software, Inc, Solomon Software (TLB, Inc.) Stock Option Plan, the 1991 Employee Stock Option Plan of Smith, Dennis & Gaylord, the Second TLB, Inc. Key Employees Stock Option Plan Free Standing Options, FRx Software Corporation 1996 Stock Option Plan, FRx Software Corporation 1999 Stock Option/Stock Issuance Plan, Realworld Corporation 1997 Stock Option Plan, and other stock option plans and other options (the "Company Stock Plans"). All outstanding Company Common Shares are, and any Company Common Shares issued upon exercise of any Company Options will be validly issued, fully paid, nonassessable and not subject to any preemptive rights, or to any agreement to which Company is a party or by which Company may be bound. Except for 3,104,818 shares of Common Stock issuable upon the exercise of options outstanding as of November 30, 2000, there are not any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character to which Company or any Subsidiary of Company is a party or by which any of them may be bound obligating Company or any Subsidiary of Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of Company or of any Subsidiary of Company or obligating Company or any Subsidiary of Company to grant, extend or enter into any such option, warrant, call, conversion right, commitment, agreement, contract, understanding, restriction, arrangement or right. Company does not have outstanding any bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible or exercisable into securities having the right to vote) with holders of Company Common Stock on any matter ("Company Voting Debt"). Company is the owner, directly or indirectly, of all outstanding shares of capital stock of each of its Subsidiaries free and clear of all liens, pledges, security interests, claims or other encumbrances and all such shares are duly authorized, validly issued, fully paid and nonassessable. Company has never issued any stock appreciation rights, stock performance awards, dividend equivalents, tracking stock or other stock-based or equity-linked securities or a similar nature.

     3.1.3 Authority. Company has all requisite corporate power and authority to enter into this Agreement and subject, in the case of this Agreement, to approval of this Agreement by the shareholders of Company and the Company Required Statutory Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Company, including the unanimous approval of the Board of Directors of Company (including the unanimous approval of the non-employee directors of the Company so as satisfy the requirements of Section 302A.673(d) and 302A.675 of the MBCA), subject only to approval of this Agreement by the shareholders of Company. The amendment to the Company's Articles of Incorporation dated February 26, 1995 opting out of the Minnesota Control Share Statute (MBCA 302A.671 and 302A.449 subd.7), was duly adopted by the shareholders as reflected in the minutes of the shareholder meeting as of January 26, 1995. Accordingly, the authorization, execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereunder will not, result in a "control share acquisition" as defined in Section 302A.011 of the MBCA. Assuming for the purpose of this Section that no person or entity associated or affiliated with Microsoft is an "interested shareholder" (as such term is defined in the MBCA) of Company who has not continuously been an interested shareholder of Company during the four-year period preceding the Merger, Section 302A.673 of the MBCA applicable to a "business combination" does not, and will not, prohibit the transactions contemplated hereunder. No other "fair price", "moratorium" or other similar anti-take-over statute or regulation prohibits the Merger or the other transactions contemplated by this Agreement. This Agreement has been duly executed and delivered by Company and constitutes a valid and binding obligation of Company enforceable in accordance with its terms, except that such enforceability may be subject to (i) bankruptcy, insolvency, reorganization or other similar laws relating to enforcement of creditors' rights generally and (ii) general equitable principles. Subject to the satisfaction of the conditions set forth in Sections 7.1 and 7.3, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on assets (any such conflict, violation, default, right, loss or creation being referred to herein as a "Violation") pursuant to (a) any provision of the Articles of Incorporation or Bylaws of Company or the comparable governing instruments of any Subsidiary or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Company or any Subsidiary of Company or their respective properties or assets, other than, in the case of (b), any such Violation which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Company. No consent, approval, order or authorization of or registration, declaration or filing with or exemption by (collectively "Consents"), any court, administrative agency or commission or other governmental authority or instrumentality, whether domestic or foreign (each a "Governmental Entity"), is required by or with respect to Company in connection with the execution and delivery of this Agreement or the consummation by Company of the transactions contemplated hereby or thereby, except for Consents, if any, relating to (w) the filing of a premerger notification report and all other required documents by Microsoft and Company, and the expiration of all applicable waiting periods, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and any similar required foreign antitrust filings,
  (x) the filing with the Securities and Exchange Commission (the "SEC") of the S-4, including the Proxy Statement/Prospectus (as defined in Section 3.1.5), and such reports and information as may be required under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act and the rules and regulations promulgated by the SEC under the Exchange Act or the Securities Act, and the declaration of the effectiveness of the S-4 by the SEC, (y) such filings, authorizations, orders and approvals as may be required under foreign laws, state securities laws and the NASD Bylaws or "blue sky" laws, and (z) the filing of the Merger Documents with the Secretaries of State of the States of Minnesota and Washington (the filings and approvals referred to in clauses
  (w) through (z) are collectively referred to as the "Company Required Statutory Approvals") and except for such other Consents which if not obtained or made would not have a Material Adverse Effect on the Business Condition of Company.

     3.1.4 SEC Documents and Financial Statements. Company has furnished or made available to Microsoft a true and complete copy of each statement, report, schedule, registration statement and definitive proxy or information statement filed by Company, or any present or former Subsidiary, with the SEC since March 5, 1997 (the "Company SEC Documents"), which are all the documents (other than preliminary material) that Company, or any present or former Subsidiary, was required to file with the SEC since such date. As of their respective filing dates, the Company SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Company included in the Company SEC Documents (the "Company Financial Statements") comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Company as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). Company currently satisfies the requirements to file on Form S-3 under the Securities Act. There has been no change in Company's accounting policies or the methods of making accounting estimates or changes in estimates that are material to Company Financial Statements, except as described in the notes thereto.

     3.1.5 Information Supplied. None of the information supplied or to be supplied by Company, its auditors, attorneys, financial advisors or other consultants or advisors for inclusion in (i) the registration statement on Form S-4, and any amendment thereto, to be filed under the Securities Act with the SEC by Microsoft in connection with the issuance of the Microsoft Common Shares in or as a result of the Merger (the "S-4"), or (ii) the proxy statement and any amendment or supplement thereto to be distributed in connection with Company's meetings of shareholders to vote upon this Agreement and the transactions contemplated hereby (the "Proxy Statement" and, together with the prospectus included in the S-4, the "Proxy Statement/Prospectus") will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of the meeting of shareholders of Company to vote upon this Agreement and the transactions contemplated hereby, or, in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto and at the time of the meeting of shareholders of Company, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to shareholders of Company with respect to the transactions contemplated by this Agreement. The Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all applicable laws, including the provisions of the Exchange Act and the rules and regulations of the SEC thereunder, except that Company makes no representation with respect to information supplied by Microsoft specifically for inclusion therein.

     3.1.6 No Defaults. Neither Company nor any Subsidiary of Company is, or has received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Articles of Incorporation or Bylaws of Company or any comparable governing instrument of any Subsidiary of Company; (ii) any judgment, decree or order applicable to Company or any Subsidiary of Company; or (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Company or any Subsidiary of Company is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Business Condition of Company.

     3.1.7 Litigation. There is no claim, action, suit or proceeding pending or, to the knowledge of Company, threatened, which would, if adversely determined, individually or in the aggregate, have a Material Adverse Effect on the Business Condition of Company, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Company having, or which, insofar as reasonably can be foreseen, in the future could have, any such effect. There is no investigation pending or, to the knowledge of Company, threatened against Company, before any foreign, federal, state, municipal or other governmental department, commission, board, bureau, agency, instrumentality or other Government Entity. The Company Disclosure Schedule sets forth, with respect to any such pending action, suit, proceeding, or investigation to which Company is a party, the forum, the parties thereto, the subject matter thereof, and the amount of damages claimed.

     3.1.8 No Material Adverse Change. Since May 31, 2000, Company has conducted its business in the ordinary course and there has not been: (i) any Material Adverse Effect on the Business Condition of Company or any development or combination of developments of which management of Company has knowledge which is reasonably likely to result in such an effect; (ii) any damage, destruction or loss, whether or not covered by insurance, having a Material Adverse Effect on the Business Condition of Company; (iii) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Company; (iv) any increase or change in the compensation or benefits payable or to become payable by Company or any Subsidiary to any of their employees, except in the ordinary course of business consistent with past practice; (v) any acquisition or sale of a material amount of property of Company, except in the ordinary course of business; (vi) any increase or modification in any bonus, pension, insurance or other employee benefit plan for, or with any of its employees; or (vii) the granting of stock options, restricted stock awards, stock bonuses, stock appreciation rights and similar equity based awards other than stock options granted in connection with the hiring of new employees with the number of shares having been granted in numbers consistent with Company's past practices and which will not result in a compensation charge against earnings or the loss of deductions for federal or state income tax purposes.

     3.1.9 Absence of Undisclosed Liabilities. Company has no liabilities or obligations (whether absolute, accrued or contingent) except (i) liabilities, obligations or contingencies ("Liabilities") that are accrued or reserved against in the consolidated balance sheet of Company as of May 31, 2000 or reflected in the notes thereto; or (ii) additional Liabilities reserved against since May 31, 2000 that (x) have arisen in the ordinary course of business; and (y) are accrued or reserved against on the books and records of Company; or (iii) additional Liabilities that have not arisen in the ordinary course of business, but which Liabilities would not have a Material Adverse Effect on the Business Condition of Company.

     3.1.10 No Violations. The Company Business is not being conducted in violation of, (whether or not a violation has been asserted), any applicable law, rule or regulation, judgment, decree or order of any Governmental Entity which could cause Liability, except for any violations or practices, which, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Business Condition of Company.

     3.1.11 Certain Agreements. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will
  (i) result in any payment (including, without limitation, severance, unemployment compensation, parachute payment, bonus or otherwise) becoming due to any director, employee or independent contractor of Company, from Company under any Plan (as hereinafter defined), agreement or otherwise,
  (ii) materially increase any benefits otherwise payable under any Plan or agreement, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     3.1.12 Employees. Company does not have any written contract of employment or other employment agreement, including oral agreements, with any of its employees that is not terminable at will by Company. Company has not made any representations to members of its work force or their representatives that is inconsistent with the at-will employment relationship. Company is not a party to any past or pending, or to Company's knowledge, threatened, labor dispute, organizing drive, union election or demand for recognition. Company has complied in all material respects with all applicable federal, state, and local laws, ordinances, rules and regulations and requirements relating to the employment of labor, including but not limited to the provisions thereof relating to wages, hours, collective bargaining, payment of social security, unemployment and withholding taxes, worker health and safety, plant closing and mass layoffs and ensuring equality of opportunity for employment and advancement of minorities and women. There are not claims pending, or to Company's knowledge, threatened to be brought, in any court or administrative agency by any former or current Company employees for compensation, pending severance benefits, vacation time, vacation pay or pension benefits, or any other claim pending from any current or former employee or any other person or governmental agency arising out of Company's status as employer, whether in the form of claims for employment discrimination, harassment, unfair labor practices, grievances, worker health or safety, wrongful discharge or otherwise. Company has not terminated the employment of any employee within the period of ninety (90) days prior to the date of this

  Agreement. Company has no reason to believe that the requisite percentages of employees set forth in Section 7.2.6 will not accept offer letters or employment continuation letters.

     3.1.13 Employee Benefit Plans. Each material employee benefit plan ("Plan") covering active, former or retired employees of Company is listed in the Company Disclosure Schedule. Company has provided to Microsoft a copy of each Plan document (or, if there is no Plan document, a written description), and where applicable, any related trust agreement, annuity or insurance contract and, where applicable, the most recent annual reports (Form 5500) filed with the IRS. To the extent applicable, each Plan complies, in all material respects, with the requirements of the Employee Retirement Income Security Act of 1974 as amended ("ERISA"), and the Code, and any Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and has remained tax-qualified to this date and its related trust is tax-exempt and has been so since its creation. No Plan is covered by Title IV of ERISA or Section 412 of the Code. No material "prohibited transaction," as defined in ERISA
  Section 406 or Code Section 4975 has occurred with respect to any Plan. Each Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Plans. There are no pending or reasonably anticipated material claims against or otherwise involving any of the Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Plan activities) has been brought against or with respect to any Plan. All material contributions, reserves or premium payments to each Plan to the date hereof have been made or properly accrued. Company has not incurred any liability under Subtitle C or D of Title IV of ERISA with respect to any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by Company, or any entity which is considered one employer with Company under Section 4001 of ERISA. Company has not incurred, and will not incur as a result of the transactions contemplated by this Agreement, any withdrawal liability under Subtitle E of Title IV of ERISA with respect to any "multiemployer plan," within the meaning of Section 4001(a)(3) of ERISA. Company has no obligation for retiree health or life benefits under any Plan, except as set forth on the Company Disclosure Schedule or as required by state law or to avoid excise taxes under Section 4980(B) of the Code. There are no restrictions on the rights of Company to amend or terminate any Plan without incurring any liability thereunder. Company has not engaged in, nor is it a successor or parent corporation to an entity that has engaged in, a transaction described in ERISA Section 4069. There have been no amendments to, written interpretation of, or announcement (whether or not written) by Company relating to, or change in employee participation or coverage under, any Plan that would increase materially the expense of maintaining such Plan above the level of expense incurred in respect thereof for the year ended May 31, 2000. No tax under Section 4980B of the Code has been incurred in respect of any Plan that is a group health plan, as defined in Section 5000(b)(1) of the Code.

     3.1.14 Real Property. All real property owned by Company ("Owned Real Property") is listed in the Company Disclosure Schedule. Company has good and marketable title, free and clear of all title defects, security interests, pledges, options, claims, liens, encumbrances, and restrictions of any nature whatsoever (including, without limitation, leases, conditional sale contracts, collateral security arrangements, and other title or interest-retaining agreements) in fee simple absolute to all Owned Real Property. There are no condemnation proceedings pending or, to the Knowledge of Company, threatened in respect to the Owned Real Property. There are no leases, subleases, licenses, occupancy agreements or other agreements, oral or written, under which Company is the lessor of any portion of the Owned Real Property. All Owned Real Property used in the operation of the Company Business is in satisfactory condition and repair for the requirements of the Company Business as presently conducted.

     3.1.15 Major Contracts. Except as otherwise disclosed in the Company Disclosure Schedule, Company is not a party to or subject to:

       (a) Any union contract, or any employment contract or arrangement providing for future compensation, written or oral, with any officer, consultant, director or employee which (i) exceeds

    $150,000 per annum, or (ii) is not terminable by it or its Subsidiary on 30 days notice or less without penalty or obligation to make payments related to such termination;

       (b) Any joint venture contract or arrangement or any other agreement which has involved or is expected to involve a sharing of revenues of $500,000 per annum or more to other persons;

       (c) Any lease for real or personal property in which the amount of payments which Company is required to make on an annual basis exceeds $250,000 and which has not been filed as an exhibit to the Company SEC Documents;

       (d) Any material agreement, license, franchise, permit, indenture or authorization which has not been terminated or performed in its entirety and not renewed which may be, by its terms, terminated, impaired or adversely affected by reason of the execution of this Agreement, the closing of the Merger, or the consummation of the transactions contemplated hereby; or

       (e) Any contract containing covenants purporting to materially limit Company's freedom or that of any Subsidiary of Company to compete in any line of business in any geographic area.

     All contracts, plans, arrangements, agreements, leases, licenses, franchises, permits indentures, authorizations, instruments and other commitments listed in the Company Disclosure Schedule pursuant to this
  Section 3.1.15 are valid and in full force and effect and Company has not, nor to the knowledge of Company has any other party thereto, breached any material provisions of, or is in default in any material respect under the terms thereof.

     3.1.16 Taxes. Company has timely filed (or caused to be filed) all federal, state, local and foreign tax returns, reports, information statements and similar statements ("Returns") required to be filed by each of them, which Returns are true, correct and complete in all material respects, and paid all taxes required to be paid as shown on such Returns. All material taxes required to be paid in respect of the periods covered by such Returns ("Return Periods") by Company have either been paid or fully accrued on the books of Company. Company has fully accrued all material unpaid taxes in respect of all periods (or the portion of any such periods) subsequent to the Return Periods. Company has not taken any position on any tax return or filing which is or would be subject to penalties under
  Section 6662 of the Code. Company has not requested or been granted any extension of time to file any Return. There is no material difference between the amounts of the book basis and the tax basis of any assets of Company that is not reflected in an appropriate accrual of deferred tax liability on the books of Company. All material elections with respect to taxes made by or with respect to Company are set forth on the Company Disclosure Schedule. Company has provided Microsoft true and correct copies of all Returns, work papers, correspondence with any taxing authority, tax planning memoranda and other tax data.

     No deficiencies or adjustments for any tax have been claimed, proposed, assessed or, to the Knowledge of Company, threatened. No claim has ever been made in writing by an authority in a jurisdiction where Company does not file Returns that Company is or may be subject to taxation by that jurisdiction. The Company Disclosure Schedule accurately sets forth the years for which Company's federal and state income tax returns, respectively, have been audited and any years which are the subject of a pending audit by the Internal Revenue Service ("IRS") and the applicable state agencies. Except as so disclosed, Company is not subject to any pending or threatened tax audit or examination and Company has not waived or entered in to any other agreement with respect to any statute of limitation with respect to its taxes or Returns. The Company Financial Statements contain adequate accruals for all unpaid taxes. For the purposes of this Agreement, the terms "tax" and "taxes" shall include all federal, state, local and foreign taxes, assessments, duties, tariffs, registration fees, and other governmental charges including without limitation all income, franchise, property, production, sales, use, payroll, license, windfall profits, severance, withholding, excise, gross receipts and other taxes, as well as any interest, additions or penalties relating thereto and any interest in respect of such additions or penalties. The Company Disclosure Schedule sets forth as of the date hereof a list of all joint ventures, partnerships, limited liability companies or other business entities (within the meaning of Treas. Reg. Section 701.7701-3) in which the Company has an interest. No consent or agreement has been made under Section 341(f) of the Code by or on behalf of Company or any predecessor thereof. Company has no interests in real estate, which would be subject to any real estate excise, transfer or other similar tax as a result of the consummation of the transactions contemplated by this Agreement.

     There are no liens for taxes upon the assets of Company except for taxes that are not yet payable. Company has withheld all material taxes required to be withheld in respect of wages, salaries and other payments to all employees, officers and directors and timely paid all such amounts withheld to the proper taxing authority. Company is not party to any tax sharing or tax allocation agreements and Company has not been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code other than the group of which Company is currently the common parent. Company does not have and has not had a "permanent establishment" (as defined in any applicable income tax treaty) in any country other than the United States. There are no outstanding rulings or requests for rulings from any taxing authority with respect to Company. Company does not have an "overall foreign loss" as defined in Section 904(f) of the Code. The use of any net operating loss carryover, net capital loss carryover, unused investment credit or other credit carryover of the Company is not subject to any limitation pursuant to Section 382 of the Code or otherwise. Company is not and has never been a real property holding corporation within the meaning of Section 897 of the Code.

     Company has not participated in, or cooperated with, an international boycott within the meaning of Section 999 of the Code. Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) in its current or in any future taxable period, by reason of a change in accounting method; nor does Company have any knowledge that the IRS (or other taxing authority) has proposed, or is considering, any such change in accounting method. Company will not be obligated to make a payment, in connection with the transactions contemplated hereunder or otherwise, that would be a "parachute payment" as such term is defined in Section 280G of the Code without regard to whether such payment is reasonable compensation for services performed or to be performed in the future; provided, however, that for purposes of the foregoing, any payments made in connection with the offer letters to employees and continuing employment with Microsoft from and after the Closing Date pursuant to Section 4.9 hereof and Exhibits 4.9(B) (i) and (ii) hereto shall not be taken into account. Company will not be obligated to pay any excise taxes or similar taxes imposed on any employee or former employee of, or individual providing services to, Company under Section 4999 of the Code or any similar provisions as a result of the consummation of the transactions contemplated hereby, either alone or in connection with any other event. None of the assets of Company is property that is required to be treated as owned by any other person pursuant to the "safe harbor lease" provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954 as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986 and none of the assets of Company is "tax exempt use property" within the meaning of Section 168(h) of the Code. None of the assets of Company secures any debt the interest on which is tax exempt under Section 103 of the Code.

     Company has not constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated hereunder.

     3.1.17 Interests of Officers. None of Company's officers or directors has, nor to the knowledge of Company does any officer or director of any Subsidiary have, any material interest in any property, real or personal, tangible or intangible, including inventions, copyrights, trademarks or trade names, used in or pertaining to the Company Business, or any supplier, distributor or customer of Company, except, in the case of Company, for the normal rights of a shareholder, and except for rights under existing employee benefit plans.

     3.1.18 Technology and Intellectual Property Rights.

       (a) The "Company Intellectual Property" consists of the following:

         (i) all patents, trademarks, trade names, service marks, mask works, domain names, copyrights and any renewal rights, applications and registrations for any of the foregoing, and all trade dress, net lists, schematics, technology, manufacturing processes, supplier lists, trade secrets, know-how, moral rights, computer software programs or applications (in both source and object code form) owned by Company;

         (ii) all goodwill associated with trademarks, trade names service marks and trade dress owned by Company;

         (iii) all software and firmware listings, and updated software source code, and complete system build software and instructions related to all software described herein owned by Company;

         (iv) all documents, records and files relating to design, end user documentation, manufacturing, quality control, sales, marketing or customer support for all intellectual property described herein owned by Company;

         (v) all other tangible or intangible proprietary information and materials owned by Company; and

         (vi) all license and other rights held by Company in any third party product, intellectual property, proprietary or personal rights, documentation, or tangible or intangible property, including without limitation the types of intellectual property and tangible and intangible proprietary information described in (i) through (v) above;

    that are being, and/or have been, used, or are currently under development for use, in the business of Company as it has been, is currently or is currently anticipated to be (up to the Closing), conducted. Company Intellectual Property described in clauses (i) to
    (v) above is referred to herein as "Company Owned Intellectual Property" and the Company Intellectual Property described in clause
    (vi) above is referred to herein as "Company Licensed Intellectual Property." Unless otherwise noted, all references to "Company Intellectual Property" shall refer to both Company Owned Intellectual Property and Company Licensed Intellectual Property.

       (b) The Company Disclosure Schedule lists: (i) all patents, registered copyrights, mask works, trademarks, service marks, trade dress, any renewal rights for any of the foregoing, and any applications and registrations for any of the foregoing, that are included in the Company Owned Intellectual Property; (ii) all hardware products and tools, software products and tools, and services that are currently published, offered, or under development by Company; (iii) all licenses, sublicenses and other agreements to which Company is a party and pursuant to which any other person is authorized to have access to or use the Company Owned Intellectual Property or exercise any other right with regard thereto (except standard form, unmodified end user license agreements for Company's commercially distributed products, entered into between Company and the end users of Company products); (iv) all Company Licensed Intellectual Property (other than license agreements for standard "shrink wrapped, off the shelf," commercially available, third party products used by the Company but including any software tools or "open source" licenses); and (v) any obligations of exclusivity, noncompetition, nonsolicitation, right of first refusal or first negotiation to which Company is subject.

       (c) The Company Intellectual Property consists solely of items and rights that are either: (i) owned by Company, (ii) in the public domain, or (iii) rightfully used and authorized for use by Company and its successors pursuant to a valid license or other agreement. Company has all rights in the Company Intellectual Property reasonably necessary to carry out Company's current and anticipated future (up to the Closing) activities and has or had all rights in the Company Intellectual

    Property reasonably necessary to carry out Company's former activities, including without limitation, if necessary to carry out such activities, rights to make, use, exclude others from using, reproduce, modify, adapt, create derivative works based on, translate, distribute (directly and indirectly), transmit, display and perform publicly, license, rent, lease, assign, and sell the Company Intellectual Property in all geographic locations and fields of use, and to sublicense any or all such rights to third parties, including the right to grant further sublicenses. All software and firmware listings that are part of the Company Owned Intellectual Property are adequately commented in accordance with current software industry standards.

       (d) Company is not, nor as a result of the execution or delivery of this Agreement, or performance of Company's obligations hereunder, will Company be, in violation of any license, sublicense or other agreement relating to the Company Intellectual Property to which Company is a party or otherwise bound. Except pursuant to the terms of the agreements listed in the Company Disclosure Schedule, Company is not obligated to provide any consideration (whether financial or otherwise) to any third party, nor is any third party otherwise entitled to any consideration, with respect to any exercise of rights by Company or its successors in the Company Intellectual Property.

       (e) The use, reproduction, modification, distribution, licensing, sublicensing, sale, or any other exercise of rights in any Company Owned Intellectual Property or any other authorized exercise of rights in or to the Company Owned Intellectual Property by Company or its licensees does not and will not infringe any copyright, patent, trade secret, trademark, service mark, trade name, firm name, logo, trade dress, mask work, moral right, other intellectual property right, right of privacy, right of publicity or right in personal or other data of any person. No claims (i) challenging the validity, effectiveness, or ownership by Company of any of the Company Owned Intellectual Property, or (ii) to the effect that the use, reproduction, modification, manufacturing, distribution, licensing, sublicensing, sale or any other exercise of rights in any Company Owned Intellectual Property by Company or its licensees infringes, or will infringe on, any intellectual property or other proprietary or personal right of any person, have been asserted or, to the knowledge of Company, are threatened by any person nor, to the knowledge of Company, are there any valid grounds for any bona fide claim of any such kind. All granted or issued patents and mask works and all registered trademarks listed on the Company Disclosure Schedule and all copyright registrations held by Company are valid, enforceable and subsisting. To the knowledge of Company, there is no unauthorized use, infringement or misappropriation of any of the Company Owned Intellectual Property by any third party, employee or former employee.

       (f) No parties other than Company possess any current or contingent rights to any source code that is part of the Company Owned
    Intellectual Property (including, without limitation, through any escrow account).

       (g) The Company Disclosure Schedule lists all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property other than employees of Company whose work product was created by them entirely within the scope of their employment by Company and constitutes works made for hire owned by Company. Company has secured from all parties who have created any material portion of, or otherwise have any rights in or to, the Company Owned Intellectual Property valid and enforceable written assignments or licenses of any such work or other rights to Company and has provided true and complete copies of such assignments or licenses to Microsoft.

       (h) The Company Disclosure Schedule includes a true and complete list of support and maintenance agreements relating to Company Owned Intellectual Property or to which Company is a party as to Company Licensed Intellectual Property including the identity of the parties and the respective dates of such agreements and remedies for their breach.

       (i) Company has obtained legally binding written agreements from all employees and third parties with whom Company has shared confidential proprietary information (i) of Company, or

    (ii) received from others which Company is obligated to treat as confidential, which agreements require such employees and third parties to keep such information confidential.

       (j) Company has obtained any and all necessary consents from consumers with regard to the Company's collection and dissemination of personal consumer information in accordance with the privacy policy published on any website owned and/or operated by or on behalf of Company. Company's practices regarding the collection and use of consumer personal information are and have been in accordance with such privacy policies.

       (k) The Company Owned Intellectual Property is, and any products manufactured and commercially released by Company or currently under development, are fully Year 2000 Compliant in all material respects and will not cease to be fully Year 2000 Compliant in any material respect at any time during or after the calendar year 2000. To the best of Company's knowledge, the Company Licensed Intellectual Property is fully Year 2000 Compliant in all material respects and will not cease to be fully Year 2000 Compliant in any material respect at any time during or after the calendar year 2000. Schedule 3.1.5(k) sets forth the tests, inquiries and other activities undertaken by Company up to Closing, with respect to the Year 2000 Compliant nature of any and all Company Licensed Intellectual Property. For the purposes of this Agreement, "Year 2000 Compliant" means that neither the performance nor the functionality of the applicable Company Intellectual Property or applicable product has been or will be materially affected by dates prior to, during or after the calendar year 2000 AD and in particular (but without limitation):

         (i) such Company Intellectual Property or product accurately receives, provides and processes, and will accurately receive, provide and process four-digit year date/time data (including calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including calendar years 1999, 2000 and 2001;

         (ii) such Company Intellectual Property or product will not malfunction, cease to function, provide invalid or incorrect results or cause any interruption in the operation of the business of Company as a result of any four-digit year date/time data;

         (iii) date-based functionality of such Company Intellectual Property or product behaves and will continue to behave consistently for dates prior to, during and after the year 2000;

         (iv) in all interfaces and data storage of such Company
      Intellectual Property or product, the century in any date is and will be specified either explicitly or by unambiguous algorithms or inferencing rules; and

         (v) the year 2000 was and will continue to be recognized as a leap year by such Company Intellectual Property or product.

     3.1.19 Material Relations. To Company's knowledge, none of the parties to any of the major contracts identified in the Company Disclosure Schedule pursuant to Section 3.1.15 have terminated, or in any way expressed an intent to materially reduce or terminate the amount of its business with Company in the future.

     3.1.20 Opinion of Financial Advisor. Company has received the opinion of Goldman, Sachs & Co., dated the date hereof, to the effect that, as of such date and based upon and subject to the matters and assumptions set forth therein, the Exchange Ratio is fair, from a financial point of view, to Company's shareholders.

     3.1.21 Vote Required. The affirmative vote of the holders of a majority of the outstanding Company Common Shares is the only vote of the holders of Company's capital stock necessary to approve this Agreement and the consummation of the transactions contemplated hereby.

     3.1.22 Brokers and Finders. Other than Goldman, Sachs & Co. in accordance with the terms of its engagement letter, a copy of which has previously been provided to Microsoft, none of Company nor any of its directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

     3.1.23 Change of Control. With regard to any options, stock, restricted stock, stock bonus or other awards granted under the Company Stock Plans which are not exercisable or vested prior to the Effective Time, Company has not taken any action to make such options or awards exercisable or vested by reason of the Merger. Company has taken all action necessary relating to the Company Stock Plans to provide that the occurrence of the transactions contemplated by this Agreement shall not entitle participants under such plans to a cash-out or acceleration of the stock options, restricted stock, stock bonus or other awards granted to them thereunder.

     3.1.24 Leases in Effect. All real property leases and subleases as to which Company or any Subsidiary is a party and any amendments or modifications thereof which have been filed as exhibits to the Company SEC Documents or are listed on the Company Disclosure Schedule pursuant to
  Section 3.1.15(c) (each a "Lease" and collectively, the "Leases") are valid, in full force and effect, enforceable, and there are no existing material defaults on the part of Company, and Company has not received nor given notice of default or claimed default with respect to any Lease, nor is there any event that with notice or lapse of time, or both, would constitute a default thereunder. No consent is required from any party under any Lease in connection with the completion of the transactions contemplated by this Agreement, and Company has not received notice that any party to any Lease intends to cancel, terminate, or refuse to renew the same or to exercise any option or other right thereunder, except where the failure to receive such consent, or where such cancellation, termination or refusal, would not have a Material Adverse Effect on Company's Business Condition.

     3.1.25 Environmental.

       (a) There has not been a discharge or release on any real property owned or leased by Company (the "Real Property") of any Hazardous Material (as defined below) in violation of any federal, state or local statute, regulation, rule or order applicable to health, safety and the environment, including without limitation, contamination of soil, groundwater or the environment, generation, handling, storage, transportation or disposal of Hazardous Materials or exposure to Hazardous Materials ("Environmental Laws"), except for those that would not, individually or in the aggregate have a material adverse effect on Company;

       (b) No Hazardous Material has been used by Company in the operation of Company's business in amounts that would violate any Environmental Laws;

       (c) Company has not received from any Governmental Entity or third party any written request for information, notice of claim, demand letter, or other notification, notice or information that Company is or may be potentially subject to or responsible for any investigation or clean-up or other remediation of Hazardous Material present on any Real Property;

       (d) Company does not have, has not undertaken and is not aware of any environmental investigations, studies, audits, tests, reviews, or other analyses, the purpose of which was to discover, identify, or otherwise characterize the condition of the soil, groundwater, air, or presence of asbestos at any of the Real Property sites;

       (e) To the Knowledge of Company there is no asbestos present in any Real Property presently owned or operated by Company. No asbestos has been removed from any Real Property while such Real Property was owned or operated by Company; and

       (f) To the Knowledge of Company there are no underground storage tanks on, in or under any of the Real Property. No underground storage tanks have been closed or removed from any Real Property while such Real Property was owned or operated by Company.

       "Hazardous Material" means any substance (i) that is a "hazardous waste" or "hazardous substance" under any federal, state or local statute, regulation, rule, or order, (ii) that is toxic, explosive, corrosive, flammable, infectious, radioactive, or otherwise hazardous and is regulated by any Governmental Entity, (iii) the presence of which on any of the Real Property causes or threatens to cause a nuisance on any of the Real Property or to adjacent properties or poses or threatens to pose a hazard to the health or safety of persons on or about any of the Real Property, or (iv) the presence of which on adjacent properties could constitute a trespass by Company or the then current owner(s) of any of the Real Property.

     3.1.26 Certain Payments. Neither Company nor to the Knowledge of Company, any person or other entity acting on behalf of Company has, directly or indirectly, on behalf of or with respect to Company: (i) made an unreported political contribution, (ii) made or received any payment which was not legal to make or receive, (iii) engaged in any transaction or made or received any payment which was not properly recorded on the books of Company, (iv) created or used any "off-book" bank or cash account or "slush fund," or (v) engaged in any conduct constituting a violation of the Foreign Corrupt Practices Act of 1977.

     3.1.27 Disclosure. No representation or warranty made by Company in this Agreement, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Company or its representatives pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.1.28 Reliance. The foregoing representations and warranties are made by Company with the knowledge and expectation that Microsoft and Sub are placing reliance thereon.

   3.2 Representations and Warranties of Microsoft and Sub. Except as disclosed in the Microsoft SEC Documents (as defined below) or in a disclosure schedule which identifies by section number the section and subsection to which such disclosure relates (provided, however, that Microsoft shall be deemed to have adequately disclosed with respect to any section or subsection any matters that are clearly described elsewhere in such document if a reader(s) who has not been actively involved in Microsoft but is generally familiar with the business software development industry can understand the applicability of such disclosure to such non-referenced sections or subsections) and is delivered by Microsoft to Company concurrently with the execution of this Agreement (the "Microsoft Disclosure Schedule"), whether or not the Microsoft Disclosure
Schedule is referred to in a specific section or subsection and except as specifically provided for in this Agreement or any agreement attached as an Exhibit hereto, Microsoft and Sub represent and warrant to Company as follows:

     3.2.1 Organization; Standing and Power. Each of Microsoft and Sub is a corporation duly organized and validly existing under the laws of the State of Washington. Each of Microsoft and Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, and is duly qualified to do business in each jurisdiction in which a failure to so qualify would have a Material Adverse Effect on the Business Condition of Microsoft.

     3.2.2 Authority. Microsoft and Sub have all requisite corporate power and authority to enter into this Agreement, and subject to the Microsoft Required Statutory Approvals (as defined below), to consummate the transactions contemplated hereby. The execution and delivery by Microsoft of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Microsoft, including the approval of the Board of Directors of Microsoft. This Agreement has been duly executed and delivered by Microsoft and Sub and constitutes a valid and binding obligation of Microsoft and Sub enforceable in accordance with its terms. Subject to satisfaction of the conditions set forth in Sections 7.1 and 7.2, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with or result in any Violation (a) of any provision of the Restated Articles of Incorporation or Bylaws of Microsoft or Sub or (b) any loan or credit agreement, note, bond, mortgage, indenture, contract, lease, or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Microsoft or Sub or their respective properties or assets, other than, in the case of (b), any such Violation which individually or in the aggregate would not have a Material Adverse Effect on the Business Condition of Microsoft. No Consent is required by or with respect to Microsoft or Sub in connection with the execution and delivery of this Agreement by Microsoft or Sub or the consummation by Microsoft and Sub of the transactions contemplated hereby or thereby, except for (i) the filing of a premerger notification report by Microsoft and Company, and the expiration of all applicable waiting periods, under the HSR Act and any similar foreign antitrust filings, (ii) the filing of the Proxy Statement/Prospectus with the SEC pursuant to the Exchange Act and the Securities Act, and the declaration of the effectiveness thereof by the SEC and compliance with various state securities or "blue sky" laws, and (iii) the filing of the Merger Documents with the Secretaries of State of the States of Minnesota and Washington (the filings and approvals referred to in clauses (i) through (iii) are collectively referred to as the "Microsoft Required Statutory Approvals" and together with the Company Required Statutory Approvals, the "Required Statutory Approvals") and except for such other Consents which if not obtained or made would not have a Material Adverse Effect on the value of the Microsoft Common Shares and would not have a Material Adverse Effect on the Business Condition of Microsoft.

     3.2.3 Capital Structure. The authorized capital stock of Microsoft consists of 12,000,000,000 Microsoft Common Shares of which 5,332,337,924 were outstanding as of October 31, 2000, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof, and 100,000,000 shares of preferred stock, par value $0.01 per share (the "Microsoft Preferred Stock") none of which are outstanding, and no shares are held by Subsidiaries of Microsoft. In addition, as of October 31, 2000, there are 680,315,818 Microsoft Common Shares are reserved for issuance upon the exercise of outstanding stock options ("Microsoft Options") under the Microsoft 1991 Stock Option Plan. The authorized capital stock of Sub consists of 10,000 shares of common stock, par value $.01 per share, all of which are duly authorized, validly issued, fully paid and nonassessable and free of any preemptive rights in respect thereof and all of which are owned by Microsoft. The Microsoft Common Shares to be issued pursuant to the Merger in accordance with
  Section 2.1.3 (i) will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Microsoft's Restated Articles of Incorporation or Bylaws or any agreement to which Microsoft is a party or is bound and (ii) will, when issued, be registered under the Securities Act and the Exchange Act and registered or exempt from registration under applicable blue sky laws.

     3.2.4 SEC Documents and Financial Statements. Microsoft has furnished or made available to Company a true and complete copy of each statement, report, schedule, registration statement and definitive proxy or information statement filed by Microsoft with the SEC since June 30, 2000 (the "Microsoft SEC Documents"), which are all the documents (other than preliminary material) that Microsoft was required to file with the SEC since such date. As of their respective filing dates, the Microsoft SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Microsoft SEC Documents, and none of the Microsoft SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of Microsoft included in the Microsoft SEC Documents (the "Microsoft Financial Statements") comply as to form in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Microsoft and its Subsidiaries as at the dates thereof and the results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal, recurring audit adjustments not material in scope or amount). There has been no change in Microsoft's accounting policies or the methods of making accounting estimates or changes in estimates that are material to Microsoft Financial Statements or estimates except as described in the notes thereto.

     3.2.5 Information Supplied. None of the information supplied or to be supplied by Microsoft or its Subsidiaries, auditors, attorneys, financial advisors, other consultants or advisors or Sub for inclusion in the S-4 or the Proxy Statement/Prospectus, will, in the case of the Proxy Statement and any amendment or supplement thereto, at the time of the mailing of the Proxy Statement and any amendment or supplement thereto, and at the time of any meeting of shareholders of Company to vote upon this Agreement and the transactions contemplated hereby, or in the case of the S-4, as amended or supplemented, at the time it becomes effective and at the time of any post-effective amendment thereto contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they are made, not misleading or necessary to correct any statement in any earlier filing with the SEC of such Proxy Statement/Prospectus or any amendment or supplement thereto or any earlier communication (including the Proxy Statement/Prospectus) to shareholders of Company with respect to the transactions contemplated by this Agreement. The S-4 and the Proxy Statement/Prospectus will comply as to form in all material respects with the provisions of all applicable laws including the provisions of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder, except that no representation is made by Microsoft with respect to information supplied by Company specifically for inclusion therein.

     3.2.6 No Defaults. Microsoft has not received notice that it would be with the passage of time, in default or violation of any term, condition or provision of (i) the Restated Articles of Incorporation or Bylaws of Microsoft; (ii) any judgment, decree or order applicable to Microsoft; or
  (iii) any loan or credit agreement, note, bond, mortgage, indenture, contract, agreement, lease, license or other instrument to which Microsoft is now a party or by which it or any of its properties or assets may be bound, except for defaults and violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Business Condition of Microsoft.

     3.2.7 Absence of Certain Changes or Events. Since July 1, 2000, except as contemplated by or as disclosed in this Agreement, as set forth in the Microsoft Disclosure Schedule or as disclosed in any Microsoft SEC Documents filed since July 1, 2000, Microsoft and its Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since such date, there has not been any Material Adverse Effect on the Business Condition of Microsoft.

     3.2.8 Absence of Undisclosed Liabilities. Microsoft and its Subsidiaries, taken as a whole, have no liabilities or obligations (whether absolute, accrued or contingent) except (i) Liabilities that are accrued or reserved against in the consolidated balance sheet of Microsoft and its Subsidiaries as of June 30, 2000 or reflected in the notes thereto or disclosed in the financial statements filed as a part of the Microsoft SEC Documents, (ii) Liabilities that would not have a Material Adverse Effect on the Business Condition of Microsoft, or (iii) additional Liabilities reserved against since July 1, 2000 that (x) have arisen in the ordinary course of business; and (y) are accrued or reserved against on the books and records of Microsoft and its Subsidiaries.

     3.2.9 No Vote Required. No vote of the shareholders of Microsoft is required by law, Microsoft's Restated Articles of Incorporation or Bylaws or otherwise in order for Microsoft and Sub to consummate the Merger and the transactions contemplated hereby.

     3.2.10 Brokers and Finders. None of Microsoft or any of its respective directors, officers or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or similar payments in connection with the transactions contemplated by this Agreement.

     3.2.11 Interim Operation of Sub. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

     3.2.12 Disclosure. No representation or warranty made by Microsoft or Sub, nor any document, written information, statement, financial statement, certificate or exhibit prepared and furnished or to be prepared and furnished by Microsoft or its representatives pursuant hereto or in connection with the transaction contemplated hereby, when taken together, contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements or facts contained herein or therein not misleading in light of the circumstances under which they were furnished.

     3.2.13 Reliance. The foregoing representations and warranties are made by Microsoft with the knowledge and expectation that Company is placing reliance thereon.

                                   ARTICLE IV

                              COVENANTS OF COMPANY

   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Company agrees (except as expressly contemplated by this Agreement, as specifically permitted by the Company Disclosure Schedule or with Microsoft's prior written consent, which shall not be unreasonably withheld) that:

   4.1 Conduct of Business.

     4.1.1 Ordinary Course. Company shall carry on its business in the usual, regular and ordinary course in the same manner as heretofore conducted and, to the extent consistent with such businesses, use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations, keep available the services of their present officers, consultants, and employees and preserve their relationships with customers, suppliers, distributors and others having business dealings with them. Company shall promptly notify Microsoft of any event or occurrence or emergency not in the ordinary course of business, of Company, and material and adverse to the Business Condition of Company. Company shall not:

       (a) accelerate, amend or change the period of exercisability or vesting of options, restricted stock, stock bonus or other awards granted under the Company Stock Plans (including any discretionary acceleration of the exercise periods of Company's Board of Directors permitted under such plans) or authorize cash payments in exchange for any options, restricted stock, stock bonus or other awards granted under any of such plans;

       (b) grant any severance or termination pay to any officer or director or, except in the ordinary course of business consistent with past practices, to any employee of Company;

       (c) except in the ordinary course of business consistent with past practices and other than transfers between or among Company and any of its wholly owned Subsidiaries, transfer to any person or entity any rights to the Company Intellectual Property Rights;

       (d) enter into or amend any agreements pursuant to which any other party is granted exclusive marketing or manufacturing rights of any type or scope with respect to any hardware or software products of Company;

       (e) commence a lawsuit other than: (i) for the routine collection of bills; (ii) for software piracy; (iii) in such cases where Company in good faith determines that failure to commence suit would result in a material impairment of a valuable aspect of Company's business, provided Company consults with Microsoft prior to filing such suit; or
    (iv) for a breach of this Agreement;

       (f) enter into one or more leases which extend for a period of two years beyond the date of this Agreement and which obligate Company to pay aggregate gross rent in excess of $1,000,000; and

       (g) extend an offer of employment to a candidate for an officer position at the level of vice president or above without prior consultation with Microsoft.

     4.1.2 Dividends: Changes in Stock. Company shall not: (i) declare or pay any dividends on or make other distributions (whether in cash, stock or property) in respect to any of its capital stock other than transfers between or among Company and (y) any of its wholly owned Subsidiaries or
  (z) Subsidiaries that are 100% beneficially owned by either Company or a wholly owned Subsidiary of Company; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Company; (iii) repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock other than repurchase of vested stock from former employees; or (iv) propose any of the foregoing.

     4.1.3 Issuance of Securities. Other than issuances of Company Common Shares upon exercise of presently outstanding Company Options, Company shall not contribute, issue, deliver, or sell, or authorize, propose or agree to, or commit to the contribution, issuance, delivery, or sale of any shares of its capital stock of any class, any Company Voting Debt or any securities convertible into its capital stock or Company Voting Debt, any options, warrants, calls, conversion rights, commitments, agreements, contracts, understandings, restrictions, arrangements or rights of any character obligating it to issue any such shares, Company Voting Debt or other convertible securities other than the issuance of options for Company Common Stock to employees under the Company Stock Plans in amounts and on terms consistent with prior practices, and in any event in an aggregate amount not in excess of 200,000 shares and to any single person in an amount not in excess of 20,000 shares.

     4.1.4 Acceleration of Vesting. No Company Options subject to vesting shall accelerate in connection with the Merger. Prior to the Closing, the Company shall take such steps to ensure that such vesting restrictions shall continue to apply to Substituted Microsoft Options issued in the Merger on substantially similar terms and vesting schedules, except that any stock restrictions which function by way of rights of repurchase shall be amended so that unvested shares are automatically forfeited upon the occurrence of a termination event.

     4.1.5 Governing Documents. Company shall not, amend its Articles of Incorporation or Bylaws, nor shall it cause or permit any of its Subsidiaries to amend any comparable governing instruments of such Subsidiaries.

     4.1.6 Exclusivity; Acquisition Proposals. Unless and until this Agreement shall have been terminated by either party pursuant to Section
  8.1 hereof, Company shall not (and it shall use its best efforts to ensure that none of its officers, directors, agents, representatives or affiliates) take or cause or permit any Subsidiary to take, directly or indirectly, any of the following actions with any party other than Microsoft and its designees: (i) solicit, encourage, initiate or participate in any negotiations, inquiries or discussions with respect to any offer or proposal to acquire all or any significant part of its business, assets or capital shares whether by merger, consolidation, other business combination, purchase of assets, tender or exchange offer or otherwise (each of the foregoing, an "Acquisition Transaction"); (ii) disclose, other than to Microsoft or its representatives, in connection with an Acquisition Transaction, any information not customarily disclosed to any person concerning Company's business or properties or afford to any person other than Microsoft or its representatives access to its properties, books or records, except in the ordinary course of business and as required by law or pursuant to a governmental request for information;
  (iii) enter into or execute any agreement relating to an Acquisition Transaction; or (iv) make or authorize any public statement, recommendation or solicitation in support of any Acquisition Transaction or any offer or proposal relating to an Acquisition Transaction other than with respect to the Merger; provided, however, that the Board of Directors of Company may recommend that the shareholders of Company tender their shares in connection with a tender offer to the extent the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to shareholders under applicable Minnesota Law, after receiving the advice of outside legal counsel. In the event Company shall receive any offer or proposal, directly or indirectly, of the type referred to in clause (i) above, or any request for disclosure or access with respect to information of the type referred to in clause (ii) above, it shall immediately, and prior to taking any action in response thereto, inform Microsoft as to all material facts concerning any such offer, proposal or request including the identity of the party making the offer, proposal or request, and will thereafter cooperate with Microsoft by informing Microsoft of additional material facts as they arise and furnishing to Microsoft any additional information it furnished to any third party making such proposal or requesting information. Nothing contained in this Agreement shall prevent the Board of Directors of Company from (i) furnishing information to, or answering questions of, a third party which the Board of Directors of Company reasonably believes has made a bona fide proposal with respect to an Acquisition Transaction that is a Superior Proposal (as defined below) not solicited in violation of this Agreement, provided that prior to providing information, such third party executes an agreement with confidentiality provisions substantially similar to those then in effect between Company and Microsoft and provided further that Microsoft is notified three business day prior to Company's providing of such information to a third party, or (ii) subject to compliance with the other terms of this Section 4.1.6, considering a proposal with respect to an Acquisition Transaction, which the Board of Directors of Company reasonably believes to be a bona fide proposal, that is a Superior Proposal not solicited in violation of this Agreement. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, for consideration consisting of cash and/or securities, substantially all of the equity securities of Company entitled to vote generally in the election of directors, on terms which the Board of Directors of Company reasonably believes (x) (after consultation with a financial advisor of nationally recognized reputation) to be more favorable to its shareholders than the Merger and the transactions contemplated by this Agreement taking into account at the time of determination any changes to the financial terms of this Agreement proposed in writing by Microsoft and (y) to be more favorable to Company than the Merger and the transactions contemplated by this Agreement after taking into account all pertinent factors deemed relevant by the Board of Directors of Company under the laws of the State of Minnesota; provided, however, that a Superior Proposal may be subject to a due diligence review of confidential information and to other customary conditions.

     (b) Nothing contained in this Section 4.1.6 shall prohibit Company from taking and disclosing to its shareholders a position required by Rule 14d-9 or 14e-2(a) promulgated under the Exchange Act or from making any disclosure to its shareholders required by applicable law, rule or regulation; provided, however, the Board of Directors of Company shall only recommend that its shareholders tender their shares in connection with a tender offer to the extent that the Board of Directors of Company by a majority vote determines in its good faith judgment that such a recommendation is required to comply with the fiduciary duties of the Board of Directors of Company to shareholders under applicable Minnesota law, after receiving the advice of outside legal counsel.

     (c) Nothing in contained in this Section 4.1.6 shall be interpreted to affect or modify in any way the obligations of Company as set forth in
  Section 6.1 relating to the preparation of the S-4, or Section 4.8, to call, hold and conduct a Company shareholder meeting to approve the Merger.

     4.1.7 No Acquisitions. Company shall not, and shall not permit any Subsidiary of Company to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the Business Condition of Company.

     4.1.8 No Dispositions. Company shall not, and shall not permit any Subsidiary of Company to, sell, lease, license, transfer, mortgage, encumber or otherwise dispose of any of their assets or cancel, release, or assign any indebtedness or claim, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

     4.1.9 Indebtedness. Company shall not, and shall not permit any Subsidiary of Company to, incur any indebtedness for borrowed money by way of direct loan, sale of debt securities, purchase money obligation, conditional sale, guarantee, or otherwise in amounts which are material, individually or in the aggregate, to the Business Condition of Company.

     4.1.10 Plans. Company shall not, and shall not permit any Subsidiary of Company to, adopt or amend in any material respect any Plan, other than a modification of vesting provisions as provided in Section 4.1.4 above or modifications required to maintain a Plan's tax-qualified status, or pay any pension or retirement allowance not required by any existing Plan. Company shall not and shall not permit any Subsidiary of Company to, enter into any employment contracts, pay any special bonuses or special remuneration to officers, directors, or employees, or increase the salaries, wage rates or fringe benefits of its officers or employees other than pursuant to scheduled reviews under Company's normal compensation review cycle, in all cases consistent with Company's existing policies and past practice. Company shall not, and shall not permit a Subsidiary of Company to, contribute, sell, loan or otherwise transfer to a Plan, capital stock or any other security or securities of Company or any Subsidiary thereof.

     4.1.11 Claims. Company shall not, and shall not permit any Subsidiary of Company to, settle any claim, action or proceeding, except in the ordinary course of business or in amounts which are not material, individually or in the aggregate, to the Business Condition of Company.

     4.1.12 Agreement. Company shall not, and shall not permit any Subsidiary of Company to, agree to take any of the actions prohibited by this Section 4.1.

   4.2 Breach of Representation and Warranties. Company will not take any action which would cause or constitute a breach of any of the representations and warranties set forth in Section 3.1 or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event which would cause or constitute such a breach or inaccuracy, Company will give detailed written notice thereof to Microsoft and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

   4.3 Consents. Company will promptly apply for or otherwise seek, and use its commercially reasonable best efforts to obtain, all consents and approvals, and make all filings, required with respect to Company for the consummation of the Merger, except such consents and approvals as Microsoft and Company agree Company shall not seek to obtain.

   4.4 Commercially Reasonable Best Efforts. Company will use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, provided that Company shall in no event be required to agree to the imposition of, or comply with, any condition, obligation or restriction on Company or on the Surviving Corporation of the type referred to in Section
7.1.5 hereof.

   4.5 Information for Prospectus/Proxy Statement. Company will promptly provide to Microsoft and its counsel for inclusion within the Proxy Statement/Prospectus and the S-4 in a form reasonably satisfactory to Microsoft and its counsel, such information concerning Company, its operations, capitalization, technology, share ownership and other information as Microsoft or its counsel may reasonably request.

   4.6 Company Plans. Without the loss of any vested benefits but without accelerating any unvested rights (except as required by law), Company shall terminate or modify the Plans as may be directed by Microsoft immediately prior to the Effective Time or take such action as directed by Microsoft to merge such Plans with the Microsoft plans at the Effective Time.

   4.7 Restrictive Covenants. Prior to the Effective Time, the Company's Chief Executive Officer will execute a Restrictive Covenant Agreement in favor of Microsoft in the form attached as Exhibit 7.2.4 and Company shall use its best efforts to secure restrictive covenants from those members of its senior management as Company's Chief Executive Officer shall, after consultation with Microsoft, identify as necessary to facilitate a successful transition of the Company Business after the Closing.

   4.8 Shareholder Approval. Company will call a special Shareholders Meeting to be held as soon as practicable but in no event later than thirty-five (35) days after the Form S-4 shall have been declared effective by the SEC to submit this Agreement, the Merger and related matters for the consideration and approval of Company's Shareholders ("Company Shareholders Meeting"). Such approval will be recommended by Company's Board of Directors, subject to the fiduciary obligations of its directors as set forth in Section 4.1.6; provided that in any event such meeting will be called, held and conducted, notwithstanding any change in the recommendation of the Company's Board of Director or any decision of the Company's Board of Directors to approve another Acquisition Transaction. Concurrently with the execution of this Agreement, all executive officers and directors of Company, (collectively the "Company's Principals") have executed Shareholder Agreements in the form of
Exhibit 4.8 ("Company Shareholder Agreements") agreeing, among other things, to vote in favor of the Merger and against any competing proposals.

   4.9 Employee Matters. Prior to the Closing, Microsoft and Company will work together on developing appropriate communications to Company employees regarding the Merger, and developing a transition plan in contemplation of the Closing. Company may not communicate with its employees regarding the Merger or future terms or conditions pertaining to their employment or termination thereof without Microsoft's advance approval of any such communication. To the extent any employees of Company are terminated on or before the Closing other than at the direction of Microsoft, Company will be responsible for administering such termination, including payment of severance and the obtaining of an appropriate release of claims from such employees, in a form satisfactory to Microsoft. With regard to the termination of employees of Company prior to Closing at the direction of Microsoft, the terms and conditions set forth in Exhibit 4.9(A) shall apply. The parties anticipate that most employees of Company will remain employees of Company following Closing. Prior to Closing, Company shall present offers of continued employment to such employees of Company designated by Microsoft; such offers shall be in substantially the forms set forth in Exhibit 4.9(B)(i) and (ii) and shall be presented in a manner and at times acceptable to Microsoft. Except as expressly agreed in writing by Sub or Microsoft, no specific terms and conditions of employment, including terms and conditions pertaining to length of employment, are guaranteed. Prior to Closing, Company shall terminate all of the Change of Control Agreements identified at Exhibit 4.9(C)(i) substantially in the form attached as Exhibit 4.9(C)(ii) and such amendments shall contain a binding release and waiver of rights pertaining to such agreement in a form satisfactory to Microsoft. Prior to Closing, Company shall use its commercially reasonable best efforts to terminate all expatriate agreements with employees listed at Exhibit 4.9(D), receive from each party to such agreements a binding release and waiver of rights pertaining to such agreement in a form satisfactory to Microsoft, and enter into new expatriate agreements with such parties in a form acceptable to Microsoft. Prior to Closing, Company shall use its commercially reasonable best efforts to terminate the agreements listed at
Exhibit 4.9(E) and receive from each individual party to such agreements a binding release and waiver of rights pertaining to such agreement in a form satisfactory to Microsoft. Company will use its commercially reasonable best efforts to obtain acceptances of the requisite number of employees specified in
Section 7.2.6 prior to Closing.

   4.10 Tax Returns. Company shall properly and timely file all Returns with respect to Company and any Subsidiary required to be filed prior to the Closing Date and shall pay all taxes required to be paid prior to the Closing Date. All such Returns shall be prepared consistent with past practice and shall be subject to the approval of Microsoft, which shall not be unreasonably withheld. Company shall (i) notify Microsoft promptly if it receives notice of any tax audit, the assessment of any tax, the assertion of any tax lien, or any request, notice or demand for taxes by any taxing authority, (ii) provide Microsoft a description of any such matter in reasonable detail (including a copy of any written materials received from the taxing authority), and (iii) take no action with respect to such matter without the consent of Microsoft which shall not be unreasonably withheld. Company shall not (x) make or revoke any tax election that may affect Company, (y) execute any waiver of restrictions on assessment of any tax, or (z) enter into any agreement or settlement with respect to any tax without the approval of Microsoft, which shall not be unreasonably withheld.

   4.11 Section 16 Approval. On or after the date hereof and prior to the Effective Time, each of Microsoft and Company shall take all necessary action such that, with respect to (i) any Company Employee who as of the date hereof is subject to Section 16 of the Exchange Act and (ii) any member of the Company's

Board of Directors (each, a "Company Section 16 Insider"), the acquisition by any such Company Section 16 Insider of Microsoft Common Shares or Microsoft stock options and the disposition by any such Company Section 16 Insider of Company Common Stock or Company Options pursuant to the transactions contemplated herein shall be exempt from the short-swing profit liability rules of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 promulgated thereunder.

                                   ARTICLE V

                             COVENANTS OF MICROSOFT

   During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Microsoft agrees (except as expressly contemplated by this Agreement or with Company's prior written consent which will not be unreasonably withheld) that:

   5.1 Breach of Representations and Warranties. Microsoft will not take any action that would cause or constitute a breach of any of the representations and warranties set forth in Section 3.2 or which would cause any of such representations and warranties to be inaccurate in any material respect. In the event of, and promptly after becoming aware of, the occurrence of or the pending or threatened occurrence of any event that would cause or constitute such a breach or inaccuracy, Microsoft will give detailed notice thereof to Company and will use its best efforts to prevent or promptly remedy such breach or inaccuracy.

   5.2 Conduct of Business. Microsoft shall promptly notify Company of any event or occurrence that would constitute a Material Adverse Effect to the Business Condition of Microsoft no later than the time that the disclosure of such event or occurrence is made in a Microsoft SEC Document and in any event prior to the Effective Time.

   5.3 Consents. Microsoft will promptly apply for or otherwise seek, and use its commercially reasonable best efforts to obtain, all consents and approvals, and make all filings, required for the consummation of the Merger.

   5.4 Commercially Reasonable Best Efforts. Microsoft will use its commercially reasonable best efforts to effectuate the transactions contemplated hereby and to fulfill and cause to be fulfilled the conditions to closing under this Agreement, provided that Microsoft shall in no event be required to agree to the imposition of, or to comply with, any condition, obligation or restriction on Microsoft or on the Surviving Corporation of the type referred to in Section 7.1.5 hereof.

   5.5 Employee Compensation and Benefits. After the Effective Time, Microsoft will provide, or cause Company to provide, the compensation and benefits to Company employees substantially as set forth in Exhibits 4.9(B) (i) and (ii).

   5.6 Nasdaq Listing. Microsoft will use commercially reasonable best efforts
(i) to cause the Microsoft Common Shares to be issued in the Merger to be quoted upon the Effective Time on the Nasdaq National Market or listed on such national securities exchange as the Microsoft Common Shares are listed and (ii) to cause the Microsoft Common Shares issued upon the exercise of converted Company Options to be quoted upon issuance on the Nasdaq National Market or listed on such national securities exchange as Microsoft Common Shares are listed.

                                   ARTICLE VI

                             ADDITIONAL AGREEMENTS

   In addition to the foregoing, Microsoft and Company each agree to take the following actions after the execution of this Agreement.

   6.1 Preparation of S-4. As promptly as practicable after the date hereof, Microsoft and Company shall prepare and file with the SEC the Proxy Statement and any other documents required by the Exchange Act in connection with the Merger, and Microsoft shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of Microsoft and Company shall use its commercially reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Microsoft shall also take any action required to be taken under any applicable state securities or "blue sky" laws in connection with the issuance of the Microsoft Common Shares in the Merger.

   6.2 Letter of Company's Accountants. Company shall use its commercially reasonable best efforts to cause to be delivered to Microsoft a letter (each, a "Company Comfort Letter") addressed to Microsoft and Company of PricewaterhouseCoopers LLP, Company's independent auditors, dated the date on which the S-4 shall become effective and within two business days prior to the Closing Date, in form and substance reasonably satisfactory to Microsoft and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

   6.3 Letter of Microsoft's Accountants. Microsoft shall use its commercially reasonable best efforts to cause to be delivered to Company letters (each a "Microsoft Comfort Letter") addressed to Company and Microsoft of Deloitte & Touche LLP, Microsoft's independent auditors, dated the date on which the S-4 shall become effective and within two business days prior to the Closing Date in form and substance reasonably satisfactory to Company and customary in scope and substance for letters delivered by independent public accountants in connection with registration statements similar to the S-4.

   6.4 Access to Information. Subject to appropriate restrictions on access to information which Company determines in good faith to be proprietary or competitively sensitive, Company and Microsoft shall, subject to applicable law, each afford the other and their respective accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (i) all of their and their respective Subsidiaries' properties, books, contracts, commitments and records, and (ii) all other information concerning the business, properties and personnel of Company and Microsoft and their respective Subsidiaries, as the other party may reasonably request which is necessary to complete the transaction and prepare for an orderly transition to operations after the Effective Time. Company and Microsoft agree to provide to the other and their respective accountants, counsel and representatives copies of internal financial statements promptly upon the request therefore. No information or knowledge obtained in any investigation pursuant to this Section 6.4 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger. Company and Microsoft agree that the non-disclosure agreement, dated November 21, 2000 (the "Confidentiality Agreement"), between Company and Microsoft shall continue in full force and effect and shall be applicable to all Evaluation Material (as defined in the Confidentiality Agreement) received pursuant to this Agreement.

   6.5 Legal Conditions to the Merger. Each of Microsoft, Sub and Company will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on any of them with respect to the Merger and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon the other. Each of Microsoft, Sub and Company will take, and will cause its respective Subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other parties in obtaining) any consent, approval, order or authorization of, or any exemption by, any Governmental Entity, or other third party, required to be obtained or made by Company or Microsoft or their respective Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement. The foregoing shall not require any party to agree to the imposition of, or to comply with, any condition, obligation or restriction on Microsoft or any of its Subsidiaries or on the Surviving Corporation of the type referred to in
Section 7.1.5 hereof.

   6.6 Affiliate Agreements. Contemporaneously with the execution of this Agreement, the affiliate agreements (the "Affiliate Agreements") in the form attached as Exhibit 6.6 have been executed with Company's Principals. Microsoft shall be entitled to place appropriate legends on the certificate evidencing any Microsoft Common Shares to be received by Company Principals pursuant to the terms of this Agreement and to issue appropriate stop transfer instructions to the transfer agent for Microsoft Common Shares consistent with the terms of the Affiliates Agreements.

   6.7 HSR Act Filings.

     6.7.1 Filings and Cooperation. Each of Microsoft and Company shall take all reasonable steps to: (i) promptly make or cause to be made the filings required of such party or any of its Affiliates or Subsidiaries under the HSR Act with respect to the Merger and the other transactions provided for in this Agreement, (ii) comply in a timely manner with any request under the HSR Act for additional information, documents, or other material received by such party or any of its Affiliates or Subsidiaries from the Federal Trade Commission or the Department of Justice or other Governmental Entity in respect of such filings, the Merger, or such other transactions, and (iii) cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Entity under any Antitrust Laws (as defined in Section 6.7.2) with respect to any such filing, the Merger, or any such other transaction. With regard to any communication with any Governmental Entity regarding such filings, each party shall inform the other party: (i) prior to delivering any material communication to a Governmental Entity (ii) promptly after receiving any material communication from a Governmental Entity, and (iii) before entering into any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, the Merger, or any such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party prior notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

     6.7.2 Objections. Each of Microsoft and Company shall take all reasonable steps to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to the Merger or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders, or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, "Antitrust Laws"). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the Merger as violative of any Antitrust Law, and, if by mutual agreement, Microsoft and Company decide that litigation is in their best interests, each of Microsoft and Company shall cooperate to vigorously contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary, or permanent (each an "Order"), that is in effect and that prohibits, prevents, or restricts consummation of the Merger. Each of Microsoft and Company shall take such reasonable action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to the Merger and such other transactions as promptly as possible after the execution of this Agreement. Notwithstanding anything to the contrary in this Section 6.7.2 or in
  Section 6.7.1, (x) neither Microsoft nor any of its Subsidiaries shall be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation that would have a Material Adverse Effect on the business of Microsoft or the business applications division of Microsoft combined with the Company Business of the Surviving Corporation after Closing, (y) neither Company nor its Subsidiaries shall be required to divest any of their respective businesses, product lines, or assets, or to take or agree to take any other action or agree to any limitation would have a Material Adverse Effect on the Business Condition of Company and (z) neither Microsoft nor Company (nor any of their Subsidiaries) shall be required to continue to contest or resist any action or proceeding brought by a Governmental Entity if it concludes that such action is no longer in its best interest.

   6.8 Officers and Directors. Microsoft agrees that all rights to indemnification (including advancement of expenses) existing on the date hereof in favor of the present or former officers, directors and employees of Company ("Indemnified Parties") with respect to actions taken in their capacities as directors, officers or employees of Company prior to the Effective Time, as provided under Section 302A.521 of the MBCA, in Company's Articles of Incorporation or Bylaws, shall survive the Merger and continue in full force and effect for a period of six (6) years following the Effective Time and shall be guaranteed by Microsoft.

   6.9 Expenses. Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby and thereby shall be paid by the party incurring such expense, except that if the Merger is not consummated expenses incurred in connection with printing and mailing of the documents distributed or to be distributed to shareholders of Company and the filing fee with respect to the S-4 shall be shared equally by Microsoft and Company.

   6.10 Additional Agreements. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the Constituent Corporations, the proper officers and directors of each corporation which is a party to this Agreement shall take all such necessary action. The Company will cooperate as reasonably requested by Microsoft in developing, reviewing and implementing risk financing solutions, including without limitation additional insurance, with respect to intellectual property liability risk, in a form and in amounts reasonably acceptable to Microsoft.

   6.11 Public Announcements. Microsoft and Company shall cooperate with each other in releasing information concerning this Agreement and the transactions contemplated herein. Where practicable each of the parties shall furnish to the other drafts of all releases prior to publication. Nothing contained herein shall prevent either party at any time from furnishing any information to any governmental agency or from issuing any release when it believes it is legally required to do so. Company shall consult with Microsoft prior to making any Company-wide announcements to its employees. Such announcements shall be in accordance with the employee retention plans specified in Section 4.9 above.

   6.12 State Takeover Laws. Company (including all nonemployee directors), and the Board of Directors of Company, shall grant such approvals and take all necessary steps to exempt the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of Sections 302A.671,
 .673, and .675 of the MBCA to the Merger.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

   7.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

     7.1.1 Shareholder Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted as required by
  Section 302.613 subd. 2 of the MBCA (the "Company Required Vote").

     7.1.2 Consents. Other than the filing of the Merger Documents with the Secretaries of State of the State of Minnesota and Washington, all Consents legally required for the consummation of the Merger and the transactions contemplated by this Agreement shall have been satisfied, filed, occurred, or been obtained, other than such Consents (i) as Microsoft and Company agree Company shall not seek or obtain, or (ii) the failure of which to obtain would not have a Material Adverse Effect on the consummation of the Merger or the other transactions contemplated hereby or on the Business Condition of Microsoft or Company.

     7.1.3 S-4. The S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order and the Proxy Statement shall not be subject to any proceedings commenced or threatened by the SEC.

     7.1.4 No Restraints. No statute, rule, regulation, executive order, decree or injunction shall have been enacted, entered, promulgated or enforced by any United States court or Governmental Entity of competent jurisdiction which enjoins or prohibits the consummation of the Merger and shall be in effect.

     7.1.5 No Burdensome Condition. There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger by any Governmental Entity which, in connection with the grant of any Required Statutory Approval, imposes any restriction, condition or obligation upon Microsoft, Company or the Surviving Corporation which would materially adversely impact the Business Condition of the Company Business or the economic or business benefits of the transactions contemplated by this Agreement.

     7.1.6 Tax-Free Reorganization. Each of Company and Microsoft shall have received a written opinion from their respective counsel, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and that Microsoft, Sub and Company will each be a party to that reorganization. In preparing Company and Microsoft tax opinions, counsel may rely on reasonable representations related thereto.

   7.2 Conditions of Obligations of Microsoft and Sub. The obligations of Microsoft and Sub to effect the Merger are subject to the satisfaction of the following conditions unless waived by Microsoft and Sub:

     7.2.1 Representations and Warranties of Company. The representations and warranties of Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on Company's Business Condition or on the benefits of the transactions provided for in this Agreement. Microsoft shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect on the Closing Date.

     7.2.2 Performance of Obligations of Company. Company shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing Date, except for breaches that do not have a Material Adverse Effect on Company's Business Condition or on the benefits of the transactions provided for in this Agreement. Microsoft shall have received a certificate signed on behalf of Company by the chief executive officer and the chief financial officer of Company to such effect.

     7.2.3 Executed Affiliates Agreement. Microsoft shall have received from each person or entity who may be deemed pursuant to Section 6.6 hereof to be a Company Principal a duly executed Affiliates Agreement substantially in the form attached hereto as Exhibit 6.6.

     7.2.4 Restrictive Covenants. Douglas Burgum shall have executed a Noncompetition Agreement substantially in the form attached as Exhibit
  7.2.4 and not taken any action or expressed any intent to terminate or modify such agreement.

     7.2.5 Opinion of Company's Counsel. Microsoft shall have received an opinion dated the Closing Date of Dorsey & Whitney LLP, counsel to Company, substantially in the form attached as Exhibit 7.2.5.

     7.2.6 Certain Employees. As of immediately prior to the Closing, those employees of Company set forth on Schedule 7.2.6(A) and not less than 90% of employees of Company in development and support as of the date of this Agreement as set forth on Schedule 7.2.6(B) and at least 80% of all of the other employees of Company as of the date of this Agreement shall be employed by Company.

     7.2.7 Restricted Stock Agreement. The Restricted Stock Agreement, shall be in full force and effect and no efforts shall be pending to void or terminate such agreement.

     7.2.8 Legal Action. There shall not be pending any action, proceeding or other application before any court or Government Entity brought by any Governmental Entity: (i) challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages; or (ii) seeking to prohibit or impose any material limitations on Microsoft's or the Surviving Corporation's ownership or operation of all or any portion of Microsoft's and Company's combined Company Business or to compel Microsoft or Surviving Corporation to dispose of or hold separate all or any material portion of Microsoft's and Surviving Corporation's combined Company Business as a result of the transactions contemplated by the Agreement, other than in accordance with the provisions of Section 6.7.2 or other plan, proposed by or consented to, in writing by Microsoft.

     7.2.9 Dissenting Shares. Company shall not have received any notice that holders which alone or in the aggregate own or beneficially own five percent (5%) or more of the Company Common Shares then outstanding have purported to assert dissenter's rights, and shall have delivered a certificate to Company to such effect.

     7.2.10 Modification of Change of Control Agreements. The Change of Control Agreements identified at Exhibit 4.9(C)(i) shall have been amended substantially in the form attached as Exhibit 4.9(C)(ii).

   7.3 Conditions of Obligation of Company. The obligation of Company to effect the Merger is subject to the satisfaction of the following conditions unless waived by Company:

     7.3.1 Representations and Warranties of Microsoft and Sub. The representations and warranties of Microsoft and Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, except:
  (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Microsoft's Business Condition or on the benefits of the transactions provided for in this Agreement to be untrue or incorrect as of the Closing Date. Company shall have received a certificate signed on behalf of Microsoft by an authorized officer of Microsoft to such effect on the Closing Date.

     7.3.2 Performance of Obligations of Microsoft and Sub. Microsoft and Sub shall have performed all agreements and covenants required to be performed by them under this Agreement prior to the Closing Date except for breaches that do not have a Material Adverse Effect on Microsoft's Business Condition or on the benefits of the transactions provided for in this Agreement, and Company shall have received a certificate signed on behalf of Microsoft by an authorized officer of Microsoft to such effect.

     7.3.3 Legal Action. There shall not be overtly threatened or pending any action, proceeding or other application before any court or Governmental Entity brought by any person or Governmental Entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any damages caused by such transactions which if successful would have a material adverse effect on the viability of such transactions.

     7.3.4 Opinion of Microsoft's Counsel. Company shall have received an opinion dated the Closing Date of Preston Gates & Ellis LLP, counsel to Microsoft, substantially in the form attached as Exhibit 7.3.4.

                                  ARTICLE VIII

                       TERMINATION, AMENDMENT AND WAIVER

   8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the shareholders of Company or Sub:

     (a) by mutual consent of Microsoft and Company;

     (b) by either Microsoft or Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) if there has been a breach of any representation, warranty, covenant or agreement which has a Material Adverse Effect on the Business Condition of Company or Microsoft, as the case may be, or on the benefits of the transaction provided for in this Agreement, and such breach has not been cured, or best efforts are not being employed to cure such breach, within twenty (20) days after notice thereof is given to the party committing such breach;

     (c) by either Microsoft or Company if the Merger shall not have been consummated before September 30, 2001, provided, however if the parties have agreed to pursue litigation pursuant to Section 6.7.2, such date shall be extended to March 31, 2002;

     (d) by Microsoft or Company if any approval of the shareholders of Company shall not have been obtained by reason of the failure to obtain the required vote upon a vote taken at any duly held Company Shareholders Meeting or any adjournment thereof;

     (e) by either Microsoft or Company if any permanent injunction or other order of a court or other competent authority preventing the Merger shall have become final and not subject to appeal;

     (f) by Microsoft if the Board of Directors of Company shall have withdrawn or modified in a manner adverse to Microsoft its approval or recommendation of the Merger, this Agreement or the transactions contemplated hereby;

     (g) by Microsoft if Company or any of the other persons or entities described in Section 4.1.6 shall take any of the actions that would be proscribed by Section 4.1.6 other than actions in exercise of Company's fiduciary duties and satisfying all conditions of Section 4.1.6; or

     (h) by either Microsoft or Company if either, pursuant to Section 6.7.2, has determined that it is not in its best interest to commence litigation or to continue to contest or resist any action or proceeding.

   Where action is taken to terminate this Agreement pursuant to this Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors of the party taking such action without any requirement to submit such action to the shareholders of such party.

   8.2 Effect of Termination. In the event of termination of this Agreement by either Company or Microsoft as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and there shall be no liability or obligation on the part of Microsoft, Sub or Company or their respective officers or directors, except that (i) the provisions of the last sentence of
Section 6.4 and all of Sections 6.9, 6.11, 8.2, 8.3,

9.7 and 9.8 and the Confidentiality Agreement shall survive any such termination and abandonment, and (ii) except as provided in Section 8.3, no party shall be released or relieved from any liability arising from the willful breach by such party of any of its representations, warranties, covenants or agreements as set forth in this Agreement.

   8.3 Break-up Fees.

     8.3.1 Company Break-up Fee. Company agrees to pay Microsoft, (provided that Microsoft is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) on the fifteenth day (or, if such day is not a business day, the next business day thereafter) following (a) the termination of this Agreement or (b) such later date as may apply in the case of (ii) below ("Payment Date") by wire transfer, the sum of $40,000,000 in immediately available funds (the "Company Break-up Fee") in the event that following the date of the execution of this Agreement any of the following events shall have occurred:

       (i) Microsoft shall have terminated this Agreement pursuant to
    Section 8.1(f) or Section 8.1(g) hereof;

       (ii) Company shall have agreed to an Acquisition Transaction which results in a change in the beneficial owners of more than fifty percent (50%) of the voting power of the capital stock of Company, before, or within twelve months after, termination of this Agreement, with any person, other than Microsoft or any of its affiliates; or

       (iii) Microsoft shall have terminated this Agreement pursuant to
    Section 8.1(b) hereof, following a material breach of this Agreement by Company.

     8.3.2 Microsoft Break-up Fee. In the event that following the date of the execution of this Agreement, and at or prior to the termination of this Agreement, Company shall have terminated this Agreement pursuant to Section 8.1(b) hereof, following a material breach of this Agreement by Microsoft, then Microsoft agrees to pay Company, (provided that Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) promptly upon such termination by wire transfer, the sum of $40,000,000 in immediately available funds (the "Microsoft Break-up Fee").

     8.3.3 HSR Break-up Fee. In the event the Closing does not occur because
  (i) the condition relating to the termination of the waiting period under the HSR Act has not been satisfied prior to September 30, 2001, or, if the parties have elected to pursue litigation pursuant to Section 6.7.2, March 31, 2002, or (ii) either party has terminated this Agreement pursuant to
  Section 8.3.1(h), Microsoft shall pay Company (provided that Company is not then in material breach of any representation, warranty, covenant or agreement contained in this Agreement) by wire transfer, the sum of $5,000,000 in immediately available funds (the "HSR Break-up Fee").

     The payment of the fees set forth in this Section 8.3 shall be the exclusive remedy at law or in equity to which either party may be entitled upon termination of this Agreement.

   8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken by their respective Board of Directors, at any time before or after approval of matters presented in connection with the Merger by the shareholders of Company or Microsoft, but after any such shareholder approval, no amendment shall be made which by law requires the further approval of shareholders without obtaining such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

   8.5 Extension, Waiver. At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements, covenants or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

   9.1 Nonsurvival of Representations, Warranties and Agreements. All representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall be deemed to be conditions to the Merger and shall not survive the Merger, except for the agreements contained in Article II and in Sections 4.11, 5.4, 6.8 and 6.9 and the agreements delivered pursuant to this Agreement.

   9.2 Notices. All notices, requests, demands or other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given: (i) on the date of delivery if personally delivered by hand, (ii) upon the third day after such notice is (a) deposited in the United States mail, if mailed by registered or certified mail, postage prepaid, return receipt requested, or (b) sent by a nationally recognized overnight express courier, or (iii) by facsimile upon written confirmation (other than the automatic confirmation that is received from the recipient's facsimile machine) of receipt by the recipient of such notice:

     (a) if to Microsoft or Sub, to:

       Microsoft Corporation
       One Microsoft Way
       Redmond, Washington 98052-6399
       Attention: Group Vice President, Productivity and Business Services

       With a copy to: Deputy General Counsel, Finance and Operations Facsimile No.: (206) 869-1327

       With an additional copy to:

       Preston Gates & Ellis LLP
       701 Fifth Avenue, Suite 5000
       Seattle, Washington 98104
       Attention: Richard B. Dodd
       Facsimile No.: (206) 623-7022

     (b) if to Company, to:

       Great Plains Software, Inc.
       1701 S.W. 38th Street
       Fargo, ND 58103
       Attention: Douglas R. Herman
       Facsimile No.: (701) 281-6844

       With a copy to:

       Dorsey & Whitney LLP
       220 South Sixth Street
       Minneapolis, MN 55402-1498
       Attention: Timothy S. Hearn
       Facsimile No.: (612) 340-2868

   9.3 Interpretation. When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes," and "including" when used therein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The "knowledge of," "the best of knowledge of," or other derivations of "know" with respect to Company will mean the knowledge of the officers and directors of Company, in each case assuming the exercise of reasonable inquiry either directly or by representatives on his, her or their behalf. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof will not be construed for or against either party. A reference to a Section or an Exhibit will mean a section in, or exhibit to, this Agreement unless otherwise explicitly set forth.

   9.4 Counterparts. This Agreement may be executed in two or more partially or fully executed counterparts each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument. The execution and delivery of a Signature Page-Agreement and Plan of Reorganization, in the form annexed to this Agreement, by any party hereto who shall have been furnished the final form of this Agreement shall constitute the execution and delivery of this Agreement by such party.

   9.5 Miscellaneous. This Agreement, the Confidentiality Agreement, and the documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) is not intended to confer upon any other person any rights or remedies hereunder (except as otherwise expressly provided herein and except that Section 6.8 is for the benefit of Company's directors and officers and Section 2.3.1 is for the benefit of holders of Company Stock Options and said Sections are intended to confer rights on such persons); and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided.

   9.6 No Joint Venture. Nothing contained in this Agreement will be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party will have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party will have any power or authority to bind or commit any other. No party will hold itself out as having any authority or relationship in contravention of this Section.

   9.7 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Washington.

   9.8 Enforcement of this Agreement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or any related agreement and to enforce specifically the terms and provisions of this Agreement or any related agreement in the state and federal courts in Seattle, King County, Washington, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the state and federal courts in King County, Washington in the event any dispute arises out of this Agreement or any related agreement or any transaction contemplated hereby or thereby, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to this Agreement or any related agreement or any transaction contemplated hereby or thereby in any court other than the state and federal courts in King County, Washington and (d) waives any right to trial by jury with respect to any action related to or arising out of this

Agreement or related agreement or any transaction contemplated hereby or thereby. Neither any action seeking damages pursuant to Section 8.2, nor any action brought pursuant to this Section 9.8, shall be interpreted as providing an exclusive remedy to any party.

           [The remainder of this page was intentionally left blank]

              SIGNATURE PAGE--AGREEMENT AND PLAN OF REORGANIZATION

   IN WITNESS WHEREOF, Microsoft, Sub and Company have caused this Agreement to be signed by their respective officers thereunder duly authorized, all as of the date first written above.

                                          MICROSOFT CORPORATION

                                                   /s/ Jeffrey Raikes
                                          By __________________________________

                                          RUBICON ACQUISITION CORPORATION

                                                   /s/ Keith Dolliver
                                          By __________________________________

                                          GREAT PLAINS SOFTWARE, INC.

                                                  /s/ Douglas J. Burgum
                                          By __________________________________

                                                                         ANNEX B

                        OPINION OF GOLDMAN, SACHS & CO.

PERSONAL AND CONFIDENTIAL

December 21, 2000

Board of Directors
Great Plains Software, Inc.
1701 Southwest 38th Street
Fargo, ND 28103

Ladies and Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of Common Stock, par value $0.01 per share (the "Shares"), of Great Plains Software, Inc. (the "Company") of the exchange ratio of 1.1 shares of Common Stock, par value $0.0000125 per share (the "Microsoft Shares"), of Microsoft to be received for each Share (the "Exchange Ratio") pursuant to the Agreement and Plan of Reorganization, dated as of December 21, 2000 (the "Agreement"), among Microsoft Corporation ("Microsoft"), Rubicon Acquisition Corporation, a wholly-owned subsidiary of Microsoft ("Merger Sub"), and the Company. Pursuant to the Agreement, Merger Sub will be merged with and into the Company (the "Merger") and each outstanding Share will be converted into the right to receive a number of Microsoft Shares equal to the Exchange Ratio.

Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having provided certain investment banking services to the Company from time to time, including having made an $8.3 million principal investment in the Company in 1994; having acted as a managing underwriter of its initial public offering of 3,000,000 Shares in March 1997; having acted as a managing underwriter of public offerings of 588,000 Shares in April 1998 and 2,000,000 Shares in March 1999; and having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement. We also have provided certain investment banking services to Microsoft from time to time, including having acted as managing underwriter of a public offering of 10,954,616 shares of convertible exchangeable preferred stock of Microsoft in December 1996; having acted as financial advisor to Microsoft in connection with its equity investment in Titus Communications Corporation in April 2000; having acted as a managing underwriter of the initial public offering of 5,200,000 shares and Common Stock of Expedia, Inc., a subsidiary of Microsoft, in November 1999. We also may provide investment banking services to Microsoft in the future. Goldman, Sachs & Co. provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold positions in securities, including derivative securities, of the Company or Microsoft for its own account and for the accounts of customers.

In connection with this opinion, we have reviewed, among other things, the Agreement; the Registration Statement on Form S-1 of the Company, dated March 5, 1997; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company and Microsoft for the three fiscal years ended May 31, 2000 and for the five fiscal years ended June 30, 2000, respectively; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company and Microsoft; certain other communications from the Company and Microsoft to their respective stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management (the "Company Forecasts"). We also have held discussions with members of the senior management of the Company and Microsoft regarding their assessment of the strategic rationale for, and the potential benefits of, the transaction contemplated by the Agreement. We have held discussions with members of senior management of the Company regarding their assessment of the past and current business operations, financial condition and future prospects of the Company. We have also held discussions with members of senior management of the Company and Microsoft regarding the past and current business operations, financial condition and future prospects of Microsoft. In addition, we have reviewed the reported price and trading activity for the Shares and the Microsoft Shares, compared certain financial and stock market information for the Company and Microsoft with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the software industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information discussed with or reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or Microsoft or any of their subsidiaries and we have not been furnished with any such evaluation or appraisal. With your consent, we have taken into account the views of the Company's management of the risks and uncertainties relating to the Company's ability to achieve the Company Forecasts in the amounts and time periods contemplated thereby. As you are aware, Microsoft did not make available to us its projections of expected future performance. Accordingly, our review of such matters was limited to discussions with the management of Microsoft of certain research analysts' estimates. With your consent, we have not conducted an independent evaluation of the pending litigation against Microsoft, including litigation regarding antitrust and intellectual property matters (the "Litigation"), or the resulting liability or other consequences, if any, Microsoft may incur in connection with the Litigation. Based on the information contained in Microsoft's public filings with the Securities and Exchange Commission and its representations and warranties in the Agreement and after consulting with counsel to the Company, you have directed us in rendering this opinion to assume that the Litigation will not have a material adverse effect on Microsoft's financial condition or results of operations, the market price of Microsoft Shares or, the conduct of the operations of Microsoft and its subsidiaries. We were not requested to solicit, and did not solicit, interest from other parties with respect to an acquisition of or other business combination with the Company (other than a limited discussion with one party which expressed an interest in the Company). Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such transaction.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the Exchange Ratio pursuant to the Agreement is fair from a financial point of view to the holders of Shares.

                                          Very truly yours,

                                          /s/ Goldman, Sachs & Co.

                                          (Goldman, Sachs & Co.)

                                                                         ANNEX C

                     MINNESOTA DISSENTERS' RIGHTS STATUTES

                 Minnesota Statutes (S)(S) 302A.471 & 302A.473

302A.471 Rights of dissenting shareholders.

   Subdivision 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

   (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

     (1) alters or abolishes a preferential right of the shares;

     (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

     (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

     (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

   (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

   (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a constituent organization, except as provided in subdivision 3;

   (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, except as provided in subdivision 3; or

   (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

   Subd. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

   (b) A beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

   Subd. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of (1) the surviving corporation in a merger with respect to shares of the shareholder that are not entitled to be voted on the merger and are not canceled or exchanged in the merger or (2) the corporation whose shares will be acquired by the acquiring corporation in a plan of exchange with respect to shares of the shareholder that are not entitled to be voted on the plan of exchange and are not exchanged in the plan of exchange.

   (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

   Subd. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473 Procedures for asserting dissenters' rights.

   Subdivision 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

   (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

   (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

   (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

   Subd. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

   Subd. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who is entitled to dissent under section 302A.471 and who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

   Subd. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

     (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

     (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

     (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

     (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

   (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

   Subd. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

     (1) the corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

     (2) an estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

     (3) a copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

   (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

   (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

   Subd. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

   Subd. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

   Subd. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

   (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

   (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Article XII of the Restated Articles of Incorporation of the registrant authorizes the registrant to indemnify any present or former director or officer to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Sections 23B.8.510 and
 .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the Securities Act of 1933.

   The registrant has agreed that if the merger is completed, all rights to indemnification (including advancement of expenses) of current or former directors, officers and employees of Great Plains and its subsidiaries arising from actions taken before the consummation of the merger, as provided in Great Plains' articles of incorporation and bylaws and existing indemnification agreements, will be assumed by the registrant, will continue in full force and effect for six years from the effective date of the merger and will be guaranteed by the registrant.

   In addition, the registrant maintains directors' and officers' liability insurance under which the registrant's directors and officers are insured against loss (as defined in the policy) resulting from claims brought against them for their wrongful acts in such capacities.

Item 21. List of Exhibits.

   The exhibits to this registration statement are listed in the Index to Exhibits on page II-4.

Item 22. Undertakings.

   (a) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (b) (i) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (ii) The registrant undertakes that every prospectus (a) that is filed pursuant to paragraph (b)(i) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                  [Remainder of Page Intentionally Left Blank]

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on February 1, 2001.

                                          MICROSOFT CORPORATION

                                                 /s/ Steven A. Ballmer
                                          By: _________________________________
                                                     Steven A. Ballmer
                                                Chief Executive Officer and
                                               Director (Principal Executive
                                                          Officer)

                               POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Steven A. Ballmer, his attorney-in-fact, for him in any and all capacities, to sign any amendments to this registration statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                   Date
             ---------                           -----                   ----

     /s/ Steven A. Ballmer           Chief Executive Officer,      February 1, 2001
____________________________________  Director (Principal
         Steven A. Ballmer            Executive Officer)

                                     Chairman, Chief Software
____________________________________  Architect, Director
        William H. Gates III

        /s/ John Connors             Vice President, Finance,      February 1, 2001
____________________________________  Chief Financial Officer
            John Connors              (Principal Financial and
                                      Accounting Officer)

     /s/ David F. Marquardt          Director                      February 1, 2001
____________________________________
         David F. Marquardt

                                     Director
____________________________________
           Ann McLaughlin

      /s/ W. G. Reed, Jr.            Director                      February 1, 2001
____________________________________
          W. G. Reed, Jr.

       /s/ Jon A. Shirley            Director                      February 1, 2001
____________________________________
           Jon A. Shirley


                               INDEX TO EXHIBITS

 Exhibit
   No.                                 Description
 -------                               -----------
  2.1    Agreement and Plan of Reorganization, dated as of December 21, 2000, among Microsoft Corporation, Rubicon Acquisition Corporation and Great
         Plains Software, Inc., [incorporated by reference to Annex A to the proxy statement/prospectus contained in this registration statement]

  3.1    Amended and Restated Articles of Incorporation of Microsoft
         Corporation, incorporated by reference to Microsoft's Annual Report on Form 10-K for the fiscal year ended June 30, 1999

  3.2    Bylaws of Microsoft, incorporated by reference to Microsoft's Annual
         Report on Form 10-K for the fiscal year ended June 30, 1999

  5 Opinion and consent of Preston Gates & Ellis LLP regarding validity of the shares to be issued

  8 Opinion and consent of Dorsey & Whitney LLP regarding certain tax matters

 10.1    Form of Voting Agreement

 10.2    Form of Great Plains Affiliate Letter Agreement

 23.1    Consent of Deloitte & Touche LLP

 23.2    Consent of PricewaterhouseCoopers LLP

 23.3    Consent of Preston Gates & Ellis LLP (contained in exhibit 5)

 23.4    Consent of Dorsey & Whitney LLP (contained in exhibit 8)

 24      Power of Attorney (see signature page)

 99.1 Form of Proxy to be used by shareholders of Great Plains Software, Inc.